Exhibit 10.1

CREDIT, SECURITY AND GUARANTY AGREEMENT

dated as of May 21, 2021

by and among

CHICKEN SOUP FOR THE SOUL ENTERTAINMENT INC.

AND THE OTHER BORROWERS REFERRED TO HEREIN,

THE OTHER CREDIT PARTIES REFERRED TO HEREIN

and

MIDCAP FINANCIAL TRUST,

as Administrative Agent and as a Lender,

and

THE ADDITIONAL LENDERS

FROM TIME TO TIME PARTY HERETO

TABLE OF CONTENTS

i

ANNEXES, EXHIBITS AND SCHEDULES

ANNEXES

Annex A	Commitment Annex

EXHIBITS

Exhibit A	Form of Assignment Agreement
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Borrowing Base Certificate
Exhibit D	Form of Notice of Borrowing
Exhibit E-1	Form of Copyright Security Agreement
Exhibit E-2	Form of Copyright Security Agreement Supplement
Exhibit F	Form of Instrument of Assumption and Joinder
Exhibit 2.6	Form of Tax Certificates

SCHEDULES

Schedule 2.11	Acceptable Obligors and Allowable Amounts
Schedule 3.1(a)	Existence, Organizational ID Numbers, Foreign Qualification, Prior Names
Schedule 3.4(a)	Capitalization
Schedule 3.4(b)	Organizational Chart
Schedule 3.6	Litigation
Schedule 3.17(a)	Material Contracts
Schedule 3.17(c)	Distribution Agreements with Key Person Provisions
Schedule 3.18	Environmental Compliance
Schedule 3.22(a)	Programs
Schedule 3.22(c)	Applications and Registrations Not in Full Force and Effect
Schedule 3.23	Filing Offices for Financing Statements
Schedule 4.9	Litigation, Governmental Proceedings and Other Notice Events
Schedule 5.1	Debt; Contingent Obligations
Schedule 5.2	Liens
Schedule 5.7	Permitted Investments
Schedule 5.8	Affiliate Transactions
Schedule 5.12	Deposit Accounts
Schedule 7.1	Closing Checklist
Schedule 9.2(a)	Location of Collateral
Schedule 9.2(c)	Letter-of-Credit Rights
Schedule 10.4	Default Rate of Interest

v

CREDIT, SECURITY AND GUARANTY AGREEMENT

THIS CREDIT, SECURITY AND GUARANTY AGREEMENT (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Agreement”) is dated as of May 21, 2021, by and among CHICKEN SOUP FOR THE SOUL ENTERTAINMENT INC., a Delaware corporation (“Parent”), the other Borrowers and Credit Parties (each as defined below) from time to time party hereto, MIDCAP FINANCIAL TRUST, a Delaware statutory trust, individually as a Lender, and as Agent, and the financial institutions or other entities from time to time parties hereto, each as a Lender.

RECITALS

Borrowers have requested that Lenders make available to Borrowers the financing facilities as described herein. Lenders are willing to extend such credit to Borrowers under the terms and conditions herein set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the Credit Parties, Lenders and Agent agree as follows:

Article 1 - DEFINITIONS

Section 1.1           Certain Defined Terms. The following terms have the following meanings:

“Acceleration Event” means the occurrence of an Event of Default (a) in respect of which Agent has declared all or any portion of the Obligations to be immediately due and payable pursuant to Section 10.2, (b) pursuant to Section 10.1(a), and in respect of which Agent has suspended or terminated the Revolving Loan Commitment pursuant to Section 10.2, and/or (c) pursuant to either Section 10.1(e) and/or Section 10.1(f).

“Acceptable L/C” means an irrevocable standby letter of credit which: (a) is in form and on terms reasonably acceptable to the Agent; (b) is payable in Dollars at an office of the issuing or confirming bank in New York City or another city in the United States which is acceptable to the Agent; (c) is issued or confirmed by any Person that on the date of issuance or confirmation of the letter of credit is (i) a Lender that is not a Defaulted Lender, (ii) a commercial bank or domestic branch of a foreign commercial bank that is not a Lender and has (or which is the principal operating Subsidiary of a holding company which has) long term senior unsecured debt outstanding with a rating of at least A by S&P or at least A-3 by Moody’s, or capital and surplus in excess of $2,000,000,000 or (iii) any other bank which the Agent may determine to be of acceptable credit quality; and (d) names the Agent as a beneficiary.

“Acceptable Obligor” means any Person or Affiliated Group identified as such on Schedule 2.11 (as modified from time to time in accordance with Section 2.11).

“Account Debtor” means (i) each Acceptable Obligor, (ii ) any “account debtor,” as defined in Article 9 of the UCC, and (iii) any other obligor of any Credit Party (including, for the avoidance of doubt, any Person from whom the Borrowers expect to receive payment for any Eligible Account).

“Accounts” means, collectively, (a) any right to payment of a monetary obligation, whether or not earned by performance (including, for the avoidance of doubt, all rights to payment expected from any Eligible Account), (b) without duplication, any “account” (as defined in the UCC), any accounts receivable (whether in the form of payments for services rendered or goods sold, license fees or otherwise), any “payment intangibles” (as defined in the UCC) and all other rights to payment or reimbursement of every kind and description, whether or not earned by performance, (c) all “general intangibles” (as defined in the UCC), rights, remedies, Guarantees, “supporting obligations” (as defined in the UCC), “letter-of-credit rights” (as defined in the UCC) and security interests in respect of the foregoing, all rights of enforcement and collection, all books and records evidencing or related to the foregoing, and all rights under the Financing Documents in respect of the foregoing, (d) all information and data compiled or derived by any Credit Party or to which any Credit Party is entitled in respect of or related to the foregoing, and (e) all proceeds of any of the foregoing.

“Additional Tranche” means an additional amount of Revolving Loan Commitment equal to $10,000,000 to be made available by Agent pursuant to a single activation in accordance with the terms and conditions of Section 2.1(b).

“Affiliate” means, with respect to any Person, (a) any Person that directly or indirectly controls such Person, (b) any Person which is controlled by or is under common control with such controlling Person, and (c) each of such Person’s (other than, with respect to any Lender, any Lender’s) officers or directors (or Persons functioning in substantially similar roles) and the spouses, parents, descendants and siblings of such officers, directors or other Persons. As used in this definition, the term “control” of a Person means the possession, directly or indirectly, of the power to vote five percent or more of any class of voting securities of such Person or to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, neither the Agent nor any Lender (solely by virtue of being the Agent or a Lender, as applicable) shall be deemed to be an Affiliate of any Credit Party.

“Affiliated Group” means a group of Persons, each of which is an Affiliate (other than by reason of having common directors or officers) of some other Person in the group.

“Agent” means MCF, in its capacity as administrative agent for itself and for Lenders hereunder, as such capacity is established in, and subject to the provisions of, Article 11, and the successors and assigns of MCF in such capacity.

“Allowable Amount” means, with respect to any Acceptable Obligor, such amount as may be specified on Schedule 2.11 as the maximum aggregate exposure with respect to Eligible Accounts for such Acceptable Obligor (as modified from time to time in accordance with Section 2.11).

“Anti-Terrorism Laws” means any Laws relating to terrorism, money laundering, bribery or corruption, including, without limitation, Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act and the Laws administered by OFAC.

“APA” means that certain Asset Purchase Agreement dated as of April 8, 2021, among Borrower Representative, Halcyon Television, Sonar Entertainment, Inc. and the other entities collectively referred to therein.

“Applicable Accounts Advance Rate” means 85% with respect to Eligible Accounts.

“Applicable Margin” means, with respect to each Type of Loan, 4.00% per annum.

“Applicable Programs” has the meaning set forth in Section 3.22(a).

“Approved Fund” means any (a) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the Ordinary Course of Business, or (b) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (a) and that, with respect to each of the preceding clauses (a) and (b), is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.

“Asset Disposition” means any sale, lease, license, transfer, assignment or other consensual disposition by any Credit Party of any asset.

“Assignment Agreement” means an assignment agreement substantially in the form of Exhibit A hereto.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as the same may be amended, modified or supplemented from time to time, and any successor statute thereto.

“Base LIBOR Rate” means, for each Interest Period, the rate per annum, determined by Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/100%), to be the rate at which Dollar deposits (for delivery on the first day of such Interest Period or, if such day is not a Business Day on the preceding Business Day) in the amount of $1,000,000 are offered to major banks in the London interbank market on or about 11:00 a.m. (Eastern time) two Business Days prior to the commencement of such Interest Period, for a term comparable to such Interest Period, which determination shall be conclusive in the absence of manifest error. Notwithstanding the foregoing, as a result of the announcement on March 5, 2021, by ICE Benchmark Administration Limited of its intention to cease publication of one-week and two- month US Dollar LIBOR settings on December 31, 2021, and all other US Dollar LIBOR settings on June 30, 2023, as confirmed by the Financial Conduct Authority on March 5, 2021 (the “LIBOR Cessation Announcement”), the Agent shall establish an alternate rate of interest to the Base LIBOR Rate prior to the cessation of such other US Dollar LIBOR settings that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Margin); provided, that (a) if at any time other than by reason of the LIBOR Cessation Announcement, the Agent determines (which determination shall be conclusive absent manifest error) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not then exist for ascertaining the Base LIBOR Rate (including because the quotation source is not available or published on a current basis) for any Interest Period and such circumstances are unlikely to be temporary, then the Agent shall establish an alternate rate of interest as noted above promptly following such determination and (b) if any such alternate rate of interest as so determined herein (whether by reason of the LIBOR Cessation Announcement or otherwise) would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in this Agreement, any such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Following written notice by the Agent to the Borrower Representative that (i) the Base LIBOR Rate is no longer available hereunder as a result of the LIBOR Cessation Announcement and until such time that the Agent establishes an alternate rate of interest, or (ii) the Agent has otherwise determined that by reason of circumstances affecting the relevant market, adequate and reasonable means do not then exist for ascertaining the Base LIBOR Rate, (A) any interest election request that requests the conversion of any borrowing under any Loan to, or continuation of any borrowing under any Loan, as a LIBOR Loan shall be ineffective and (B) if any Revolving Loan Borrowing requests a LIBOR Loan, such borrowing shall be made as a Base Rate Loan.

“Base Rate” means the per annum rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate,” with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate; provided, however, that Agent may, upon prior written notice to Borrower, choose a reasonably comparable index or source to use as the basis for the Base Rate.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate in accordance with the provisions of Article 2.

“Blocked Person” means any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (b) owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (c) with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (d) that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; or (e) that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list or is named as a “listed person” or “listed entity” on other lists made under any Anti-Terrorism Law.

“Borrower” and “Borrowers” mean the entity(ies) described in the first paragraph of this Agreement and any additional borrower that may hereafter be added to this Agreement and each of their successors and permitted assigns.

“Borrower Representative” means Chicken Soup for the Soul Entertainment Inc., a Delaware corporation, in its capacity as Borrower Representative pursuant to the provisions of Section 2.7, or any successor Borrower Representative selected by Borrowers and approved by Agent.

“Borrowing Base” means, at any date for which the amount thereof is to be determined, an amount equal to the aggregate (without double counting) of the following:

(i)                 Applicable Accounts Advance Rate multiplied by Eligible Accounts; minus

(ii)                the sum of all Reserves;

provided, however:

(a)          All of the foregoing amounts are without duplication of any deductions contained within any of the components of the Borrowing Base and, to the extent not otherwise deducted in computing the Borrowing Base, the amount of credit provided under the Borrowing Base shall be reduced dollar-for-dollar by any payments which a Credit Party is required to pay to any third party in respect of such amount included in the Borrowing Base, including, without limitation, any Third Party Entitlements, and any other projected expenses of the Credit Parties arising in connection with such amounts.

(b)          For the avoidance of doubt, the portion of the Borrowing Base that is reduced by the Reserves shall be available, on any date of determination and subject to the terms and conditions hereof, for Loans requested as of such date to fund Participations or Residuals included in the Participations and Residuals Reserve. Any cap or limit on Borrowing Base credit that is determined according to a percentage of Borrowing Base shall be calculated prior to deduction for the Reserves.

“Borrowing Base Certificate” means a certificate, duly executed by a Responsible Officer of Borrower Representative, appropriately completed and substantially in the form of Exhibit C hereto.

“Business Day” means any day except a Saturday, Sunday or other day on which either the New York Stock Exchange is closed, or on which commercial banks in Washington, DC, or New York City are authorized by law to close.

“Business Plan” means each annual business plan of the Borrowers, in a form acceptable to the Agent.

“Cash Management System” means the system used by Parent and its affiliated companies through which, from time to time, funds are transferred on an intercompany  basis to fulfill joint business costs and expenses and liquidity requirements settled on an ongoing basis.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.A. § 9601 et seq., as the same may be amended from time to time.

“Change in Management” means either William J. Rouhana, Jr., Chris Mitchell, or David Fannon (solely with respect to any Distribution Agreement providing for a minimum guarantee or other fixed payments in excess of the Material Payments Threshold with Locomotive Global, Inc. or Film Mode Entertainment LLC), shall have for any reason ceased to function for Parent or the other Borrowers in the same or similar capacities as in existence on the Closing Date and a replacement of each such individual reasonably proposed by Parent and acceptable to the Agent (which acceptance may not be unreasonably withheld) has not been retained within a period of 90 days following the last day that such individual shall have ceased to serve in such capacity or to perform such functions and services as aforesaid.

“Change of Control” means any event, transaction or occurrence as a result of which (a) William J. Rouhana, Jr. and his Affiliate Trema, LLC shall cease to collectively own and control, legally and beneficially, and directly or indirectly, more than 50% of the total voting power of the outstanding Equity Interests in Parent, and (b) except as expressly permitted hereunder, Parent shall cease to own and control, legally and beneficially, and directly or indirectly, the voting power and economic interests associated with ownership of (i) more than 50% of the outstanding Equity Interests in Landmark, (ii) more than 50% of the outstanding Equity Interests in CSS AVOD Inc. and (iii) all of the outstanding Equity Interests in the other Credit Parties.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means, with respect to any Credit Party, all of such Credit Party’s right, title and interest in and to the following personal property, tangible or intangible, wherever located or situated and whether now owned, presently existing or hereafter acquired or created, mortgaged or pledged to, or purported to be subjected to a Lien in favor of, Agent, for the benefit of Agent and Lenders, pursuant to this Agreement and the other Security Documents:

(a)               all Accounts;

(b)               all contracts and other documents (and contract rights thereunder) governing, evidencing or relating to Accounts;

(c)               all accounts receivable, credit or similar types of insurance relating to Accounts;

(d)               all Deposit Accounts, Securities Accounts, Lockbox Accounts and amounts on deposit therein; and

(e)               all products and proceeds of any of the foregoing;

provided, that Collateral shall in no event include any Excluded Property or any Intellectual Property.

“Commitment Annex” means Annex A to this Agreement.

“Competitor” means a Person (or an Affiliate of such Person or a member of an Affiliated Group related to such Person) that competes with any Borrower or any of their Affiliates in their primary businesses of the production, development, marketing, distribution and/or exploitation of television programs or other entertainment content; provided, that each of the following persons shall not constitute a Competitor hereunder: (a) an institutional investor that invests in media and entertainment companies but (x) does not actively participate in the management of such companies and (y) does not actively participate in the management or control of any Competitor (for the avoidance of doubt, maintaining board seats with the applicable Competitor shall not on its own be sufficient to constitute “actively participating in the management or control of any Competitor”), and (b) the Agent or any Lender that would otherwise become a Competitor by virtue of having foreclosed on or otherwise exercised any right or remedy resulting in, or having as a creditor received any recovery in any insolvency proceeding resulting in, the acquisition or ownership of the equity or assets of a Competitor and related activities, including, without limitation, directly or indirectly managing a Competitor as a result thereof.

“Complete” or “Completed” or “Completion” means, with respect to any Program, that (a) either: (i) sufficient elements thereof have been delivered by the applicable Credit Party to, and accepted, deemed accepted and/or exploited by, any Distributor whose payment obligations are included in the Borrowing Base, to permit such Distributor to exploit such Program in the medium for which such Program is intended for initial exploitation in the United States or elsewhere or (ii) the completion and delivery requirements under any completion bond therefor have been satisfied; or (b) if such Program was acquired by a Credit Party from a third Person, the entire fixed acquisition price or minimum advance shall have been paid to the extent then due and there is no condition or event, other than the payment of money not yet due, the occurrence of which might result in the applicable Credit Party losing any of its rights in such Program.

“Compliance Certificate” means a certificate, duly executed by a Responsible Officer of Borrower Representative, appropriately completed and substantially in the form of Exhibit B hereto.

“Consolidated Subsidiary” means, at any date, any Subsidiary the accounts of which would be consolidated with those of “parent” Borrower (or any other Person, as the context may require hereunder) in its consolidated financial statements if such statements were prepared as of such date.

“Contingent Obligation” means, with respect to any Person, any direct or indirect liability of such Person: (a) with respect to any Debt of another Person (a “Third Party Obligation”) if the purpose or intent of such Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such Third Party Obligation that such Third Party Obligation will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Third Party Obligation will be protected, in whole or in part, against loss with respect thereto; (b) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (c) for any obligations of another Person pursuant to any Guarantee or pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to preserve the solvency, financial condition or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so Guaranteed or otherwise supported or, if not a fixed and determinable amount, the maximum amount so Guaranteed or otherwise supported.

“Controlled Group” means all members of any group of corporations, trades or businesses (whether or not incorporated) under common control which, together with any Borrower, are treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, Section 414(m) or (o) of the Code.

“Copyright Security Agreement” means a Copyright Security Agreement, substantially in the form of Exhibit E-1, as the same may be amended, supplemented or otherwise modified, renewed or replaced from time to time by delivery of a Copyright Security Agreement Supplement or otherwise.

“Copyright Security Agreement Supplement” means a Copyright Security Agreement Supplement substantially in the form of Exhibit E-2.

“Credit Parties” means each of the Borrowers and the Guarantors; and “Credit Parties” means all such Persons, collectively.

“CSS” means Chicken Soup for the Soul, LLC.

“CSS License Agreement” means the License Agreement entered into as of May 12, 2016, by and between Chicken Soup for the Soul, LLC, as Licensor, and Parent (as the same may be amended, restated, supplemented or otherwise modified from time to time with the approval of the Parent’s independent directors).

“CSS Management Agreement” means the management agreement by and between Parent and its parent company, Chicken Soup for the Soul, LLC, dated May 12, 2016, as amended on August 1, 2019, and March 15, 2021 (as the same may be amended from time to time with the approval of the Parent’s independent directors).

“Debt” of a Person means at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising and paid on a timely basis and in the Ordinary Course of Business, (d) all capital leases of such Person, (e) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, (f) all equity securities of such Person subject to repurchase or redemption other than at the sole option of such Person, (g) all obligations secured by a Lien on any asset of such Person, whether or not such obligation is otherwise an obligation of such Person, (h) “earnouts,” purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts, (i) all Debt of others Guaranteed by such Person and (j) obligations arising under bonus, deferred compensation, incentive compensation or similar arrangements, other than those arising in the Ordinary Course of Business. Without duplication of any of the foregoing, Debt of Borrowers shall include any and all Loans.

“Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulted Lender” means any Lender, as determined by the Agent, that has (i) failed to fund any portion of its Loans within three Business Days after the date required to be funded by it hereunder, unless determined by the Agent in its sole discretion to be the subject of a good faith dispute, (ii) notified the Agent, any Lender (subject to such Lender having given notice thereof to the Agent) or any Borrower (subject to such Borrower having given notice thereof to the Agent) in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, unless with respect to such other agreements, the Agent, in its sole discretion, determines there to be a good faith dispute, (iii) failed, within three Business Days after request by the Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans, (iv) otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days after the date when due, unless determined by the Agent in its sole discretion to be the subject of a good faith dispute, or (v) on or after the Closing Date (A) become or is insolvent or has a parent company that has become or is insolvent, (B) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, custodian, assignee for the benefit of creditors, or similar Person charged with the reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, custodian, assignee for the benefit of creditors, or similar Person charged with the reorganization or liquidation of its business, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, except that a Lender shall not become a Defaulted Lender pursuant to this clause (v) solely as a result of the acquisition or maintenance of an ownership interest in such Lender or Person controlling such Lender, or the exercise of control over such Lender or Person controlling such Lender, in each case by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Lender or Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender or Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person or Lender, or (C) has become the subject of a Bail-In Action.

“Deficiency Amount” has the meaning set forth in Section 2.8(e).

“Deposit Account” means a “deposit account” (as defined in Article 9 of the UCC), an investment account, or other account in which funds are held or invested for credit to or for the benefit of any Borrower.

“Deposit Account Control Agreement” means an agreement, in form and substance reasonably satisfactory to Agent, among Agent, any Borrower and each financial institution in which such Borrower maintains a Deposit Account, pursuant to which Agent shall obtain “control” (as defined in Article 9 of the UCC) over such Deposit Account.

“Distribution Agreement” means any distribution agreement or license agreement heretofore or hereafter entered into by a Credit Party, as licensor, with a Distributor, as licensee, with respect to the distribution, license or other exploitation of one or more Programs in any medium or territory, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Distribution” means (a) any distribution, dividend or other direct or indirect payment (whether in cash, securities or other property) on account of any Equity Interest in any Credit Party (except those payable solely in its Equity Interests of the same class), (b) any payment by any Credit Party on account of (i) the purchase, redemption, retirement, defeasance, surrender, cancellation, termination or acquisition of any Equity Interest in such Credit Party or any claim respecting the purchase or sale of any Equity Interest in such Credit Party, or (ii) any option, warrant or other right to acquire any Equity Interest in such Credit Party, (c) any management fees, salaries or other fees or compensation (excluding employment compensation to employees of any Credit Party) to any Person holding an Equity Interest in a Credit Party or a Subsidiary of a Credit Party, (d) any lease or rental payments to an Affiliate or Subsidiary of a Credit Party or (e) repayments of or debt service on loans or other indebtedness held by any Person (other than a Credit Party) holding an Equity Interest in a Credit Party or a Subsidiary of a Credit Party, an Affiliate of a Credit Party or an Affiliate of any Subsidiary of a Credit Party unless permitted under and made pursuant to a Subordination Agreement applicable to such loans or other indebtedness.

“Distributor” means any Person which a Credit Party engages to distribute, license or otherwise exploit a Program in any medium.

“Dollars” or “$” means the lawful currency of the United States of America.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Account” means, at any date at which the amount thereof is to be determined, an amount equal to the following (discounted to present value, in the case of amounts which are not due and payable within twelve months following the date of determination, on a quarterly basis by a rate of interest equal to the interest rate in effect on the Revolving Loans on the date of computation): (i) all net amounts that, pursuant to a binding agreement for a Program, are contractually obligated to be paid to a Credit Party either unconditionally or subject only to the provision by the applicable Credit Party of an invoice therefor and are reasonably expected by the Credit Parties to be payable and collected from, the relevant Acceptable Obligors (or backed by Acceptable L/Cs, cash deposits or other form of credit support acceptable to the Agent) minus (ii) the sum of (x) without double counting, the following items payable by a Credit Party in respect of such amount (based on the Credit Parties’ then best estimates): royalties, Residuals, commissions, Participations and other payments to third Persons, collection/distribution expenses and commissions, fulfillment costs, Taxes (including foreign withholding, remittance and similar Taxes) chargeable in respect of such amounts, and any other projected expenses of the Credit Parties arising in connection with such amounts, but excluding for the avoidance of doubt trade payables incurred in the Ordinary Course of Business and payable on normal trade terms, and (y) any portion of the Eligible Accounts subject to repayment or reduction pursuant to contractual obligations. The net amount of an Eligible Account at any time shall be the face amount of such Eligible Account as originally billed minus all cash collections and other proceeds of such Account received from or on behalf of the Account Debtor thereunder as of such date and any and all returns, rebates, discounts (which may, at Agent’s option, be calculated on shortest terms), credits, allowances or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time. Without limiting the generality of the foregoing, no Account shall be an Eligible Account if and to the extent that:

(a)               the Account is more than (i) 120 days past due with respect to any Account payable to Crackle Plus, LLC and (ii) 90 days past due with respect to any other Account;

(b)               the Account is subject to any defense, setoff, recoupment, counterclaim, deduction, discount, credit, chargeback, allowance, or adjustment of any kind (but only to the extent of such setoff, recoupment, counterclaim, deduction, discount, credit, chargeback, allowance or adjustment), or the applicable Credit Party is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process;

(c)               the Account arose from services that were undertaken in violation of any Law;

(d)               the Account is subject to a Lien other than a Permitted Lien of the type specified in clauses (a), (d), (e) or (g) of the definition thereof, or Agent does not have a first priority, perfected Lien on such Account (subject as to priority only to Specified Permitted Liens);

(e)               the Account Debtor is an Affiliate of a Credit Party or if the Account Debtor holds any Debt of a Credit Party;

(f)                more than 50% of the aggregate balance of all Accounts owing from the Account Debtor obligated on the Account are ineligible under subclause (a) above (in which case all Accounts from such Account Debtor shall be ineligible);

(g)               to the extent such Accounts of the Account Debtor obligated on the Account exceed the Allowable Amount with respect to such Acceptable Obligor or, in the case of an Affiliated Group, to the extent such Accounts in the aggregate due from the entities in such Affiliated Group exceed the Allowable Amount with respect to such Affiliated Group (but in each case only to the extent of such excess), in each case unless secured by an Acceptable L/C or other financial assurances satisfactory to the Agent;

(h)               any material covenant, representation or warranty contained in the Financing Documents with respect to such Account has been breached in any respect and is not cured after notice and opportunity applicable to such Financing Documents;

(i)                 the Account is an obligation of an Account Debtor that has suspended business, made a general assignment for the benefit of creditors, is unable to pay its debts as they become due, or as to which a petition has been filed (voluntary or involuntary) under any applicable bankruptcy or insolvency Law, or the Account is an Account as to which any facts, events or occurrences exist which could reasonably be expected to impair the validity, enforceability or collectability of such Account or reduce the amount payable or delay payment thereunder;

(j)                 the Account is payable in a currency other than Dollars and, when taken together with all other such Accounts, is in excess of the Dollar equivalent of $500,000 (unless the applicable Credit Party has entered into a Swap Agreement in a manner and with a Person reasonably acceptable to the Agent);

(k)               the Account Debtor is a natural person;

(l)                the Account is included in the estimated bad debts of the applicable Credit Party;

(m)              the Account is attributable to an Uncompleted Program;

(n)               if applicable, the Account is attributable to a Program or right in which the applicable Credit Party cannot warrant sufficient title to the underlying rights to justify such Account;

(o)               to the extent that the Account is or will be subject to material conditions precedent to payment (including a material performance obligation or a material executory aspect on the part of the applicable Credit Party or any other party or obligations contingent upon future events not within the applicable Credit Party’s direct control, including, without limitation, subjective approvals by a third party); provided, however, once such conditions have been fulfilled or are no longer applicable to such Account, this provision shall not apply to such Account;

(p)               [reserved];

(q)               the Account may be rendered unenforceable against the obligor due to the failure of any Credit Party to be in good standing as a foreign limited liability company (unless the applicable Credit Party has subsequently obtained the necessary good standing status to allow enforcement);

(r)                the Account is payable pursuant to a Distribution Agreement with respect to which the Agent has not received (i) so long as such Distribution Agreement provide for a minimum guarantee or other fixed payments in excess of the Material Payments Threshold, a copy of such Distribution Agreement, (ii) certificates or binders of insurance for each Program that is the subject of such Distribution Agreement as required by Section 4.4, together with endorsements naming the Agent as an “additional insured,” or (iii) a Copyright Security Agreement Supplement, as applicable, covering each Applicable Program identified in such Distribution Agreement;

(s)                a Deposit Account Control Agreement has not been entered into for each Deposit Account maintained by a Credit Party in connection with such Account;

(t)                 the Account is payable pursuant to an agreement under which any Person (including, without limitation, any Credit Party or Distributor) has breached any material non-payment term or covenant in the underlying agreement or if any payment obligation thereunder is more than 90 days past due;

(u)               the Account is payable pursuant to a Distribution Agreement under which the Distributor has failed to pay any installment of the Minimum Guarantee (as defined in each Distribution Agreement) as and when due thereunder, subject first to a cure period of thirty (30) days from the date such payment was due;

(v)               the Account Debtor is organized outside of the United States or Canada; provided that Account Debtors may be organized in the United Kingdom so long as the aggregate amount of Accounts permitted to be included in the Borrowing Base for all such Account Debtors shall not exceed 10% of the aggregate value of all Eligible Accounts included in the Borrowing Base as of any date of determination; or

(w)             any “key person” under any Distribution Agreement ceases to function for any Credit Party as required under such Distribution Agreement until a replacement Person has been approved by the contract counterparty under the applicable Distribution Agreement and functions for such Credit Party as required thereunder.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by Agent; provided, however, that notwithstanding the foregoing, other than during the occurrence of an Event of Default, (x) “Eligible Assignee” shall not include any Borrower or any Borrower’s Affiliates or any Competitor, and (y) no proposed assignee shall be an Eligible Assignee unless such proposed assignee either already holds a portion of such Revolving Loan Commitment or has been approved as an Eligible Assignee by Agent.

“Environmental Laws” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations, standards, policies and other governmental directives or requirements, as well as common law, pertaining to the environment, natural resources, pollution, health (including any environmental cleanup statutes and all regulations adopted by any local, state, federal or other Governmental Authority, and any statute, ordinance, code, order, decree, law rule or regulation all of which pertain to or impose liability or standards of conduct concerning medical waste or medical products, equipment or supplies), safety or clean-up that apply to any Borrower and relate to Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Residential Lead-Based Paint Hazard Reduction Act (42 U.S.C. § 4851 et seq.), any analogous state or local laws, any amendments thereto, and the regulations promulgated pursuant to said laws, together with all amendments from time to time to any of the foregoing and judicial interpretations thereof.

“Equity Interests” means shares of the capital stock, partnership interests, membership interests or other ownership units in a limited liability company, beneficial interests in a trust or other equity or voting interests in any Person, or any warrants, options or other rights to acquire such interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.

“ERISA Plan” means (i) any “employee benefit plan”, as such term is defined in Section 3(3) of ERISA (other than a Multiemployer Plan) and (ii) any fund or other employee benefit plan or other applicable pension benefits standards legislation in any jurisdiction, as amended from time to time (or any successor statute), whether or not in existence as of the date hereof, in either case, which any Borrower maintains, sponsors or contributes to, or, in the case of an employee benefit plan which is subject to Section 412 of the Code or Title IV of ERISA, to which any Borrower or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Excluded Closing Date Subsidiaries” means (i) Safehaven 2020 Inc., (ii) 757 Film Acquisition LLC, (iii) Digital Media Enterprises LLC, (iv) Screen Media Films, LLC, (v) BD Productions, LLC, (vi) PH2017, LLC, (vii) VRPT, LLC, (viii) VRP2018, LLC, (ix) RSHOOD2017, LLC, (x) The Fixer 2018, LLC, and (xi) GFBS2, LLC; provided, that Borrower Representative may elect for any Excluded Closing Date Subsidiary to become a Credit Party under this Agreement subject to compliance with all applicable provisions under this Agreement for inclusion of any such Excluded Closing Date Subsidiary as a Credit Party.

“Event of Default” has the meaning set forth in Section 10.1.

“Excluded Deposit Account” means any deposit account used solely for purposes of funding payroll, payroll taxes and other compensation and benefits to employees.

“Excluded Property” means (i) to the extent any such property would otherwise constitute Collateral hereunder, any personal property constituting “Collateral” until the applicable “Expiration Date” therefor (as each such term is defined in the MidCap 2021 Agreement referred to in the APA) and (ii) any Excluded Deposit Account.

“Excluded SPV” means with respect to any Credit Party, any SPV Affiliate thereof, but only for so long as SPV Repayment (if applicable) shall not have occurred with respect to the Third Party Financing Facility under which such SPV Affiliate is a borrower or other obligor.

“Excluded Subsidiary” means (a) each Excluded SPV and (b) each Excluded Closing Date Subsidiary.

“Existing Notes” means the Parent’s publicly traded 9.50% notes due July 31, 2025 (Nasdaq Symbol: CSSEN).

“Existing Notes Maturity Date” means the stated maturity date of the Existing Notes.

“Existing Notes Obligations” means the outstanding Debt owing to the various holders of Existing Notes from time to time and at any time of reference under the Existing Notes.

“Expiry Date” means the date that is 36 months following the Closing Date.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor versions of Sections 1471 through 1474 of the Code that are substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code (or any amended or successor version described above), and any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

“Federal Funds Rate” means, for any day, the rate of interest per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided, however, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day, and (b) if no such rate is so published on such next preceding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Agent on such day on such transactions as determined by Agent.

“Financing Documents” means this Agreement, any Notes, each Subordination Agreement, the Copyright Security Agreement, the Copyright Security Agreement Supplements, the Instruments of Assumption and Joinder, the Deposit Account Control Agreements, the Securities Account Control Agreements, any other Security Documents, any subordination or intercreditor agreement pursuant to which any Debt and/or any Liens securing such Debt is subordinated to all or any portion of the Obligations or the Liens securing same and all other documents, instruments and agreements related to the Obligations and heretofore executed, executed concurrently herewith or executed at any time and from time to time hereafter, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.

“Foreign Lender” has the meaning set forth in Section 2.6(c).

“Fraudulent Conveyance” has the meaning set forth in Section 2.8(b).

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the United States accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other Person owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing, whether domestic or foreign.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise), or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, however, that the term Guarantee shall not include endorsements for collection or deposit in the Ordinary Course of Business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means each Borrower with respect to the Obligations of the other Borrowers.

“Halcyon Television” means Halcyon Television, LLC.

“Hazardous Materials” means petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives, flammable materials; radioactive materials; polychlorinated biphenyls and compounds containing them; lead and lead-based paint; asbestos or asbestos-containing materials; underground or above-ground storage tanks, whether empty or containing any substance; any substance the presence of which is prohibited by any Environmental Laws; toxic mold, any substance that requires special handling; and any other material or substance now or in the future defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “toxic pollutant,” “contaminant,” “pollutant” or other words of similar import within the meaning of any Environmental Law, including: (a) any “hazardous substance” defined as such in (or for purposes of) CERCLA, or any so-called “superfund” or “superlien” Law, including the judicial interpretation thereof; (b) any “pollutant or contaminant” as defined in 42 U.S.C.A. § 9601(33); (c) any material now defined as “hazardous waste” pursuant to 40 C.F.R. Part 260; (d) any petroleum or petroleum by-products, including crude oil or any fraction thereof; (e) natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel; (f) any “hazardous chemical” as defined pursuant to 29 C.F.R. Part 1910; (g) any toxic or harmful substances, wastes, materials, pollutants or contaminants (including, without limitation, asbestos, polychlorinated biphenyls (“PCB’s”), flammable explosives, radioactive materials, infectious substances, materials containing lead-based paint or raw materials which include hazardous constituents); and (h) any other toxic substance or contaminant that is subject to any Environmental Laws or other past or present requirement of any Governmental Authority.

“Hazardous Materials Contamination” means contamination (whether now existing or hereafter occurring) of the improvements, buildings, facilities, personalty, soil, groundwater, air or other elements on or of the relevant property by Hazardous Materials, or any derivatives thereof, or on or of any other property as a result of Hazardous Materials, or any derivatives thereof, generated on, emanating from or disposed of in connection with the relevant property.

“Indemnitee” has the meaning set forth in Section 12.14(b).

“Initial Purchase Price” has the meaning set forth in the APA.

“Instrument” means “instrument,” as defined in Article 9 of the UCC.

“Instrument of Assumption and Joinder” means an Instrument of Assumption and Joinder, substantially in the form of Exhibit F.

“Intellectual Property” means, with respect to any Person, all Programs, patents, patent applications and like protections, including improvements divisions, continuation, renewals, reissues, extensions and continuations in part of the same, trademarks, trade names, trade styles, trade dress, service marks, logos and other business identifiers and, to the extent permitted under applicable Law, any applications therefor, whether registered or not, and the goodwill of the business of such Person connected with and symbolized thereby, copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative works, whether published or unpublished, technology, know-how and processes, operating manuals, trade secrets, computer hardware and software, rights to unpatented inventions and all applications and licenses therefor, used in or necessary for the conduct of business by such Person and all claims for damages by way of any past, present or future infringement of any of the foregoing.

“Interest Period” means any period commencing on the first day of a calendar month and ending on the last day of such calendar month.

“Investment” means any investment in any Person, whether by means of acquiring (whether for cash, property, services, securities or otherwise), making or holding Debt, securities, capital contributions, loans, time deposits, advances, Guarantees or otherwise. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto.

“Landmark” means Landmark Studio Group LLC.

“Laws” means any and all federal, state, provincial, territorial, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, injunctions, permits, governmental agreements and governmental restrictions, whether now or hereafter in effect, which are applicable to any Credit Party in any particular circumstance. “Laws” includes, without limitation, Environmental Laws.

“Lender” means each of (a) MCF, in its capacity as a lender hereunder, (b) each other Person party hereto in its capacity as a lender hereunder, (c) each other Person that becomes a party hereto as Lender pursuant to Section 11.17, and (d) the respective successors of all of the foregoing, and “Lenders” means all of the foregoing.

“LIBOR Loan” means a Loan bearing interest at a rate determined by reference to the LIBOR Rate in accordance with the provisions of Article 2.

“LIBOR Rate” means, for each LIBOR Loan for any Interest Period, a per annum rate of interest equal to the greater of (a) 0.75%, and (b) the rate determined by Agent (rounded upwards, if necessary, to the next 1/100th%) by dividing (i) the Base LIBOR Rate for such Interest Period, by (ii) one minus the daily average during such Interest Period of the aggregate maximum reserve requirement (expressed as a decimal) then imposed under Regulation D of the Board of Governors of the Federal Reserve System (or any successor thereto) for “Eurocurrency Liabilities” (as defined therein).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, in respect of such asset. For the purposes of this Agreement and the other Financing Documents, any Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Litigation” means any action, suit or proceeding before any court, mediator, arbitrator or Governmental Authority.

“Loan Account” has the meaning set forth in Section 2.4(b).

“Loan(s)” means the Revolving Loans.

“Lockbox” has the meaning set forth in Section 2.9.

“Lockbox Account” means an account or accounts maintained at the Lockbox Bank into which collections of Accounts are paid, which account or accounts shall be, if requested by Agent, opened in the name of Agent (or a nominee of Agent).

“Lockbox Bank” has the meaning set forth in Section 2.9.

“Material Adverse Effect” means (a) with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (i) the condition (financial or otherwise), operations, business or properties of the Credit Parties taken as a whole, (ii) the rights and remedies of Agent or Lenders under any Financing Document or the ability of Agent or Lenders to enforce the Obligations or realize upon the Collateral, or the ability of any Credit Party to perform any of its obligations under any Financing Document to which it is a party, (iii) the legality, validity or enforceability of any Financing Document, (iv) the existence, perfection or priority of any security interest granted under any Financing Document or (v) the value of the Collateral as a whole, or (b) the imposition of a fine against or the creation of any liability of the Credit Parties to any Governmental Authority in excess of $400,000 in the aggregate.

“Material Contracts” has the meaning set forth in Section 3.17.

“Material Payments Threshold” means $1,000,000.

“Maximum Lawful Rate” has the meaning set forth in Section 2.5.

“MCF” means MidCap Financial Trust, a Delaware statutory trust, and its successors and assigns.

“Minimum Balance” means, at any time, an amount that equals the product of: (i) the average Revolving Loan Limit during the immediately preceding month multiplied by (ii) the Minimum Balance Percentage.

“Minimum Balance Fee” means a fee equal to (a) the positive difference, if any, remaining after subtracting (i) the average end-of-day principal balance of Revolving Loans outstanding during the immediately preceding month (without giving effect to the clearance day calculations referenced above or in Section 2.2(a)) from (ii) the Minimum Balance multiplied by (b) the highest interest rate applicable to the Revolving Loans during such month.

“Minimum Balance Percentage” means forty percent (40%).

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any Borrower or any other member of the Controlled Group (or any Person who in the last five years was a member of the Controlled Group) is making or has an obligation to make contributions or has within the preceding five plan years (as determined on the applicable date of determination) made contributions.

“Non-Funding Lender” has the meaning set forth in Section 11.18.

“Notes” has the meaning set forth in Section 2.3.

“Notice of Borrowing” means a notice of a Responsible Officer of Borrower Representative, appropriately completed and substantially in the form of Exhibit D hereto and delivered to the Agent.

“Obligations” means all obligations, liabilities and indebtedness (monetary (including, without limitation, the payment of interest and other amounts arising after the commencement of any case with respect to any Credit Party under the Bankruptcy Code or any similar statute which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case) or otherwise) of each Credit Party under this Agreement or any other Financing Document, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

“Obligations Repayment Date” means the date on which the Obligations are indefeasibly paid in cash and performed in full (other than unasserted contingent obligations) and the Revolving Loan Commitments have terminated.

“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Ordinary Course of Business” means, in respect of any transaction involving any Credit Party, the ordinary course of business of such Credit Party, as conducted by such Credit Party in accordance with past practices.

“Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, certificate of limited partnership or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) and which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability company or members agreement), including any and all shareholder agreements or voting agreements relating to the capital stock or other equity interests of such Person.

“Parent” has the meaning ascribed to such term in the preamble of this Agreement.

“Participation” means any amount payable to any third Person who furnishes rights and/or renders services in connection with any Program, whether characterized as a deferment, gross participation, net participation, profit participation, contingent compensation, box office bonus, award or credit bonus or otherwise, which amount is based, dependent, computed, or payable, in whole or in part, on the net or gross receipts, earnings, or proceeds derived from such Program or any percentage of the foregoing or is payable at such time as any such receipts, earnings or proceeds equal a specified amount, or any similar type of payment or the economic equivalent thereof, but the term “Participations” shall not, in any case, include obligations to any Credit Party or Affiliate thereof.

“Participations and Residuals Reserve” means, on any date of determination and without double-counting for any Participations or Residuals amounts already deducted from the Borrowing Base, an amount equal to the sum of (i) estimated Participations payable by a Credit Party in respect of amounts included in the Borrowing Base based on the historical percentage of such amounts payable as Participations, plus (ii) estimated Residuals payable by a Credit Party in respect of amounts included in the Borrowing Base based on the historical percentage of such amounts payable as Residuals, in each case during the immediately preceding six-month period.

“Payment Account” means the account specified on the signature pages hereof into which all payments by or on behalf of each Borrower to Agent under the Financing Documents shall be made, or such other account as Agent shall from time to time specify by notice to Borrower Representative.

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.

“Pension Plan” means any ERISA Plan that is subject to Section 412 of the Code or Title IV of ERISA.

“Permits” means all governmental licenses, authorizations, provider numbers, supplier numbers, registrations, permits, drug or device authorizations and approvals, certificates, franchises, qualifications, accreditations, consents and approvals of a Credit Party required under all applicable Laws and required for such Credit Party in order to carry on its business as now conducted.

“Permitted Contest” means, with respect to any Tax or other obligation allegedly or potentially owing from any Borrower or its Subsidiary to any governmental tax authority or other third party, a contest maintained in good faith by appropriate proceedings promptly instituted and diligently conducted and with respect to which such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made on the books and records and financial statements of the applicable Credit Party(ies); provided, however, that (a) compliance with the obligation that is the subject of such contest is effectively stayed during such challenge; (b) Borrowers’ and its Subsidiaries’ title to, and its right to use, the Collateral is not adversely affected thereby and Agent’s Lien and priority on the Collateral are not adversely affected, altered or impaired thereby; (c) the Borrowers have given prior written notice to Agent of a Borrower’s or its Subsidiary’s intent to so contest the obligation; (d) the Collateral or any part thereof or any interest therein shall not be in any danger of being sold, forfeited or lost by reason of such contest by Borrowers or its Subsidiaries; (e) Borrowers have given Agent notice of the commencement of such contest and upon request by Agent, from time to time, notice of the status of such contest by Borrowers and/or confirmation of the continuing satisfaction of this definition; and (f) upon a final determination of such contest, Borrowers and its Subsidiaries shall promptly comply with the requirements thereof.

“Permitted Contingent Obligations” means: (a) Contingent Obligations arising in respect of the Debt under the Financing Documents; (b) Contingent Obligations outstanding on the date of this Agreement and set forth on Schedule 5.1 (including any refinancings, extensions, increases or amendments to the indebtedness underlying such Contingent Obligations not otherwise prohibited under this Agreement); (c) performance guarantees in the Ordinary Course of Business under guild agreements, or to suppliers, talent, licensees or laboratories which are providing services in connection with the production, acquisition, distribution or other exploitation of any Program by or for any Credit Party; (d) customary Guarantees in connection with participations and deferments relating to a Program; (e) Guarantees by the Credit Parties under any Subordinated Debt Documents; (f) Guarantees of obligations of another Credit Party that the Credit Party could have incurred directly as primary obligor without violating the terms of any Financing Document; (g) the endorsement of negotiable instruments for deposit or collection in the Ordinary Course of Business; (h) unsecured Guarantees by a Credit Party of any of the Debt or other obligations of any SPV Affiliate under any Third Party Financing Facility permitted hereunder; (i) other Contingent Obligations; provided that the aggregate amount of all Contingent Obligations permitted under this definition (excluding amounts permitted by clauses (c), (d), (e), (f) (solely to the extent that such amounts constitute Guarantees of amounts in any of clauses (e) through (m) of the definition of “Permitted Debt”), (g), and (h)) plus amounts included in the definition of “Permitted Debt” (excluding amounts in clauses (e), (f), (g), (h), (i), (j), (k), (l) and (m)), without duplication shall not exceed 6 times EBITDA (per Parent’s publicly reported financial statements, including financial statements reflecting pro forma EBITDA adjustments for the acquisition of Sonar) in the aggregate at the time such Contingent Obligation is incurred.

“Permitted Debt” means: (a) Debt of the Credit Parties to Agent and each Lender under this Agreement and the other Financing Documents; (b) to the extent constituting Debt, Guarantees constituting Permitted Contingent Obligations; (c) purchase money Debt not to exceed $5 million at any time (whether in the form of a loan or a lease) used solely to acquire equipment used in the Ordinary Course of Business and secured only by such equipment; (d) Debt existing on the date of this Agreement and described on Schedule 5.1 (including any refinancings, extensions, increases or amendments to such Debt not otherwise prohibited under this Agreement); (e) Debt in the form of insurance premiums financed through the applicable insurance company; (f) Debt of the Credit Parties under any Subordinated Debt Documents; (g) ordinary course liabilities relating to profit participations and other contingent compensation, including royalties, deferments and guild residuals; (h) Debt of a Credit Party to a co-financier or special purpose vehicle in relation to a co-financed Program, provided that such Debt is non-recourse to the Credit Parties other than with respect to such Program or special purpose vehicle; (i) to the extent constituting Debt, amounts payable to a completion guarantor from the proceeds of a Program to recoup its contribution to the direct negative costs of such Program and other amounts recoupable by such completion guarantor with regard to such Program pursuant to the terms of the applicable completion bond; (j) Debt pursuant to Swap Agreements permitted under Section 5.16; (k) to the extent constituting Debt, unsecured liabilities for acquisitions of rights in any Program and trade payables in each case incurred in the Ordinary Course of Business and payable on normal trade terms and not otherwise prohibited hereunder; (l) Debt in respect of intercompany advances or intercompany receivables between one or more Credit Parties; (m) Debt in respect of intercompany advance payments of management fees due to CSS pursuant to the CSS Management Agreement not otherwise prohibited under this Agreement; (n) Debt evidenced by the Existing Notes; and (o) other Debt; provided that the aggregate amount of all Debt permitted under this definition (excluding amounts permitted by clauses (e), (f), (g), (h), (i), (j), (k), (l) and (m)) plus amounts included in the definition of “Permitted Contingent Obligations” (excluding amounts in clauses (c), (d), (e), (f) (solely to the extent that such amounts constitute Guarantees of amounts in any of clauses (e) through (m) of this definition), (g), and (h)), without duplication shall not exceed 6 times EBITDA (per Parent’s publicly reported financial statements, including financial statements reflecting pro forma EBITDA adjustments for the acquisition of Sonar) in the aggregate at the time such Debt is incurred.

“Permitted Distributions” means the following Distributions: (a) dividends, payments or distributions by any Borrower to any other Borrower; (b) dividends payable solely in common stock of Borrower Representative; (c) regularly scheduled distributions, dividends or other direct or indirect payments on account of the Parent’s Series A preferred stock (Nasdaq Symbol: CSSEP), or other series of publicly traded preferred stock issued by Parent; (d) distributions or payments to employees related to ownership stakes in a Borrower; and (e) so long as no Default or Event of Default under Sections 10.1(a)(i) or 10.1(a)(iii) (solely in connection with a Default under Article 6) shall have occurred and be continuing at the time of such Distribution or would result therefrom: (i) any management fees and license fees and similar fees and compensation payable by Borrower Representative to CSS pursuant to the CSS Management Agreement or CSS License Agreement, and any other distributions, advances or payments to CSS pursuant to the Cash Management System; (ii) the call or redemption of Parent’s common stock purchase warrants at a price not to exceed $0.05 per warrant; (iii) any redemption, purchase, repurchase, retiring or otherwise acquiring for value of any Equity Interest of any Borrower or any of Parent’s Series A preferred stock; (iv) dividends or distributions (whether in cash, securities or other property) on account of the Parent’s common stock (Nasdaq Symbol: CSSE); and (v) to the extent constituting Distributions, repayments of any Permitted Debt or Third Party Financing Facility prior to their respective scheduled maturities.

“Permitted Investments” means: (a) Investments shown on Schedule 5.7 and existing on the Closing Date; (b) Investments in the form of cash and cash equivalents; (c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the Ordinary Course of Business; (d) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances to any employee of any Credit Party in the Ordinary Course of Business, and (ii) loans to employees, officers or directors of any Credit Party relating to the purchase of equity securities of Borrowers or their Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrowers’ Board of Directors (or other governing body); (e) Investments (including debt obligations) received in connection with the bankruptcy, reorganization or distress of customers or suppliers of any Credit Party and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the Ordinary Course of Business; (f) to the extent constituting Investments, (x) Guarantees constituting Permitted Contingent Obligations and (y) Debt constituting Permitted Debt under clause (l) of the definition thereof; (g) Investments consisting of Deposit Accounts or Securities Accounts in which Agent has received a Deposit Account Control Agreement or Securities Account Control Agreement, as applicable, to the extent required hereunder; (h) Investments by any Credit Party in any other Credit Party (or Person who becomes a Credit Party through such Investment) made in compliance with Section 4.11(c); (i) acquisitions by any Credit Party of audiovisual content, audiovisual-related assets, or consumer data and consumer data-related assets including by way of asset purchase, merger or other business combination (which transactions may include the acquisition of related contracts, software and other assets related to the acquired business; provided such business is primarily focused on the provision, production, streaming, dissemination or distribution of audiovisual content or consumer data) so long as (1) no Default or Event of Default shall have occurred and be continuing at the time of such acquisition by any Credit Party or would result therefrom, and (2) such acquisition is consummated in compliance with all applicable Laws, and all consents and approvals from any Governmental Authority or other Person required in connection with such acquisition have been obtained; and (j) Investments in an Excluded SPV by contributing or otherwise transferring to such Excluded SPV applicable Collateral in accordance with this Agreement (including Sections 5.6 hereof).

“Permitted Liens” means: (a) Liens on Collateral for Taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or the subject of a Permitted Contest; (b) attachments, appeal bonds, judgments and other similar Liens on Collateral; provided, however, that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are the subject of a Permitted Contest and such Liens do not otherwise constitute an Event of Default; (c) Liens on the Collateral attributable to a Program granted pursuant to written security agreements (on customary terms acceptable to the Agent) in favor of guilds that are required pursuant to collective bargaining agreements; (d) Liens and encumbrances in favor of Agent under the Financing Documents; (e) Liens pursuant to any Subordinated Debt Documents provided that such Liens are subject to a Subordination Agreement; (f) Liens existing on the Closing Date and listed on Schedule 5.2 hereof; (g) Liens arising by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights with respect to deposit accounts; and (h) Liens on any property or rights that do not constitute Collateral so long as Agent and each applicable secured party enter into an intercreditor agreement that is in form and substance satisfactory to Agent if Agent determines in its reasonable credit judgment that such an intercreditor agreement is appropriate to protect its rights hereunder and under the other Financing Documents and its interests in the Collateral.

“Permitted Modifications” means such amendments or other modifications to a Borrower’s or Subsidiary’s Organizational Documents as are required under this Agreement or by applicable Law and fully disclosed to Agent within five Business Days after such amendments or modifications have become effective.

“Person” means any natural person, corporation, limited liability company, professional association, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

“Program” means any television product (including movies of the week, mini-series and series and any episode thereof), motion picture or other audiovisual product, in any case whether recorded on film, videotape, cassette, cartridge, disc or on or by any other means, method, process or device whether now known or hereafter developed, with respect to which a Credit Party (i) has an ownership interest in the copyright (in whole or in part) or (ii) acquires any direct or indirect equity interest or participation rights, or any distribution rights, sales agency rights or other rights (including rights as a production services entity). The term “Program” shall include, without limitation, the scenario, screenplay, teleplay or script upon which such Program is based, all of the properties thereof, tangible and intangible, and whether now in existence or hereafter to be made or produced, whether or not in possession of the Credit Parties, and all rights therein and thereto, of every kind and character. For purposes of this definition as it relates to television or digital product, all episodes of any television series for a broadcast season and all episodes or webisodes of any internet series for a production cycle shall be deemed to constitute one Program.

“Pro Rata Share” means (a) with respect to a Lender’s obligation to make Revolving Loans, such Lender’s right to receive the unused line fee described in Section 2.2(b), the Revolving Loan Commitment Percentage of such Lender, (b) with respect to a Lender’s right to receive payments of principal and interest with respect to Revolving Loans, such Lender’s Revolving Loan Exposure with respect thereto; and (c) for all other purposes (including, without limitation, the indemnification obligations arising under Section 11.6) with respect to any Lender, the percentage obtained by dividing (i) the Revolving Loan Commitment Amount of such Lender (or, in the event the Revolving Loan Commitment shall have been terminated, such Lender’s then existing Revolving Loan Outstandings), by (ii) the Revolving Loan Commitment Amount (or, in the event the Revolving Loan Commitment shall have been terminated, the then existing Revolving Loan Outstandings) of all Lenders.

“Recipient” means, as applicable, (a) the Agent and (b) any Lender.

“Recovery Amount” has the meaning set forth in Section 2.8(e).

“Required Lenders” means at any time Lenders holding (a) sixty-six and two thirds percent (66 2/3%) or more of the Revolving Loan Commitment, or (b) if the Revolving Loan Commitment has been terminated, sixty-six and two thirds percent (66 2/3%) or more of the sum of the then aggregate outstanding principal balance of the Revolving Loans.

“Reserves” means the Participations and Residuals Reserve.

“Residuals” means, with respect to any Program, all amounts required to be paid to third parties pursuant to collective bargaining, union or guild agreements (in all applicable jurisdictions) by reason of, in connection with, as a condition to or arising from the use or exploitation of such Program, or any part thereof, or any use or reuse thereof, in any media, including residuals, supplemental market payments, pension, health and welfare payments, and employer share of taxes.

“Responsible Officer” means as to any Credit Party, the Chief Executive Officer or Chief Financial Officer thereof, or any other Person approved by the Agent in its sole discretion (as such approval is provided to the applicable Credit Party(ies) in writing).

“Revolving Lender” means each Lender having a Revolving Loan Commitment Amount in excess of $0 (or, in the event the Revolving Loan Commitment shall have been terminated at any time, each Lender at such time having Revolving Loan Outstandings in excess of $0).

“Revolving Loan Borrowing” means a borrowing of a Revolving Loan.

“Revolving Loan Commitment” means, as of any date of determination, the aggregate Revolving Loan Commitment Amounts of all Lenders as of such date, which amount shall be $20,000,000 on the Closing Date.

“Revolving Loan Commitment Amount” means, as to any Lender, the dollar amount set forth opposite such Lender’s name on the Commitment Annex under the column “Revolving Loan Commitment Amount” (if such Lender’s name is not so set forth thereon, then the dollar amount on the Commitment Annex for the Revolving Loan Commitment Amount for such Lender shall be deemed to be $0), as such amount may be adjusted from time to time (a) by any amounts assigned (with respect to such Lender’s portion of Revolving Loans outstanding and its commitment to make Revolving Loans) pursuant to the terms of any and all effective assignment agreements to which such Lender is a party, and (b) any Additional Tranche(s) activated by the Borrower Representative. For the avoidance of doubt, the aggregate Revolving Loan Commitment Amount of all Lenders on the Closing Date shall be $20,000,000 and if the Additional Tranche is fully activated by the Borrower Representative pursuant to the terms of this Agreement such amount shall increase to $30,000,000.

“Revolving Loan Commitment Percentage” means, as to any Lender, (a) on the Closing Date, the percentage set forth opposite such Lender’s name on the Commitment Annex under the column “Revolving Loan Commitment Percentage” (if such Lender’s name is not so set forth thereon, then, on the Closing Date, such percentage for such Lender shall be deemed to be zero), and (b) on any date following the Closing Date, the percentage equal to the Revolving Loan Commitment Amount of such Lender on such date divided by the Revolving Loan Commitment on such date.

“Revolving Loan Exposure” means, with respect to any Lender on any date of determination, the percentage equal to the amount of such Lender’s Revolving Loan Outstandings on such date divided by the aggregate Revolving Loan Outstandings of all Lenders on such date.

“Revolving Loan Limit” means, at any time, the lesser of (a) the Revolving Loan Commitment and (b) the Borrowing Base.

“Revolving Loan Outstandings” means, at any time of calculation, (a) the sum of the then existing aggregate outstanding principal amount of Revolving Loans and (b) when used with reference to any single Lender, the sum of the then existing outstanding principal amount of Revolving Loans advanced by such Lender.

“Revolving Loans” has the meaning set forth in Section 2.1(a).

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (i) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union, any European Union member state or the United Kingdom (to the extent it ceases to be a member of the European Union), (ii) any Person operating, organized or resident in a Sanctioned Country or (iii) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the United States Securities and Exchange Commission.

“Secured Party” or “Secured Parties” means the Agent, the Lenders and any other Person which is secured by the Liens granted to the Agent under the Financing Documents from time to time pursuant to the terms thereof.

“Securities Account” means a “securities account” (as defined in Article 9 of the UCC), an investment account, or other account in which investment property or securities are held or invested for credit to or for the benefit of any Borrower.

“Securities Account Control Agreement” means an agreement, in form and substance reasonably satisfactory to Agent, among Agent, any applicable Borrower and each securities intermediary in which such Borrower maintains a Securities Account pursuant to which Agent shall obtain “control” (as defined in Article 9 of the UCC) over such Securities Account.

“Security Document” means this Agreement and any other agreement, document or instrument executed concurrently herewith or at any time hereafter pursuant to which one or more Credit Parties or any other Person either (a) Guarantees payment or performance of all or any portion of the Obligations and/or (b) provides, as security for all or any portion of the Obligations, a Lien on any of its assets in favor of Agent for its own benefit and the benefit of the Lenders, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.

“Settlement Date” has the meaning set forth in Section 11.13(a)(ii).

“Settlement Service” has the meaning set forth in Section 11.17(a)(v).

“Solvent” means, with respect to any Person, that such Person (a) owns and will own assets the fair saleable value of which are (i) greater than the total amount of its liabilities (including Contingent Obligations), and (ii) greater than the amount that will be required to pay the probable liabilities of its then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (b) has capital that is not unreasonably small in relation to its business as presently conducted or after giving effect to any contemplated transaction; and (c) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due. “Insolvent” shall mean, with respect to any Person, that: (A) it is subject to any arrangement, assignment, moratorium or composition, protected from creditors under statute or dissolved; (B) an application or order has been made, resolution passed or any other action taken, in respect of (A) above; (C) it is or is presumed or deemed at law to be unable or admits inability to pay its debts as they fall due or suspends making payments on any of its debts; or (D) it is otherwise unable to pay its debts as and when they fall due.

“Specified Permitted Liens” means those Liens (a) permitted under clause (g) of the definition of Permitted Liens and (b) that the Agent has agreed in writing pursuant to the terms of an interparty agreement or intercreditor agreement.

“SPV Affiliate” means, with respect to any Credit Party, any wholly-owned special purpose subsidiary thereof formed to act as the borrower or other obligor under any Third Party Financing Facility.

“SPV Repayment” shall have the meaning set forth in clause (vi) of Section 5.6.

“Stated Rate” has the meaning set forth in Section 2.5.

“Subordinated Debt” means any Debt of Borrowers incurred pursuant to the terms of any Subordinated Debt Documents and with the prior written consent of Agent, all of which documents must be in form and substance acceptable to Agent in its sole discretion.

“Subordinated Debt Documents” means any documents evidencing and/or securing Debt governed by a Subordination Agreement, all of which documents must be in form and substance acceptable to Agent in its sole discretion.

“Subordination Agreement” means any agreement between Agent and another creditor of any Credit Party, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof, pursuant to which the Debt owing from any Credit Party(ies) and/or the Liens securing such Debt granted by any Credit Party(ies) to such creditor are subordinated in any way to the Obligations and the Liens created under the Security Documents, the terms and provisions of such Subordination Agreements to have been agreed to by and be acceptable to Agent in the exercise of its sole discretion.

“Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than fifty percent of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, capital stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than fifty percent of such capital stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of a Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, financial exchange transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Taxes” has the meaning set forth in Section 2.6.

“Termination Date” means the earlier to occur of (a) the Expiry Date, (b) six months prior to the Existing Notes Repayment Date, (c) any date on which Agent accelerates the maturity of the Loans pursuant to Section 10.2, or (d) the termination date stated in any notice of termination of this Agreement provided by Borrowers in accordance with Section 2.10.

“Third Party Entitlements” means, with respect to any Program in which any Credit Party has acquired any right, title or interest, and without duplication, amounts based, computed or dependent on the proceeds derived from the exploitation of such Program that the applicable Credit Party is obligated to pay to any other Person that is not an Affiliate of any Credit Party, including, without limitation, Residuals and Participations to the extent not paid or otherwise assumed by the applicable Distributor, amounts payable to co-financiers under any co-financing agreement, payments to any producer or licensor required pursuant to the applicable rights acquisition agreement.

“Third Party Financing Facility” means a secured or unsecured financing arrangement that complies with the requirements of clause (vi) of Section 5.6.

“Type” means, when used in reference to a Loan, refers to whether the rate of interest on such Loan is determined by reference to the LIBOR Rate or the Base Rate.

“UCC” means the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the perfection or priority of, or remedies with respect to, security interests in any Collateral.

“Uncompleted” means, with respect to a Program, such Program is not Completed.

“United Kingdom” means the United Kingdom of Great Britain and Northern Ireland.

“United States” means the United States of America.

“Unused Line Fee” has the meaning set forth in Section 2.2(b).

“USCO” means the United States Copyright Office.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(20) of the Code.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2           Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder (including, without limitation, determinations made pursuant to the exhibits hereto) shall be made, and all financial statements required to be delivered hereunder shall be prepared on a consolidated basis in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of each Borrower and its Consolidated Subsidiaries delivered to Agent and each of the Lenders on or prior to the Closing Date. If at any time any change in GAAP would affect the computation of any financial ratio or financial requirement set forth in any Financing Document, and either Borrowers or the Required Lenders shall so request, the Agent, the Lenders and Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, however, that until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Borrowers shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement which include a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value,” as defined therein.

Section 1.3           Other Definitional and Interpretive Provisions. References in this Agreement to “Articles,” “Sections,” “Annexes,” “Exhibits,” or “Schedules” shall be to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement unless otherwise specifically provided. Any term defined herein may be used in the singular or plural. “Include,” “includes” and “including” shall be deemed to be followed by “without limitation.” The word “or” is not exclusive. Except as otherwise specified or limited herein, references to any Person include the successors and assigns of such Person. References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including,” respectively. Unless otherwise specified herein, the settlement of all payments and fundings hereunder between or among the parties hereto shall be made in lawful money of the United States and in immediately available funds. References to any statute or act shall include all related current regulations and all amendments and any successor statutes, acts and regulations. All amounts used for purposes of financial calculations required to be made herein shall be without duplication. References to any statute or act, without additional reference, shall be deemed to refer to federal statutes and acts of the United States. References to any agreement, instrument or other document shall include all schedules, exhibits, annexes and other attachments thereto and shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified, renewed or replaced (subject to any restrictions on such amendments, restatements, supplements, modifications, renewals or replacements set forth herein or in any other Financing Document). As used in this Agreement, the meaning of the term “material” or the phrase “in all material respects” is intended to refer to an act, omission, violation or condition which reflects or could reasonably be expected to result in a Material Adverse Effect. References to capitalized terms that are not defined herein, but are defined in the UCC, shall have the meanings given them in the UCC. All references herein to times of day shall be references to daylight or standard time, as applicable.

Section 1.4           Time is of the Essence. Time is of the essence in each Borrower’s and each other Credit Party’s payment obligations under this Agreement and all other Financing Documents.

Section 1.5           Agent Discretion. Unless otherwise expressly provided for herein, any judgment, determination, approval, consent or action required or permitted to be taken by the Agent pursuant to this Agreement may be exercised, made or withheld in the sole discretion of the Agent.

Section 1.6           Divisions. For all purposes under the Financing Documents, in connection with any division or plan of division under Delaware Law (or any comparable event under a different jurisdiction’s Laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person; and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of the Equity Interests at such time.

Article 2 – LOANS

Section 2.1           Loans.

(a)      Revolving Loans.

(i)            Revolving Loans and Borrowings. On the terms and subject to the conditions set forth herein, each Lender severally agrees to make loans to Borrowers from time to time as set forth herein (each a “Revolving Loan”, and collectively, “Revolving Loans”) equal to such Lender’s Revolving Loan Commitment Percentage of Revolving Loans requested by Borrowers hereunder; provided, however, that after giving effect thereto, the Revolving Loan Outstandings shall not exceed the Revolving Loan Limit. Borrowers shall deliver to Agent a Notice of Borrowing with respect to each proposed Revolving Loan Borrowing, such Notice of Borrowing to be delivered before 1:00 p.m. (Eastern time) three Business Days prior to the date of such proposed borrowing. Each Borrower and each Revolving Lender hereby authorizes Agent to make Revolving Loans on behalf of Revolving Lenders, at any time in its sole discretion, to pay principal owing in respect of the Revolving Loans and interest, fees, expenses and other charges payable by any Credit Party from time to time arising under this Agreement or any other Financing Document. The Borrowing Base shall be determined by Agent based on the most recent Borrowing Base Certificate delivered to Agent in accordance with this Agreement and such other information as may be available to Agent. Without limiting any other rights and remedies of Agent hereunder or under the other Financing Documents, the Revolving Loans shall be subject to Agent’s continuing right to withhold from the Borrowing Base reserves, and to increase and decrease such reserves from time to time, if and to the extent that in Agent’s good faith credit judgment and discretion, such reserves are necessary.

(ii)           Revolving Loan Commitment Termination. The Revolving Loan Commitment shall terminate on the Termination Date.

(iii)          Mandatory Revolving Loan Repayments and Prepayments.

(A)            On the Termination Date, there shall become due, and Borrowers shall pay, the entire outstanding principal amount of each Revolving Loan, together with accrued and unpaid Obligations pertaining thereto incurred to, but excluding the Termination Date; provided, however, that such payment is made not later than 12:00 Noon (Eastern time) on the Termination Date.

(B)             If at any time the Revolving Loan Outstandings exceed the Revolving Loan Limit, then, on the next succeeding Business Day, Borrowers shall repay the Revolving Loans in an aggregate amount equal to such excess.

(C)             Principal payable on account of Revolving Loans shall be payable by Borrowers to Agent (I) immediately upon the receipt by any Borrower or Agent of any payments on or proceeds from any of the Accounts or other Collateral, to the extent of such payments or proceeds, as further described in Section 2.9 below, and (II) in full on the Termination Date.

(iv)          Optional Revolving Loan Repayments and Prepayments. The Borrowers shall have the right at any time and from time to time to voluntarily prepay Revolving Loans in whole or in part, without premium or penalty, by giving written notice to the Agent no later than three (3) Business Days prior to any such prepayment; provided, however, that each such prepayment shall be in an amount equal to $100,000 or a higher integral multiple of $25,000. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of the Revolving Loans or the portion thereof to be prepaid. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid. Upon receipt of any such notice, the Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment.

(v)           LIBOR Rate.

(A)            Except as provided in subsection (C) below, Revolving Loans shall accrue interest at the LIBOR Rate plus the Applicable Margin.

(B)             The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable Law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), which additional or increased costs would increase the cost of funding loans bearing interest based upon the LIBOR Rate; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in applicable Law”, regardless of the date enacted, adopted or issued. In any such event, the affected Lender shall give Borrowers and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrowers may, by notice to such affected Lender (I) require such Lender to furnish to Borrowers a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (II) repay the Revolving Loans bearing interest based upon the LIBOR Rate with respect to which such adjustment is made.

(C)             In the event that any change in any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful for such Lender to fund or maintain Loans bearing interest based upon the LIBOR Rate or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Borrowers and Agent promptly shall transmit the notice to each other Lender and (I) in the case of any outstanding Loans of such Lender bearing interest based upon the LIBOR Rate, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such Loans, and interest upon such Lender’s Loans thereafter shall accrue interest at Base Rate plus the Applicable Margin, and (II) such Loans shall continue to accrue interest at Base Rate plus the Applicable Margin until such Lender determines that it would no longer be unlawful or impractical to maintain such Loans at the LIBOR Rate.

(D)            Anything to the contrary contained herein notwithstanding, neither Agent nor any Lender is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues based on the LIBOR Rate

(b)              Additional Tranche(c). After the Closing Date, so long as no Default or Event of Default exists and subject to the terms of this Agreement, with the prior written consent of Agent and all Lenders in their sole discretion, the Revolving Loan Commitment may be increased by the amount of the Additional Tranche upon the written request of Borrower Representative (which such request shall be made at least 30 days prior to the proposed effective date of the Additional Tranche) to Agent to activate the Additional Tranche; provided, however, that Agent and Lenders shall have no obligation to consent to any requested activation of the Additional Tranche and the written consent of Agent and all Lenders shall be required in order to activate the Additional Tranche. Upon activating the Additional Tranche, each Lender’s Revolving Loan Commitment shall increase by a proportionate amount so as to maintain the same Pro Rata Share of the Revolving Loan Commitment as such Lender held immediately prior to such activation.

Section 2.2           Interest, Interest Calculations and Certain Fees.

(a)      Interest. From and following the Closing Date, except as expressly set forth in this Agreement, Loans and the other Obligations shall bear interest at the sum of the LIBOR Rate plus the Applicable Margin. Interest on the Loans shall be paid in arrears on the first day of each month and on the maturity of such Loans, whether by acceleration or otherwise. Interest on all other Obligations shall be payable upon demand. For purposes of calculating interest, all funds transferred to the Payment Account for application to any Revolving Loans shall be subject to a three Business Day clearance period and all interest accruing on such funds during such clearance period shall accrue for the benefit of Agent, and not for the benefit of the Lenders.

(b)      Unused Line Fee. From and following the Closing Date, Borrowers shall pay Agent, for the benefit of all Lenders committed to make Revolving Loans, in accordance with their respective Pro Rata Shares, a fee (the “Unused Line Fee”) in an amount equal to (i) (A) the Revolving Loan Commitment minus (B) the average daily balance of the sum of the Revolving Loan Outstandings during the preceding month multiplied by (ii) 0.50% per annum. Such fee is to be paid monthly in arrears on the first day of each month.

(c)       Minimum Balance Fee Section 2.2. On the first day of each month, commencing on June 1, 2021, the Borrowers agree to pay to Agent, for the ratable benefit of all Lenders, the sum of the Minimum Balance Fees due for the prior month. The Minimum Balance Fee shall be deemed fully earned when due and payable and, once paid, shall be non-refundable.

(d)      Collateral Management Fee. From and following the Closing Date, Borrowers shall pay Agent, for its own account and not for the benefit of any other Lenders, (i) a fee in an amount equal to the product obtained by multiplying (x) the average end-of-day principal balance of Revolving Loans outstanding during the immediately preceding month by (y) 0.042% per month. For purposes of calculating the average end-of-day principal balance of Revolving Loans, all funds paid into the Payment Account (or which were required to be paid into the Payment Account hereunder) or otherwise received by Agent for the account of Borrowers shall be subject to a three Business Day clearance period. The collateral management fee shall be deemed fully earned when due and payable and, once paid, shall be non-refundable. Such fee is to be paid monthly in arrears on the first day of each month.

(e)      Origination Fee. Contemporaneous with the initial funding of the Revolving Loans, Borrowers shall pay Agent, for the benefit of all Lenders committed to make Revolving Loans on the Closing Date, in accordance with their respective Pro Rata Shares, a fee in an amount equal to (i) the Revolving Loan Commitment multiplied by (ii) 1.00%. All fees payable pursuant to this paragraph shall be non-refundable as of the Closing Date.

(h)      Audit Fees. Borrowers shall pay to Agent, for its own account and not for the benefit of any other Lenders, all reasonable fees and expenses in connection with audits and inspections of Borrowers’ books and records, audits, valuations or appraisals of the Collateral, audits of Borrowers’ compliance with applicable Laws and such other matters as Agent shall deem appropriate, which shall be due and payable on the first Business Day of the month following the date of issuance by Agent of a written request for payment thereof to Borrowers.

(i)        Wire Fees. Borrowers shall pay to Agent, for its own account and not for the account of any other Lenders, on written demand, fees for incoming and outgoing wires made for the account of Borrowers, such fees to be based on Agent’s then current wire fee schedule (available upon written request of the Borrowers).

(j)        Late Charges. If payments of principal (other than a final installment of principal upon the Termination Date), interest due on the Obligations, or any other amounts due hereunder or under the other Financing Documents are not timely made and remain overdue for a period of five days, Borrowers, without notice or demand by Agent, promptly shall pay to Agent, for its own account and not for the benefit of any other Lenders, as additional compensation to Agent in administering the Obligations, an amount equal to five percent of each delinquent payment.

(k)       Computation of Interest and Related Fees. All interest and fees under each Financing Document shall be calculated on the basis of a 360-day year for the actual number of days elapsed. The date of funding of a Loan shall be included in the calculation of interest. The date of payment of a Loan shall be excluded from the calculation of interest. If a Loan is repaid on the same day that it is made, one day’s interest shall be charged.

Section 2.3           Notes. The portion of the Loans made by each Lender shall be evidenced, if so requested by such Lender, by one or more promissory notes executed by Borrowers on a joint and several basis (each, a “Note”) in an original principal amount equal to such Lender’s Revolving Loan Commitment Amount. Upon activation of the Additional Tranche in accordance with Section 2.1(b) hereof, Borrowers shall deliver to each Lender to whom Borrowers previously delivered a Note, a restated Note evidencing such Lender’s Revolving Loan Commitment Amount.

Section 2.4           General Provisions Regarding Payment; Loan Account.

(a)      All payments to be made by each Borrower under any Financing Document, including payments of principal and interest made hereunder and pursuant to any other Financing Document, and all fees, expenses, indemnities and reimbursements, shall be made without setoff, recoupment or counterclaim. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension (it being understood and agreed that, solely for purposes of calculating financial covenants and computations contained herein and determining compliance therewith, if payment is made, in full, on any such extended due date, such payment shall be deemed to have been paid on the original due date without giving effect to any extension thereto). Any payments received in the Payment Account before 12:00 Noon (Eastern time) on any date shall be deemed received by Agent on such date, and any payments received in the Payment Account at or after 12:00 Noon (Eastern time) on any date shall be deemed received by Agent on the next succeeding Business Day.

(b)      Agent shall maintain a loan account (the “Loan Account”) on its books to record Loans and other extensions of credit made by the Lenders hereunder or under any other Financing Document, and all payments thereon made by each Borrower. All entries in the Loan Account shall be made in accordance with Agent’s customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded in Agent’s books and records at any time shall be conclusive and binding evidence of the amounts due and owing to Agent by each Borrower absent manifest error; provided, however, that any failure to so record or any error in so recording shall not limit or otherwise affect any Borrower’s duty to pay all amounts owing hereunder or under any other Financing Document. Agent shall endeavor to provide Borrowers with a monthly statement regarding the Loan Account (but neither Agent nor any Lender shall have any liability if Agent shall fail to provide any such statement). Unless any Borrower notifies Agent of any objection to any such statement (specifically describing the basis for such objection) within thirty days after the date of receipt thereof, it shall be deemed final, binding and conclusive upon Borrowers in all respects as to all matters reflected therein.

Section 2.5           Maximum Interest. In no event shall the interest charged, with respect to the Loans or any other Obligations of any Borrower under any Financing Document, exceed the maximum amount permitted under the laws of the State of New York or of any other applicable jurisdiction. Notwithstanding anything to the contrary herein or elsewhere, if at any time the rate of interest payable hereunder or under any Note or other Financing Document (the “Stated Rate”) would exceed the highest rate of interest permitted under any applicable Law to be charged (the “Maximum Lawful Rate”), then for so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, each Borrower shall, to the extent permitted by law, continue to pay interest at the Maximum Lawful Rate until such time as the total interest received is equal to the total interest which would have been received had the Stated Rate been (but for the operation of this provision) the interest rate payable. Thereafter, the interest rate payable shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Lawful Rate, in which event this provision shall again apply. In no event shall the total interest received by any Lender exceed the amount which it could lawfully have received had the interest been calculated for the full term hereof at the Maximum Lawful Rate. If, notwithstanding the prior sentence, any Lender has received interest hereunder in excess of the Maximum Lawful Rate, such excess amount shall be applied to the reduction of the principal balance of the Loans or to other amounts (other than interest) payable hereunder, and if no such principal or other amounts are then outstanding, such excess or part thereof remaining shall be paid to Borrowers. In computing interest payable with reference to the Maximum Lawful Rate applicable to any Lender, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.

Section 2.6           Taxes; Capital Adequacy.

(a)      All payments of principal and interest on the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp, documentary, payroll, employment, property, withholding or franchise taxes and other taxes, fees, duties, levies, assessments, withholdings or other charges of any nature whatsoever (including interest and penalties thereon) imposed by any taxing authority, excluding taxes imposed on or measured by Agent’s or any Lender’s net income branch profits or any franchise taxes imposed, in each case, as a result of a present or former connection between the Agent or such Lender, as applicable, and the jurisdiction imposing such Tax (other than solely as the result of entering into any of the Financing Documents or taking any action thereunder) (all non-excluded items being called “Taxes”). If any withholding or deduction from any payment to be made by or on account of any obligation of any Borrower hereunder is required in respect of any Taxes pursuant to any applicable Law, then Borrowers will: (i) pay directly to the relevant authority the full amount required to be so withheld or deducted; (ii) promptly forward to Agent an official receipt or other documentation satisfactory to Agent evidencing such payment to such authority; and (iii) pay to Agent for the account of Agent and Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by each Lender and Agent will equal the full amount such Lender or Agent would have received had no such withholding or deduction been required (including any withholding or deduction in respect of such additional amounts). If any Taxes are directly asserted against Agent or any Lender with respect to any payment received by Agent or such Lender hereunder, Agent or such Lender may pay such Taxes and Borrowers will promptly pay such additional amounts (including any penalty, interest or expense imposed by the Taxing authority) as is necessary in order that the net amount received by such Person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Person would have received had such Taxes not been asserted so long as such amounts have accrued on or after the day which is 270 days prior to the date on which Agent or such Lender first made written demand therefor. The term “Taxes” shall not include (i) any U.S. federal withholding taxes that are imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Revolving Loan pursuant to a law in effect on the date on which (a) such Lender acquires such interest in the Loan or Revolving Loan Commitment (other than pursuant to a request by any Borrower) or (b) such Lender changes its lending office, except in each case to the extent that, pursuant to this Section 2.6, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s failure to comply with Section 2.6(c), (d) any withholding taxes imposed under FATCA.

(b)      If any Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to Agent, for the account of Agent and the respective Lenders, the required receipts or other required documentary evidence, Borrowers shall indemnify Lenders for any incremental Taxes, interest or penalties that may become payable by such Lender as a result of any such failure.

(c)      Each Lender that (i) is organized under the laws of a jurisdiction other than the United States, and (ii)(A) is a party hereto on the Closing Date or (B) becomes an assignee of an interest as a Lender under this Agreement after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) (each such Lender a “Foreign Lender”) shall to the extent it is legally entitled to do so execute and deliver to Borrower Representative and Agent one or more (as Borrower Representative or Agent may request) United States Internal Revenue Service Forms W-8ECI, W-8BEN, W-8BEN-E, W-8IMY (as applicable) U.S. Tax Compliance Certificates substantially in the form of Exhibit 2.6 and any successor forms, certificates or documents prescribed by the United States Internal Revenue Service and reasonably requested by Borrower Representative or Agent certifying as to such Lender’s entitlement to a reduction in or complete exemption from United States federal (including backup) withholding Taxes. Each Lender that is a U.S. Person shall deliver to Borrower Representative and Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower Representative or Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax. If a payment made to a Lender under any Facility Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower Representative and Agent at the time or times prescribed by Law and at such time or times reasonably requested by Borrower Representative or Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower Representative or Agent as may be necessary for the Borrowers and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of the preceding sentence, “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower Representative and Agent in writing of its legal inability to do so.

(d)      If any Lender shall determine in its commercially reasonable judgment that the adoption or taking effect of, or any change in, any applicable Law regarding capital adequacy, in each instance, after the Closing Date, or any change after the Closing Date in the interpretation, administration or application thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation, administration or application thereof, or the compliance by any Lender or any Person controlling such Lender with any request, guideline or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency adopted or otherwise taking effect after the Closing Date, has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such controlling Person could have achieved but for such adoption, taking effect, change, interpretation, administration, application or compliance (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy) then from time to time, upon written demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Agent), Borrowers shall promptly pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction, so long as such amounts have accrued on or after the day which is 270 days prior to the date on which such Lender first made demand therefor; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in applicable Law”, regardless of the date enacted, adopted or issued. This Section 2.6(d) shall not apply to any Taxes payable pursuant Section 2.6(a), (b) or (c) above.

(e)      If any Lender requires compensation under this Section 2.6, then, upon the written request of Borrower Representative, such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder (subject to the terms of this Agreement) to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or materially reduce amounts payable pursuant to any such subsection, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender (as determined in its sole discretion). Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(f)       The Agent (and any assignee or successor) will deliver, to Borrower Representative, on or prior to the execution and delivery of this Agreement (or, assignment or succession, if applicable), either (i) (A) two (2) executed copies of IRS Form W-8ECI with respect to any amounts payable to Agent for its own account and (B) two (2) duly completed copies of IRS Form W-8IMY (certifying that it is either a “qualified intermediary” or a “U.S. branch”) for the amounts Agent receives for the account of others, or (ii) two (2) executed copies of IRS Form W-9, whichever is applicable, and in each case of (i) and (ii), with the effect that Borrower Representative can make payments to Agent without deduction or withholding of taxes imposed by the United States.

(g)      Any Lender that is entitled to an exemption from or reduction of Taxes in respect of payments hereunder, including under the law of the jurisdiction in which a Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, shall, at the request of a Borrower, deliver to such Borrower (with a copy to the Agent), at the time or times prescribed by Law or reasonably requested by such Borrower or the Agent, such properly completed and executed documentation prescribed by Law (if any) as will permit such payments to be made without withholding or at a reduced rate of withholding or a reduced rate of Taxes. In addition, any Lender, if requested by a Borrower or the Agent, shall deliver such other documentation prescribed by Law or administrative practice (if any) or reasonably requested by such Borrower or the Agent as will enable such Borrower or the Agent to determine whether or not such Lender is subject to withholding or information reporting requirements. Notwithstanding the foregoing, no Lender shall be required to deliver any documentation pursuant to this Section 2.6(g) (i) that such Lender is not legally able to deliver or (ii) if in the Lender’s reasonable judgment, the delivery of such documentation would subject the Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

Section 2.7           Appointment of Borrower Representative.

(a)      Each Borrower hereby irrevocably appoints and constitutes Borrower Representative as its agent and attorney-in-fact to request and receive Loans in the name or on behalf of such Borrower and any other Borrowers, deliver Notices of Borrowing and Borrowing Base Certificates, give instructions with respect to the disbursement of the proceeds of the Loans, give and receive all other notices and consents hereunder or under any of the other Financing Documents and take all other actions (including in respect of compliance with covenants) in the name or on behalf of any Borrower or Borrowers pursuant to this Agreement and the other Financing Documents. Agent and Lenders may disburse the Loans to such bank account of Borrower Representative or a Borrower or otherwise make such Loans to a Borrower as Borrower Representative may designate or direct, without notice to any other Borrower. Notwithstanding anything to the contrary contained herein, Agent may at any time and from time to time require that Loans to or for the account of any Borrower be disbursed directly to an operating account of such Borrower.

(b)      Borrower Representative hereby accepts the appointment by Borrowers to act as the agent and attorney-in-fact of Borrowers pursuant to this Section 2.7. Borrower Representative shall ensure that the disbursement of any Loans that are at any time requested by or to be remitted to or for the account of a Borrower shall be remitted or issued to or for the account of such Borrower.

(c)      Each Borrower hereby irrevocably appoints and constitutes Borrower Representative as its agent to receive statements on account and all other notices from Agent and Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Financing Documents.

(d)      Any notice, election, representation, warranty, agreement or undertaking made or delivered by or on behalf of any Borrower by Borrower Representative shall be deemed for all purposes to have been made or delivered by such Borrower, as the case may be, and shall be binding upon and enforceable against such Borrower to the same extent as if made or delivered directly by such Borrower.

Section 2.8           Joint and Several Liability; Rights of Contribution; Subordination and Subrogation.

(a)      Borrowers and Credit Parties, as applicable are defined collectively to include all Persons named as one of the Borrowers or Credit Parties (as applicable) herein; provided, however, that any references herein to “any Borrower,” “each Borrower,” “any Credit Party,” “each Credit Party” or similar references, shall be construed as a reference to each individual Person named as one of the Borrowers or Credit Parties (as applicable) herein. Each Credit Party so named shall be jointly and severally liable for all of the obligations of Borrowers under this Agreement. Each Credit Party, individually, expressly understands, agrees and acknowledges, that the credit facilities would not be made available on the terms herein in the absence of the collective credit of all of the Persons named as the Credit Parties herein, the joint and several liability of all such Persons, and the cross-collateralization of the collateral of all such Persons. Accordingly, each Credit Party individually acknowledges that the benefit to each of the Persons named as one of the Credit Parties as a whole constitutes reasonably equivalent value, regardless of the amount of the credit facilities actually borrowed by, advanced to, or the amount of collateral provided by, any individual Credit Party. In addition, each entity named as one of the Credit Parties herein hereby acknowledges and agrees that all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in this Agreement shall be applicable to and shall be binding upon and measured and enforceable individually against each Person named as one of the Credit Parties herein as well as all such Persons when taken together. By way of illustration, but without limiting the generality of the foregoing, the terms of Section 10.1 of this Agreement are to be applied to each individual Person named as one of the Credit Parties herein (as well as to all such Persons taken as a whole), such that the occurrence of any of the events described in Section 10.1 of this Agreement as to any Person named as one of the Credit Parties herein shall constitute an Event of Default even if such event has not occurred as to any other Persons named as the Credit Parties or as to all such Persons taken as a whole.

(b)      Notwithstanding any provisions of this Agreement to the contrary, it is intended that the joint and several nature of the liability of each Credit Party for the Obligations and the Liens granted by the Credit Parties to secure the Obligations, not constitute a Fraudulent Conveyance (as defined below). Consequently, Agent, Lenders and each Credit Party agree that if the liability of a Credit Party for the Obligations, or any Liens granted by such Credit Party securing the Obligations would, but for the application of this sentence, constitute a Fraudulent Conveyance, the liability of such Credit Party and the Liens securing such liability shall be valid and enforceable only to the maximum extent that would not cause such liability or such Lien to constitute a Fraudulent Conveyance, and the liability of such Credit Party and this Agreement shall automatically be deemed to have been amended accordingly. For purposes hereof, the term “Fraudulent Conveyance” means a fraudulent conveyance under Section 548 of Chapter 11 of Title II of the Bankruptcy Code or a fraudulent conveyance or fraudulent transfer under the applicable provisions of any fraudulent conveyance or fraudulent transfer law or similar law of any state, nation or other governmental unit, as in effect from time to time.

(c)      Agent is hereby authorized, without notice or demand and without affecting the liability of any Credit Party hereunder, at any time and from time to time, to (i) renew, extend or otherwise increase the time for payment of the Obligations; (ii) with the written agreement of any Credit Party, change the terms relating to the Obligations or otherwise modify, amend or change the terms of any Note or other agreement, document or instrument now or hereafter executed by any Credit Party and delivered to Agent for any Lender; (iii) accept partial payments of the Obligations; (iv) take and hold any Collateral for the payment of the Obligations or for the payment of any guaranties of the Obligations and exchange, enforce (upon the occurrence and during the continuation of any Event of Default), waive and release any such Collateral; and (v) upon the occurrence and during the continuation of any Event of Default, (A) apply any such Collateral and direct the order or manner of sale thereof as Agent, in its sole discretion, may determine and (B) settle, release, compromise, collect or otherwise liquidate the Obligations and any Collateral therefor in any manner, all guarantor and surety defenses being hereby waived by each Credit Party. Without limitations of the foregoing, with respect to the Obligations, each Borrower hereby makes and adopts each of the agreements and waivers set forth in each Guarantee (and the Guarantee made in Section 8.1), the same being incorporated hereby by reference. Except as specifically provided in this Agreement or any of the other Financing Documents, Agent shall have the exclusive right to determine the time and manner of application of any payments or credits, whether received from any Borrower or any other source, and such determination shall be binding on all Borrowers. All such payments and credits may be applied, reversed and reapplied, in whole or in part, to any of the Obligations that Agent shall determine, in its sole discretion, without affecting the validity or enforceability of the Obligations of the other Borrower.

(d)      Each Credit Party hereby agrees that, except as hereinafter provided, its obligations hereunder shall be unconditional, irrespective of (i) the absence of any attempt to collect the Obligations from any obligor or other action to enforce the same; (ii) the waiver or consent by Agent with respect to any provision of any instrument evidencing the Obligations, or any part thereof, or any other agreement heretofore, now or hereafter executed by a Credit Party and delivered to Agent; (iii) failure by Agent to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations; (iv) the institution of any proceeding under the Bankruptcy Code, or any similar proceeding, by or against a Credit Party or Agent’s election in any such proceeding of the application of Section 1111(b)(2) of the Bankruptcy Code; (v) any borrowing or grant of a security interest by a Credit Party as debtor-in-possession, under Section 364 of the Bankruptcy Code; (vi) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of Agent’s claim(s) for repayment of any of the Obligations; or (vii) any other circumstance other than payment in full of the Obligations which might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety.

(e)      The Credit Parties hereby agree, as between themselves, that to the extent that Agent, on behalf of Lenders, shall have received from any Credit Party any Recovery Amount (as defined below), then the paying Credit Party shall have a right of contribution against each other Credit Party in an amount equal to such other Credit Party’s contributive share of such Recovery Amount; provided, however, that in the event any Credit Party suffers a Deficiency Amount (as defined below), then the Credit Party suffering the Deficiency Amount shall be entitled to seek and receive contribution from and against the other Credit Parties in an amount equal to the Deficiency Amount; and provided, further, that in no event shall the aggregate amounts so reimbursed by reason of the contribution of any Credit Party equal or exceed an amount that would, if paid, constitute or result in Fraudulent Conveyance. Until all Obligations have been paid and satisfied in full, no payment made by or for the account of a Credit Party including, without limitation, (i) a payment made by such Credit Party on behalf of the liabilities of any other Credit Party, or (ii) a payment made by any other guarantor under any Guarantee, shall entitle such Credit Party, by subrogation or otherwise, to any payment from such other Credit Party or from or out of such other Credit Party’s property. The right of each Credit Party to receive any contribution under this clause (e) or by subrogation or otherwise from any other Credit Party shall be subordinate in right of payment to the Obligations and such Credit Party shall not exercise any right or remedy against such other Credit Party or any property of such other Credit Party by reason of any performance of such Credit Party of its joint and several obligations hereunder, until the Obligations have been indefeasibly paid and satisfied in full, and no Credit Party shall exercise any right or remedy with respect to this clause (e) until the Obligations have been indefeasibly paid and satisfied in full. As used in this clause (e), the term “Recovery Amount” means the amount of proceeds received by or credited to Agent from the exercise of any remedy of the Lenders under this Agreement or the other Financing Documents, including, without limitation, the sale of any Collateral. As used in this clause (e), the term “Deficiency Amount” means any amount that is less than the entire amount a Credit Party is entitled to receive by way of contribution or subrogation from, but that has not been paid by, the other Credit Parties in respect of any Recovery Amount attributable to the Credit Party entitled to contribution, until the Deficiency Amount has been reduced to $0 through contributions and reimbursements made under the terms of this clause (e) or otherwise.

Section 2.9           Collections and Lockbox Account.

(a)      Borrowers shall maintain a lockbox (the “Lockbox”) with a United States depository institution designated from time to time by Agent (the “Lockbox Bank”), subject to the provisions of this Agreement, and shall execute with the Lockbox Bank a Deposit Account Control Agreement and such other agreements related to such Lockbox as Agent may require. Borrowers shall ensure that all Account Debtors and any other Persons who become Distributors, licensees, buyers or account debtors of any Borrower and other Persons obligated on the Collateral make payments under or in connection with the Collateral directly into the Lockbox Account pursuant to instructions contained in any Distribution Agreement or other applicable agreement, including any invoice provided by the applicable Credit Party to any such Person. The Lockbox Account and each other Deposit Account constituting Collateral shall be under the control (within the meaning of Section 9-140 of the UCC) of the Agent; provided, that, unless an Event of Default shall have occurred and be continuing, and except for any amount deposited as cash collateral or otherwise specified as such pursuant to any provision of any Loan Document, the Agent shall promptly release (or permit the release of) funds from the Lockbox Account or such other Deposit Account in accordance with the directions of the Borrowers for use by the Borrowers as permitted hereunder.

(b)      Notwithstanding anything in any lockbox agreement or Deposit Account Control Agreement to the contrary, Borrowers agree that they shall be liable for any fees and charges in effect from time to time and charged by the Lockbox Bank in connection with the Lockbox, the Lockbox Account, and that Agent shall have no liability therefor. Borrowers hereby indemnify and agree to hold Agent harmless from any and all liabilities, claims, losses and demands whatsoever, including reasonable outside attorneys’ fees and expenses, arising from or relating to actions of Agent or the Lockbox Bank pursuant to this Section or any lockbox agreement or Deposit Account Control Agreement or similar agreement, except to the extent of such losses arising solely from Agent’s gross negligence or willful misconduct.

(c)      Agent shall apply, on a daily basis, all funds transferred into the Payment Account pursuant to this Section 2.9 to reduce the outstanding Revolving Loans in such order of application as Agent shall elect, subject to a three Business Day clearance period. If as the result of collections of Accounts pursuant to the terms and conditions of this Section 2.9, a credit balance exists with respect to the Loan Account, such credit balance shall not accrue interest in favor of Borrowers, but Agent shall transfer such funds into an account designated by Borrower Representative, unless an Event of Default exists.

(d)      To the extent that any collections of Accounts or proceeds of other Collateral are not sent directly to the Lockbox or Lockbox Account but are received by any Borrower, such collections shall be held in trust for the benefit of Agent pursuant to an express trust created hereby and promptly remitted, in the form received, to the applicable Lockbox or Lockbox Account. No such funds received by any Borrower shall be commingled with other funds of the Borrowers. If any funds received by any Borrower are commingled with other funds of the Borrowers, or are required to be deposited to a Lockbox or Lockbox Account and are not so deposited within two Business Days, then Borrowers shall pay to Agent, for its own account and not for the account of any other Lenders, a compliance fee equal to $500 for each day thereafter that any such conditions exist.

(e)      Borrowers acknowledge and agree that compliance with the terms of this Section is essential, and that Agent and Lenders will suffer immediate and irreparable injury and have no adequate remedy at law, if any Borrower, through acts or omissions, causes or fails to direct Account Debtors to send payments other than to the Lockbox or Lockbox Accounts or if any Borrower fails to promptly deposit collections of Accounts or proceeds of other Collateral in the Lockbox Account as herein required. Accordingly, in addition to all other rights and remedies of Agent and Lenders hereunder, Agent shall have the right to seek specific performance of the Borrowers’ obligations under this Section, and any other equitable relief as Agent may deem necessary or appropriate, and Borrowers waive any requirement for the posting of a bond in connection with such equitable relief.

(f)       If any Borrower breaches its obligation to direct payments of the proceeds of the Collateral to the Lockbox Account, Agent, as the irrevocably made, constituted and appointed true and lawful attorney for Borrowers, may, by the signature or other act of any of Agent’s authorized representatives (without requiring any of them to do so), direct any Account Debtor and any other Persons who become Distributors, licensees, buyers or account debtors of any Borrower to pay proceeds of the Collateral to Borrowers by directing payment to the Lockbox Account.

Section 2.10       Termination; Restriction on Termination.

(a)      Termination by Lenders. In addition to the rights set forth in Section 10.2, Agent may, and at the direction of Required Lenders shall, terminate this Agreement without notice upon or after the occurrence and during the continuance of an Event of Default.

(b)      Termination by Borrowers. Upon at least 30 days’ prior written notice to Agent and Lenders, Borrowers may, at its option, terminate this Agreement; provided, however, that no such termination shall be effective until Borrowers have paid or collateralized to Agent’s satisfaction all of the Obligations in immediately available funds. For the avoidance of doubt, the Borrowers may not reduce the Revolving Loan Commitment at any time without terminating this Agreement pursuant to this Section 2.10. Any notice of termination given by Borrowers shall be irrevocable unless all Lenders otherwise agree in writing and no Lender shall have any obligation to make any Loans on or after the termination date stated in such notice. Borrowers may elect to terminate this Agreement in its entirety only. No section of this Agreement or type of Loan available hereunder may be terminated singly.

(c)      Effectiveness of Termination. All of the Obligations shall be immediately due and payable upon the Termination Date. All undertakings, agreements, covenants, warranties and representations of Borrowers contained in the Financing Documents shall survive any such termination and Agent shall retain its Liens in the Collateral and Agent and each Lender shall retain all of its rights and remedies under the Financing Documents notwithstanding such termination until all Obligations have been discharged or paid, in full, in immediately available funds, including, without limitation, all Obligations under the terms of any fee letter resulting from such termination. Notwithstanding the foregoing or the payment in full of the Obligations, Agent shall not be required to terminate its Liens in the Collateral unless, with respect to any loss or damage Agent may incur as a result of dishonored checks or other items of payment received by Agent from Borrower or any Account Debtor and applied to the Obligations, Agent shall, at its option, (i) have received a written agreement satisfactory to Agent, executed by Borrowers and by any Person whose loans or other advances to Borrowers are used in whole or in part to satisfy the Obligations, indemnifying Agent and each Lender from any such loss or damage or (ii) have retained cash Collateral or other Collateral for such period of time as Agent, in its discretion, may deem necessary to protect Agent and each Lender from any such loss or damage.

Section 2.11       Provisions Relating to the Borrowing Base.

(a)      The Agent may from time to time by written notice to Borrower Representative (i) remove any Acceptable Obligor or Affiliated Group from Schedule 2.11, or (ii) decrease the Allowable Amount for any Acceptable Obligor or Affiliated Group, in each case, as the Agent acting in good faith may deem appropriate as a result of an adverse change in the circumstances of such Acceptable Obligor or Affiliated Group; provided, however, that any such removal or decrease shall be effective on a prospective basis only (as more fully set forth in Sections 2.11(c) and (d) below).

(b)      The Agent may (either independently or after a request has been received from the Borrower Representative) from time to time by written notice to the Borrower Representative, as it may deem appropriate, (i) add or reinstate an Acceptable Obligor or Affiliated Group to Schedule 2.11, or (ii) increase the Allowable Amount for any Acceptable Obligor or Affiliated Group.

(c)      In the event the Agent notifies the Borrower Representative that an Acceptable Obligor or Affiliated Group is removed from Schedule 2.11 in accordance with Section 2.11(a), then (subject to the exceptions set forth in Section 2.11(a)) no new Eligible Account from such Person or Affiliated Group may be included in the Borrowing Base, and no new extensions of credit shall be made on the basis of Eligible Accounts from such Acceptable Obligor or Affiliated Group, in each case subsequent to such notice, unless supported by an Acceptable L/C or such Acceptable Obligor or Affiliated Group is reinstated as an Acceptable Obligor in accordance with Section 2.11(b).

(d)      In the event the Agent notifies the Borrower Representative that the Allowable Amount with respect to an Acceptable Obligor or Affiliated Group is to be reduced in accordance with Section 2.11(a), then (subject to the exceptions set forth in Section 2.11(a)) (i) no new Eligible Account from such Acceptable Obligor or Affiliated Group may be included in the Borrowing Base subsequent to such notice if such inclusion would result in the aggregate amount of Eligible Accounts from such Acceptable Obligor or Affiliated Group being in excess of the Allowable Amount for such Acceptable Obligor or Affiliated Group after giving effect to such reduction, and (ii) no further Loans shall be made on the basis of Eligible Accounts from such Acceptable Obligor or Affiliated Group subsequent to such notice that are not otherwise subject to any of the exceptions set forth in Section 2.11(a) if such Loans would result in the Revolving Loan Exposure exceeding the Revolving Loan Limit after giving effect to such reduction, in each case, to the extent of such excess only, unless such excess is supported by an Acceptable L/C or the Allowable Amount for such Acceptable Obligor or Affiliated Group is increased in accordance with Section 2.11(b).

Article 3 - REPRESENTATIONS AND WARRANTIES

To induce Agent and Lenders to enter into this Agreement and to make the Loans and other credit accommodations contemplated hereby, each Credit Party hereby represents and warrants to Agent and each Lender that:

Section 3.1           Existence and Power.

(a)      Each Credit Party is an entity as specified on Schedule 3.1(a), is duly organized, validly existing and in good standing under the laws of the jurisdiction specified on Schedule 3.1(a) and no other jurisdiction, has the same legal name as it appears in such Credit Party’s Organizational Documents and an organizational identification number (if any), in each case as specified on Schedule 3.1(a), and has all powers and all Permits necessary or desirable in the operation of its business as presently conducted or as proposed to be conducted, except where the failure to have such Permits could not reasonably be expected to have a Material Adverse Effect. Each Credit Party is qualified to do business as a foreign entity in each jurisdiction in which it is required to be so qualified, which jurisdictions as of the Closing Date are specified on Schedule 3.1(a), except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.1(a), no Credit Party (i) has had, over the five year period preceding the Closing Date, any name other than its current name, or (ii) was incorporated or organized under the laws of any jurisdiction other than its current jurisdiction of incorporation or organization.

(b)      Each Credit Party has the power and authority (i) to execute, deliver and perform, as applicable, its obligations under the Financing Documents and any other documents contemplated thereby to which it is or will be a party, (ii) to guaranty the Obligations as contemplated in Article 8 and (iii) in the case of the Credit Parties, to grant to the Agent a security interest in the Collateral as contemplated by Article 9.

Section 3.2           Organization and Governmental Authorization; No Contravention.

(a)      The execution, delivery and performance by each Credit Party of the Financing Documents to which it is a party are within its powers, have been duly authorized by all necessary action pursuant to its Organizational Documents, require no further action by, or in respect of, or filing with, any Governmental Authority (other than applicable UCC financing statements or other foreign equivalents), which will be delivered to the Agent on or prior to the Closing Date, in form suitable for filing with the appropriate filing office and do not (i) violate any Law applicable to any Credit Party or contravene any of the Organizational Documents of any Credit Party, or (ii) conflict with or cause a breach or a default under any agreement or instrument binding upon any Credit Party, except for such violations, conflicts, breaches or defaults as could not, with respect to this clause (ii), reasonably be expected to have a Material Adverse Effect.

(b)      The grant by each Credit Party to the Agent of the security interest in the Collateral, as contemplated by the Financing Documents, and in the case of the Borrowers, the Loans hereunder and the execution, delivery and performance of the Notes and, in the case of each Credit Party, the guaranty of the Obligations as contemplated by Article 8, (i) will not violate any provision of, be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or create any right to terminate, any Distribution Agreement, or any indenture, agreement, bond, note or other similar instrument to which such Person is a party or by which such Person or any of its properties or assets are bound, other than where any such violation, conflict, breach, default or termination could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (ii) will not result in the creation or imposition of any Lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of such Person other than pursuant to the Financing Documents

Section 3.3           Binding Effect. Each of the Financing Documents to which any Credit Party is a party constitutes a valid and binding agreement or instrument of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.

Section 3.4           Capitalization.

(a)         The authorized equity securities of each of the Credit Parties as of the Closing Date are as set forth on Schedule 3.4(a). All issued and outstanding equity securities of each of the Credit Parties are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens, and such equity securities were issued in compliance with all applicable Laws. The identity of the holders of the equity securities of each of the Credit Parties and the percentage of their fully-diluted ownership of the equity securities of each of the Credit Parties as of the Closing Date is set forth on Schedule 3.4(a). No shares of the capital stock or other equity securities of any Credit Party, other than those described above, are issued and outstanding as of the Closing Date. Except as set forth on Schedule 3.4(a), as of the Closing Date there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Credit Party of any equity securities of any such entity.

(b)         Attached hereto as Schedule 3.4(b) is a correct and complete organizational chart as of the date hereof reflecting the organizational structure of each Credit Party.

Section 3.5           Financial Information. All information delivered by any Credit Party to Agent and pertaining to the financial condition of any Credit Party fairly presents the financial position of such Credit Party as of such date in conformity with GAAP (and as to unaudited financial statements, subject to normal year-end adjustments and the absence of footnote disclosures). Since December 31, 2020, there has been no material adverse change in the business, operations, properties or condition (financial or otherwise) of any Credit Party.

Section 3.6           Litigation. Except as set forth on Schedule 3.6 as of the Closing Date, and except as hereafter disclosed to Agent in writing, there is no Litigation pending against, or to such Credit Party’s knowledge threatened against or affecting, any Credit Party or, to such Credit Party’s knowledge, any party to any Financing Document other than a Credit Party. There is no Litigation pending in which an adverse decision could reasonably be expected to have a Material Adverse Effect or which in any manner draws into question the validity of any of the Financing Documents.

Section 3.7           Ownership of Property. Each Credit Party and each of its Subsidiaries (other than any Excluded Subsidiary) is the lawful owner of, has good and marketable title to and is in lawful possession of, or has valid leasehold interests in, all personal property and other assets (tangible, intangible or mixed) purported or reported to be owned or leased (as the case may be) by such Person.

Section 3.8           No Default. No Event of Default, or to such Credit Party’s knowledge, Default, has occurred and is continuing. No Credit Party is in breach or default under or with respect to any contract, agreement, lease or other instrument to which it is a party or by which its property is bound or affected, which breach or default could reasonably be expected to have a Material Adverse Effect.

Section 3.9           Labor Matters. As of the Closing Date, there are no strikes or other labor disputes pending or, to any Credit Party’s knowledge, threatened against any Credit Party. Hours worked and payments made to the employees of the Credit Parties have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters. All payments due from the Credit Parties, or for which any claim may be made against any of them, on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on their books, as the case may be. The consummation of the transactions contemplated by the Financing Documents will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Credit Party is a party or by which any Credit Party is bound.

Section 3.10       Regulated Entities. No Credit Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” all within the meaning of the Investment Company Act of 1940.

Section 3.11       Margin Regulations. None of the proceeds from the Loans have been or will be used, directly or indirectly, for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Federal Reserve Board), for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any “margin stock” or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board.

Section 3.12       Compliance With Laws; Anti-Terrorism Laws.

(a)      Each Credit Party is in compliance with the requirements of all applicable Laws, except for such Laws the noncompliance with which could not reasonably be expected to have a Material Adverse Effect.

(b)      None of the Credit Parties and, to the knowledge of the Credit Parties, none of their Affiliates (i) is in violation of any Anti-Terrorism Law, (ii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, (iii) is a Blocked Person, or is controlled by a Blocked Person, (iv) is acting or will act for or on behalf of a Blocked Person, (v) is associated with, or will become associated with, a Blocked Person or (vi) is providing, or will provide, material, financial or technical support or other services to or in support of acts of terrorism of a Blocked Person. No Credit Party nor, to the knowledge of any Credit Party, any of its Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (B) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.

Section 3.13       Taxes. All federal, state and local tax returns, reports and statements required to be filed by or on behalf of each Credit Party have been filed with the appropriate Governmental Authorities in all jurisdictions in which such returns, reports and statements are required to be filed and, except to the extent subject to a Permitted Contest, all Taxes imposed on or with respect to any Credit Party (including, if applicable, all real property Taxes) and other charges shown to be due and payable, in respect thereof, have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof. Except to the extent subject to a Permitted Contest, all state and local sales and use Taxes required to be paid by each Credit Party have been paid. All federal and state returns have been filed by each Credit Party for all periods for which returns were due with respect to employee income tax withholding, social security and unemployment taxes, and, except to the extent subject to a Permitted Contest, all amounts due in respect of such taxes have been paid in full or adequate provisions therefor have been made.

Section 3.14       Compliance with ERISA.

(a)          No Credit Party has or is subject to any Pension Plan, Multiemployer Plan or Multi-Employer Pension Plan.

(b)          Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Credit Party is in compliance with the applicable provisions of ERISA and the applicable provisions of the Code relating to ERISA Plans and the regulations and published interpretations therein.

Section 3.15       Consummation of Financing Documents; Brokers. Except for fees payable to Agent and/or Lenders, no broker, finder or other intermediary has brought about the obtaining, making or closing of the transactions contemplated by the Financing Documents, and no Credit Party has or will have any obligation to any Person in respect of any finder’s or brokerage fees, commissions or other expenses in connection herewith or therewith.

Section 3.16       Related Transactions. All transactions contemplated by the Financing Documents to be consummated on or prior to the date hereof have been so consummated (including, without limitation, the disbursement and transfer of all funds in connection therewith) in all material respects pursuant to the provisions of the applicable Financing Documents, true and complete copies of which have been delivered to Agent, and in compliance with all applicable Law, except for such Laws the noncompliance with which would not reasonably be expected to have a Material Adverse Effect.

Section 3.17       Material Contracts; Distribution Agreements.

(a)       Except for the Financing Documents and the other agreements set forth on Schedule 3.17(a) (collectively with the Financing Documents, the “Material Contracts”), as of the Closing Date there are no (i) employment agreements covering the management of any Credit Party, (ii) collective bargaining agreements or other similar labor agreements covering any employees of any Credit Party, (iii) agreements for managerial, consulting or similar services to which any Credit Party is a party or by which it is bound, (iv) agreements regarding any Credit Party, its assets or operations or any investment therein to which any of its equity holders is a party or by which it is bound, (v) real estate leases, Intellectual Property licenses or other lease or license agreements to which any Credit Party is a party, either as lessor or lessee, or as licensor or licensee (other than licenses arising from the purchase of “off the shelf” products), (vi) customer, distribution, marketing or supply agreements to which any Credit Party is a party, (vii) partnership agreements to which any Credit Party is a general partner or joint venture agreements to which any Credit Party is a party, (viii) third party billing arrangements to which any Credit Party is a party, (ix) credit agreements, indentures, notes and other agreements related to any indebtedness for borrowed money of any Credit Party, (x) Distribution Agreements that are expected to be included in the Borrowing Base and that provide for a minimum guarantee or other fixed payments in excess of the Material Payments Threshold, (xi) agreements or other arrangements pursuant to which any Credit Party has granted a Lien to any Person, (xii) co-financing agreements or other material contractual arrangements entered into by any Credit Party or by which any Credit Party is bound, including but not limited to, material guarantees and material employment agreements, (xiii) agreements pursuant to which any Credit Party acquired the rights to a scenario, screenplay or script upon which a Program is based or any other agreements or instruments to which any Credit Party is a party, the breach, nonperformance or cancellation of which, or the failure of which to renew, in each case, with respect to the foregoing clauses (i) through (xiii), could reasonably be expected to have a Material Adverse Effect. Schedule 3.17(a) sets forth, with respect to each real estate lease agreement to which any Credit Party is a party (as a lessee) as of the Closing Date, the address of the subject property and the annual rental (or, where applicable, a general description of the method of computing the annual rental). The consummation of the transactions contemplated by the Financing Documents will not give rise to a right of termination in favor of any party to any Material Contract (other than any Credit Party), except for such Material Contracts the noncompliance with which would not reasonably be expected to have a Material Adverse Effect.

(b)       No Credit Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which such Credit Party is a party, except where such default could not reasonably be expected to result in a Material Adverse Effect.

(c)       Other than as set forth on Schedule 3.17(c), no Distribution Agreement in respect of which Eligible Accounts are included in the Borrowing Base and that provides for a minimum guarantee or other fixed payments in excess of the Material Payments Threshold has any “key person” provisions. At any time any “key person” ceases to function for any Credit Party as required under any such Distribution Agreement, then the Borrowers shall promptly notify the Agent in writing and provide the name of the Person that is being proposed as the replacement for such “key person” and whether such Person is acceptable to the contract counterparty under such Distribution Agreement.

Section 3.18       Compliance with Environmental Requirements; No Hazardous Materials. Except in each case as set forth on Schedule 3.18:

(a)       no notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or to such Credit Party’s knowledge, threatened by any Governmental Authority or other Person with respect to any (i) alleged violation by any Credit Party of any Environmental Law, (ii) alleged failure by any Credit Party to have any Permits required in connection with the conduct of its business or to comply with the terms and conditions thereof, (iii) any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Materials, or (iv) release of Hazardous Materials; and

(b)       no property now owned or leased by any Credit Party and, to the knowledge of each Credit Party, no such property previously owned or leased by any Credit Party, to which any Credit Party has, directly or indirectly, transported or arranged for the transportation of any Hazardous Materials, is listed or, to such Credit Party’s knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERCLA) or any similar state list or is the subject of federal, state or local enforcement actions or, to the knowledge of such Credit Party, other investigations, which may lead to claims against any Credit Party for clean-up costs, remedial work, damage to natural resources or personal injury claims, including, without limitation, claims under CERCLA.

For purposes of this Section 3.18, each Credit Party shall be deemed to include any business or business entity (including a corporation) that is, in whole or in part, a predecessor of such Credit Party.

Section 3.19       Solvency. After giving effect to each Loan advance under this Agreement and the liabilities and obligations of each Credit Party under the Financing Documents, each Borrower and each additional Credit Party is Solvent.

Section 3.20       Full Disclosure. None of the written information (financial or otherwise) furnished by any Credit Party (or a third Person authorized to act on behalf of any Credit Party for purposes of this Agreement) to Agent or any Lender in connection with the consummation of the transactions contemplated by the Financing Documents, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in any material respect in light of the circumstances under which such statements were made. All financial projections delivered to Agent and the Lenders by Credit Parties (or their agents) have been prepared on the basis of the assumptions stated therein. Such projections represent each Credit Party’s best estimate of such Credit Party’s future financial performance and such assumptions are believed by such Credit Party to be fair and reasonable in light of current business conditions; provided, however, that the Credit Parties can give no assurance that such projections will be attained.

Section 3.21       Subsidiaries. No Credit Party owns any stock, partnership interests, limited liability company interests or other equity securities, except for Permitted Investments.

Section 3.22       Copyrights and Other Rights.

(a)      The Programs listed on Schedule 3.22(a) (as updated from time to time in accordance with this Agreement) comprise all of the Programs (i) in which any Credit Party has any right, title or interest (either directly, through a joint venture, partnership license or otherwise), (ii) that have been registered, or with respect to which applications for registration, have been submitted to the USCO and (iii) in respect of which Eligible Account(s) are included in the Borrowing Base (“Applicable Programs”). Set forth across from the title of each such Applicable Program on Schedule 3.22(a) (as updated from time to time in accordance with this Agreement) is listed (i) the copyright registration number (or, with respect to pending applications for registration, the filing receipt/control number, when available), (ii) the name of the relevant copyright registrant (or, with respect to pending applications the applicant for copyright registration), and (iii) the nature of all interests held by the relevant Credit Party in such Programs (i.e., whether such Credit Party owns, licenses or has a financial entitlement in such Programs). The Credit Party holding such interests has duly recorded or caused to be duly recorded (or, with respect to pending applications for registration, has submitted for recordation or caused to be submitted for recordation) such interests with the USCO and has delivered copies of all such recordations to the Agent to the extent required under this Agreement.

(b)      All such Applicable Programs and all component parts thereof do not and will not violate or infringe upon any copyright, right of privacy, trademark, patent, trade name, performing right or any literary, dramatic, musical, artistic, personal, private, civil, contract, property or copyright right or any other right of any Person or contain any libelous or slanderous material, except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no claim, suit, action or proceeding pending or, to the best of each Credit Party’s knowledge, threatened against any Credit Party or any other Person that involves a claim of infringement of any copyright with respect to any Program listed on Schedule 3.22(a), and no Credit Party has any knowledge of any existing infringement by any other Person of any copyright held by or licensed to any Credit Party with respect to any Program listed on Schedule 3.22(a). Each Applicable Program set forth on Schedule 3.22(a) as of the Closing Date has been included on Schedule A to the Copyright Security Agreement delivered to the Agent on the Closing Date.

(c)      Except as disclosed on Schedule 3.22(c) (as updated from time to time in accordance with this Agreement), all applications and registrations for all copyrights listed on Schedule 3.22(a) in which any Credit Party has any right, title or interest, are valid and in full force and effect and are not and will not be subject to the payment of any Taxes or maintenance fees (other than renewal or extension fees) or the taking of any other actions by any Credit Party to maintain their validity or effectiveness, other than renewals or extensions to maintain the effectiveness thereof.

(d)      No Credit Party is party to, or bound by, any material license or other agreement with respect to which any such Credit Party is the licensee that prohibits or otherwise restricts such Credit Party from granting a security interest in such Credit Party’s interest in such license or agreement or other property.

Section 3.23       Security Interest.

(a)       This Agreement and the other Financing Documents, when executed and delivered will create and grant to the Agent, upon (i) the filing of the appropriate UCC financing statements (or foreign equivalent) with the filing offices listed on Schedule 3.23, (ii) the filing of the Copyright Security Agreement with the USCO covering Programs giving rise to Eligible Accounts attributable to Applicable Programs and, (iii) the execution and delivery of any applicable Deposit Account Control Agreements and (iv) the payment of all applicable filing fees for the documents referenced in the preceding clauses (i) and (ii), a valid and perfected security interest in the Collateral (prior to all other Liens other than Specified Permitted Liens).

(b)       When the filings in subsection (a) of this Section 3.23 are made and when, if applicable, the Copyright Security Agreements are filed in the USCO, this Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Credit Parties in the Copyrights, if any, in which a security interest may be perfected by filing or recording a security agreement or financing statement or recording an analogous document in the USCO, in each case prior and superior in right to any other Person in such jurisdiction.

Section 3.24       Representations and Warranties Incorporated from Financing Documents. As of the Closing Date, each of the representations and warranties made in the Financing Documents by each of the parties thereto is true and correct in all material respects, and such representations and warranties are hereby incorporated herein by reference with the same effect as though set forth in their entirety herein, as qualified therein, except to the extent that such representation or warranty relates to a specific date, in which case such representation and warranty shall be true as of such earlier date.

Article 4 - AFFIRMATIVE COVENANTS

Each Credit Party, as applicable, agrees that, until the Obligations Repayment Date:

Section 4.1           Financial Statements and Other Reports. Each Credit Party, as applicable, will deliver to Agent:

(a)      as soon as available, but no later than 60 days after the last day of each of the first three fiscal quarters of each fiscal year of each Credit Party, a consolidated balance sheet, cash flow and income statement (including year-to-date results) covering the Credit Parties, setting forth in comparative form the corresponding figures as at the end of the corresponding quarter of the previous fiscal year and the projected figures for such period based upon the projections required hereunder, all in reasonable detail and in a form acceptable to the Agent, together with a certificate in a form acceptable to the Agent signed by a Responsible Officer of the Borrower Representative;

(b)      as soon as available, but no later than 120 days after the last day of each Credit Party’s immediately preceding fiscal year, audited consolidated financial statements of each Credit Party prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Agent in its discretion (it being understood that the “Big Four” accounting firms and BDO and the Parent’s current auditor, Rosenfield & Co., are hereby approved by the Agent);

(c)      promptly following the delivery or filing thereof, copies of all statements, reports and notices made available to any Credit Party’s security holders or to any holders of Subordinated Debt and copies of all reports and other filings made by Borrower with any stock exchange on which any securities of any Credit Parties are traded and/or the SEC to the extent not publicly filed and available through the SEC’s EDGAR system;

(d)      within 60 days after the end of each fiscal year of the Borrower, a copy of the Business Plan for the then current fiscal year (with quarterly figures) consistent with the model previously provided to Agent by the Parent prior to the date hereof; provided, that any material changes to the model format shall require the approval of the Agent (not to be unreasonably withheld);

(e)      concurrently with the delivery of the financial statements required under Sections 4.1(a) and 4.1(b), a brief narrative report by management outlining the business, financial condition and results of operations of the Credit Parties, in a form reasonably acceptable to the Agent signed by a Responsible Officer of the Borrower Representative; provided, however that Reports on Forms 10-Q and 10-K filed with the SEC shall be deemed to satisfy this requirement;

(f)       from time to time such additional information regarding the financial condition or business of any Credit Party or otherwise regarding the Collateral, as the Agent may reasonably request in writing;

(g)      within ten days after receipt thereof by a Credit Party, copies of all management letters received by a Credit Party from its auditors;

(h)      prompt written notice of an event that materially and adversely affects the value of the Collateral as a whole;

(i)        concurrently with the delivery of the financial statements required under Sections 4.1(a) and 4.1(b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower Representative (i) certifying that all filings required under Section 4.13 have been made and listing each such filing that has been made since the later of the Closing Date and the date of the last Compliance Certificate, and also listing any recordation or registration number received by any Credit Party with respect to such filings or any prior filings that have not previously been provided pursuant to a certificate delivered under this Section 4.1(i), (ii) providing updates (in a form reasonably acceptable to the Agent) to all Schedules provided pursuant to this Agreement necessary to make the applicable representations set forth in Article 3 (excluding any such representation or warranty that relates to the Closing Date or other specific date) true and correct in all material respects as of the date of such Compliance Certificate and (iii) certifying that no Responsible Officer is aware of any Default or Event of Default under this Agreement;

(j)        promptly upon request by the Agent, copies of all Material Contracts if such Schedule of Material Contracts is updated pursuant to Section 4.1(i);

(k)      if not delivered to the Agent during the current fiscal month, on the last Business Day of each fiscal month, deliver to Agent a duly completed Borrowing Base Certificate signed by a Responsible Officer of the Borrower Representative, together with supporting schedules showing the calculation of each component of the Borrowing Base as of such date of delivery of the applicable Borrowing Base Certificate (it being understood that the Borrower Representative, at its option, may furnish additional Borrowing Base Certificates setting forth the foregoing information as of such more recent dates as it may deem appropriate); and

(l)        within 23 days following the end of each calendar month, a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower Representative evidencing compliance with the financial covenant set forth in Article 6 of this Agreement, and, if applicable, compliance therewith.

Section 4.2           Payment and Performance of Obligations. Each Credit Party (a) will pay and discharge on a timely basis as and when due, all of their respective obligations and liabilities, except for such obligations and/or liabilities (i) that may be the subject of a Permitted Contest, and (ii) the nonpayment or nondischarge of which could not reasonably be expected to have a Material Adverse Effect or result in a Lien against any Collateral, except for Permitted Liens, (b) without limiting anything contained in the foregoing clause (a), pay all amounts due and owing in respect of Taxes (including without limitation, payroll and withholdings tax liabilities) on a timely basis as and when due, and in any case prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof, (c) will maintain, and cause each Subsidiary (other than any Excluded Subsidiary) to maintain, in accordance with GAAP, appropriate reserves for the accrual of all of their respective obligations and liabilities and (d) will not breach or permit to exist any default under the terms of any lease, commitment, contract, instrument or obligation to which it is a party, or by which its properties or assets are bound, except for such breaches or defaults which could not reasonably be expected to have a Material Adverse Effect.

Section 4.3           Maintenance of Existence. Each Credit Party will preserve, renew and keep in full force and effect and in good standing their respective existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business.

Section 4.4           Maintenance of Property; Insurance.

(a)      Each Credit Party will keep all property that is material to its business in good working order and condition, ordinary wear and tear excepted.

(b)      Upon completion of any Permitted Contest by any Credit Party, each Credit Party shall promptly pay the amount due, if any, and deliver to Agent proof of the completion of the contest and payment of the amount due, if any, following which Agent shall return the security, if any, deposited with Agent pursuant to the definition of Permitted Contest.

(c)      Each Credit Party will (i) keep its assets which are of an insurable character insured (to the extent and for the time periods consistent with, or greater than, customary industry standards) by financially sound and reputable insurers against all risks of loss or damage by fire, explosion, theft or other hazards which are included under extended coverage in amounts not less than the insurable replacement value of the property insured or such lesser amounts, and with such self-insured retention or deductible levels, as are consistent with normal industry standards and (ii) maintain with financially sound and reputable insurers insurance against other hazards and risks and liability to Persons and property to the extent and in the manner consistent with, or greater than, customary standards.

(d)      Each Credit Party will maintain, or cause to be maintained, in effect during the period from the commencement of principal photography of each Program produced by any Credit Party, or from the date of acquisition of each Program acquired by (or licensed to) any Credit Party, as applicable, through the date required by applicable contracts, a so-called “Errors and Omissions” policy covering all such Programs, and cause such Errors and Omissions policy to provide coverage to the extent and in such manner as is customary for television product of like type, but at a minimum to the extent and in such manner as is required under all applicable Distribution Agreements and other contracts relating thereto.

(e)      On or prior to the Closing Date, and at all times thereafter, each Credit Party will cause Agent to be named as an additional insured, assignee and lender loss payee (which shall include, as applicable, identification as mortgagee), as applicable, on each insurance policy required to be maintained pursuant to this Section 4.4 pursuant to endorsements in form and substance acceptable to Agent. Each Credit Party shall deliver to Agent and the Lenders (i) on the Closing Date, a certificate from the Credit Parties’ insurance broker dated such date showing the amount of coverage as of such date, and that such policies will include effective waivers (whether under the terms of any such policy or otherwise) by the insurer of all claims for insurance premiums against all loss payees and additional insureds and all rights of subrogation against all loss payees and additional insureds, and that if all or any part of such policy is canceled, terminated or expires, the insurer will forthwith give notice thereof to each additional insured, assignee and loss payee and that no cancellation, reduction in amount or material change in coverage thereof shall be effective until at least thirty days after receipt by each additional insured, assignee and loss payee of written notice thereof, (ii) on an annual basis, and upon the request of any Lender through Agent from time to time, a broker’s report in form and substance reasonably satisfactory to the Agent as to all such insurance coverage, (iii) within 30 days of receipt of notice from any insurer, a copy of any notice of cancellation, nonrenewal or material change in coverage from that existing on the date of this Agreement, (iv) forthwith, notice of any cancellation or nonrenewal of coverage by any Credit Party, and (v) at least 15 days prior to expiration of any policy of insurance, evidence of renewal of such insurance upon the terms and conditions herein required.

(f)       In the event any Credit Party fails to provide Agent with evidence of the insurance coverage required by this Agreement, Agent may purchase insurance at Borrowers’ expense to protect Agent’s interests in the Collateral. The coverage purchased by Agent may not pay any claim made by such Credit Party or any claim that is made against such Credit Party in connection with the Collateral. Such Credit Party may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that such Credit Party has obtained insurance as required by this Agreement. If Agent purchases insurance for the Collateral, Credit Parties will be responsible for the costs of that insurance to the fullest extent provided by law, including interest and other charges imposed by Agent in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Obligations. The costs of the insurance may be more than the cost of insurance such Credit Party is able to obtain on its own.

Section 4.5           Compliance with Laws and Material Contracts. Each Credit Party will comply with the requirements of all applicable Laws and Material Contracts, except to the extent that failure to so comply could not reasonably be expected to (a) have a Material Adverse Effect, or (b) result in any Lien upon a material portion of the Collateral of any such Person that does not constitute a Permitted Lien.

Section 4.6           Inspection of Property, Books and Records.

(a)      Each Credit Party will keep proper books of record substantially in accordance with GAAP in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, at the sole cost of the applicable Credit Party, representatives of Agent (and at any time after an Event of Default shall have occurred and be continuing, any Lender) to visit and inspect any of their respective properties, to examine and make abstracts or copies from any of their respective books and records, to conduct a collateral audit and analysis of their respective operations and the Collateral, to verify the amount and age of the Accounts, the identity and credit of the respective Account Debtors, to review the billing practices of Credit Parties and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants; provided, that (i) if no Event of Default shall have occurred and be continuing, no more than one such visit shall occur in any twelve month period and (ii) any such visit conducted by the Lenders (as opposed to the Agent) shall be coordinated through the Agent. In the absence of an Event of Default, Agent or any Lender exercising any rights pursuant to this Section 4.6 shall give the applicable Credit Party commercially reasonable prior notice of such exercise and may only exercise such rights during normal business hours. No notice shall be required during the existence and continuance of any Event of Default.

(b)      If at any time when no Event of Default has occurred and is continuing, the Agent wishes to confirm with account debtors and other payors the amounts and terms of any or all Account of any Credit Party, the Agent will so notify such Credit Party. The Agent agrees to have such confirmation made through the Credit Parties’ auditors. If for any reason such auditors fail to proceed with the confirmations in a timely manner, the Agent may proceed to make such confirmations directly with account debtors and other payors after prior written notice to the Borrower Representative. Each of the Credit Parties hereby agrees that, upon the occurrence and during the continuance of an Event of Default, the Agent shall be entitled to confirm directly with account debtors and other payors, the amounts and terms of all Accounts of the Credit Parties.

(c)      At the expense of the Borrowers, the Credit Parties shall permit the Agent and its representatives (accompanied by any Lenders) to conduct field audits of the Borrowing Base and any other assets of any Credit Party and procedures and controls relating thereto once each fiscal year upon reasonable notice (which may be delivered telephonically) and during regular business hours (in each case unless an Event of Default shall have occurred and be continuing, in which case no such limitations shall apply). For the avoidance of doubt, the Agent may engage, at the Credit Party’s expense, an independent auditor to conduct such audits on its behalf.

Section 4.7           Use of Proceeds. Borrowers shall use the proceeds of the Loans solely (a) to finance a portion of the Initial Purchase Price under the APA, (b) to pay interest, fees, costs and expenses under the Financing Documents and transaction fees and costs associated with the Financing Documents and (c) for general working capital requirements of the Credit Parties. No portion of the proceeds of the Loans will be used for principal or interest payments due and payable in connection with the Existing Notes.

Section 4.8           Estoppel Certificates. After written request by Agent, if Agent in good faith determines same is required to protect its interest hereunder, Borrowers, within fifteen days and at their expense, will execute and return to Agent a statement prepared by Borrowers, duly acknowledged and certified, in form reasonably satisfactory to Agent, setting forth (a) the amount of the original principal amount of the Notes, and the unpaid principal amount of the Notes, (b) the rate of interest of the Notes, (c) the date payments of interest and/or principal were last paid, (d) any offsets or defenses to the payment of the Obligations, and if any are alleged, the nature thereof, (e) that the Notes and this Agreement have not been modified or if modified, giving particulars of such modification, and (f) that there has occurred and is then continuing no Default or if such Default exists, the nature thereof, the period of time it has existed, and the action being taken to remedy such Default. After written request by Agent, Borrowers, within fifteen days and at their expense, will execute and return to Agent a certificate prepared by Borrowers, signed by a Responsible Officer of Borrowers, updating all of the representations and warranties contained in this Agreement and the other Financing Documents and certifying that all of the representations and warranties contained in this Agreement and the other Financing Documents, as updated pursuant to such certificate, are true, accurate and complete as of the date of such certificate.

Section 4.9           Notices of Litigation and Defaults. Borrowers will give prompt written notice to Agent upon any Responsible Officer obtaining knowledge (a) of any litigation or governmental proceedings pending or threatened (in writing) against Borrowers or any other Credit Party or any other action or event which would reasonably be expected to have a Material Adverse Effect with respect to Borrowers or any other Credit Party or which in any manner calls into question the validity or enforceability of any Financing Document, (b) of any Default or Event of Default, (c) of any event which could reasonably be expected to materially and adversely impact upon the amount or collectability of Accounts of the Credit Parties or otherwise materially decrease the value of the Collateral as a whole, (d) if any Credit Party is in breach or default under or with respect to any Material Contract, or if any Credit Party is in breach or default under or with respect to any other contract, agreement, lease or other instrument to which it is a party or by which its property is bound or affected, (e) if there is any infringement or claim of infringement by any other Person with respect to any Intellectual Property rights of any Credit Party, or if there is any claim by any other Person that any Credit Party in the conduct of its business is infringing on the Intellectual Property Rights of others, in each case, that could reasonably be expected to have a Material Adverse Effect, and (f) of all returns, recoveries, disputes and claims that result in or could reasonably be expected to result in an aggregate reduction in the value of the Collateral in excess of $300,000. Borrowers represent and warrant that Schedule 4.9 sets forth a complete list of all matters existing as of the Closing Date for which notice could be required under this Section and all litigation or governmental proceedings pending or threatened (in writing) against Borrowers or other Credit Party as of the Closing Date.

Section 4.10       Hazardous Materials; Remediation.

(a)       If any release or disposal of Hazardous Materials shall occur or shall have occurred on any real property or any other assets of any Borrower or any other Credit Party, such Borrower will cause, or direct the applicable Credit Party to cause, the prompt containment and removal of such Hazardous Materials and the remediation of such real property or other assets as is necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, each Borrower shall, and shall cause each other Credit Party to, comply with each Environmental Law requiring the performance at any real property by any Borrower or any other Credit Party of activities in response to the release or threatened release of a Hazardous Material.

(b)       Borrowers will provide Agent within thirty days after written demand therefor with a bond, letter of credit or similar financial assurance evidencing to the satisfaction of Agent that sufficient funds are available to pay the cost of removing, treating and disposing of any Hazardous Materials or Hazardous Materials Contamination and discharging any assessment which may be established on any property as a result thereof, such demand to be made, if at all, upon Agent’s reasonable business determination that the failure to remove, treat or dispose of any Hazardous Materials or Hazardous Materials Contamination, or the failure to discharge any such assessment could reasonably be expected to have a Material Adverse Effect.

Section 4.11       Further Assurances.

(a)       Each Borrower will, and will cause each Subsidiary (other than any Excluded Subsidiary) to, at its own cost and expense, promptly and duly take, execute, acknowledge and deliver all such further acts, documents and assurances as may from time to time be necessary or as Agent or the Required Lenders may from time to time reasonably request in order to carry out the intent and purposes of the Financing Documents and the transactions contemplated thereby, including all such actions to (i) establish, create, preserve, protect and perfect a first priority Lien (subject as to priority only to Specified Permitted Liens) in favor of Agent for itself and for the benefit of the Lenders on the Collateral (including Collateral acquired after the date hereof), and (ii) cause all such Subsidiaries (other than any Excluded Subsidiary) of Borrowers to be jointly and severally obligated with the other Borrowers under all covenants and obligations under this Agreement, including the obligation to repay the Obligations.

(b)        Upon receipt of an affidavit of an authorized representative of Agent or a Lender as to the loss, theft, destruction or mutilation of any Note or any other Financing Document which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of such Note or other applicable Financing Document, Borrowers will issue, in lieu thereof, a replacement Note or other applicable Financing Document, dated the date of such lost, stolen, destroyed or mutilated Note or other Financing Document in the same principal amount thereof and otherwise of like tenor.

(c)       Promptly following the formation or acquisition of a new Subsidiary, Borrowers shall (i) cause such new Subsidiary (other than any Excluded Subsidiary) to take such other actions (including entering into or joining any Security Documents) as are necessary or advisable in the opinion of the Agent in order to grant the Agent, acting on behalf of the Lenders, a first priority Lien on all Collateral of such Subsidiary, which first priority Liens are required to be granted pursuant to this Agreement; (ii) cause such new Subsidiary (other than any Excluded Subsidiary) to become a Borrower hereunder by delivering to the Agent an Instrument of Assumption and Joinder duly executed by such new Subsidiary; (iii) cause such new Subsidiary (other than any Excluded Subsidiary) to deliver certified copies of such Subsidiary’s certificate or articles of incorporation, together with good standing certificates, by-laws (or other operating agreement or governing documents), resolutions of the Board of Directors or other governing body, approving and authorizing the execution and delivery of the Security Documents, incumbency certificates and to execute and/or deliver such other documents and legal opinions or to take such other actions as may be requested by the Agent, in each case, in form and substance satisfactory to the Agent; and (iv) deliver an appropriate UCC financing statement (or other foreign equivalent) naming such Subsidiary (other than any Excluded Subsidiary) as debtor and the Agent as secured party.

Section 4.12       Power of Attorney. Each of the authorized representatives of Agent is hereby irrevocably made, constituted and appointed the true and lawful attorney for each Credit Party (without requiring any of them to act as such) with full power of substitution to do the following upon the occurrence and during the continuance of an Event of Default: (a) endorse the name of Borrowers upon any and all checks, drafts, money orders, and other instruments for the payment of money that are payable to Borrowers and constitute collections on Borrowers’ Accounts; (b) execute in the name of Borrowers any schedules, assignments, instruments, documents, and statements that Borrowers are obligated to give Agent under this Agreement; (c) take any action Borrowers are required to take under this Agreement; (d) do such other and further acts and deeds in the name of Borrowers that Agent may deem necessary or desirable to enforce any Account or other Collateral or perfect Agent’s security interest or Lien in any Collateral; and (e) do such other and further acts and deeds in the name of Borrowers that Agent may deem necessary or desirable to enforce its rights with regard to any Account or other Collateral. This power of attorney shall be irrevocable and coupled with an interest.

Section 4.13       Copyrights.

(a)       As soon as practicable but in any event no later than concurrently with the delivery of the financial statements required under Sections 4.1(a) and 4.1(b), (i) updates to Schedule 3.22(a), if any, identifying all Applicable Programs in which any Credit Party has acquired an interest during the immediately preceding fiscal quarter and (ii) if not previously delivered (x) written evidence of the submission for registration and subsequently of registration of any and all such copyrights or copyrightable interests of the Credit Parties in respect of such Applicable Program, and (y) a Copyright Security Agreement Supplement relating to such copyright or such other copyrightable interest executed by the relevant Credit Parties.

(b)       Each Credit Party shall obtain instruments of transfer or other documents evidencing the interest of any Credit Party with respect to the copyright relating to Applicable Programs and promptly record, or cause to be recorded, if such interest may be recorded with the USCO or such other jurisdictions, such instruments of transfer in the assignment records of the USCO or such other jurisdictions as the Agent may specify and promptly record, or cause to be recorded, if such interest may be recorded with the USCO or such other jurisdictions, such instruments of transfer in the assignment records of the USCO or such other jurisdictions as the Agent may reasonably specify.

Section 4.14       Third Party Audit Rights.

(a)       The applicable Credit Party shall promptly notify the Agent of, and at all times allow the Agent or its designee access to the results of, all audits conducted by (i) any Credit Party of any third party licensee, partnership, or joint venture, or (ii) any contract counterparty of any Credit Party, in each case, pertaining to the Collateral. Upon the reasonable request of the Agent, and, so long as no Event of Default has occurred and is continuing, with the consent of the Borrowers (not to be unreasonably withheld, conditioned or delayed), to the extent that the Credit Parties shall have the right to conduct such audits, the Credit Parties will exercise their audit rights with respect to any such third party licensees, partnerships and joint ventures. If an Event of Default shall have occurred and be continuing, the Agent shall have the right to exercise directly such Credit Party’s audit rights under any agreement with respect to any Program included in the Collateral.

(b)       The Agent may demand specific performance of the Credit Parties’ obligations under this Section 4.14. The Credit Parties waive any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action brought by the Agent with respect to this Section.

Section 4.15       Observance of Agreements. Each Credit Party shall duly observe and perform all material terms and conditions of each Distribution Agreement and all other material agreements to which it is a party relating to the acquisition, distribution and other exploitation of each Program and use commercially reasonable efforts to diligently protect and enforce (or cause to be protected and enforced) the rights of the Credit Parties under all such agreements in a manner consistent with prudent business judgment; provided that the Credit Parties shall have no obligation to renew or extend the term of any rights that may lapse or otherwise expire in accordance with the terms of any applicable contract.

Section 4.16       Distribution Agreements; Letters of Credit.

(a)      Promptly upon, and in any event within 30 days of, receipt thereof, the Borrowers shall deliver or make available to the Agent true and complete copies of (i) each Distribution Agreement executed after the Closing Date in respect of Eligible Accounts included in the Borrowing Base that provides for a minimum guarantee or other fixed payments in excess of the Material Payments Threshold, and (ii) all amendments and modifications, executed after the Closing Date, to any such Distribution Agreements.

(b)      From time to time the Credit Parties shall (i) furnish to the Agent such information and reports in the possession of or reasonably available to a Credit Party regarding the Distribution Agreements in respect of Eligible Accounts included in the Borrowing Base that provide for a minimum guarantee or other fixed payments in excess of the Material Payments Threshold as the Agent may reasonably request and (ii) upon the occurrence and during the continuance of an Event of Default, at the request of the Agent, make such demands and requests to the other parties to such Distribution Agreements for information and reports or for action as the applicable Credit Party is entitled to make under each such Distribution Agreement.

(c)      Promptly notify the Agent upon any Credit Party determining that it intends to extend the term of any Distribution Agreement in respect of Eligible Accounts included in the Borrowing Base that provide for a minimum guarantee or other fixed payments in excess of the Material Payments Threshold and provide any additional information regarding such extension as the Agent may reasonably request.

(d)      Promptly upon receipt thereof by a Credit Party, the applicable Credit Party shall deliver to the Agent to be held as part of the Collateral, the original of all letters of credit (including any amendments thereto) with a face amount exceeding $250,000 under which a Credit Party is the beneficiary (whether pursuant to a Distribution Agreement or otherwise) and that serves as a supporting obligation for any Collateral after the date hereof; provided, that, so long as no Event of Default shall have occurred and be continuing, the Agent shall, upon written request by a Credit Party, release any such letter of credit to the applicable Credit Party in order to permit such Credit Party to present such letter of credit at the time of a drawing.

(e)      The applicable Credit Party shall take all action on its part to be performed necessary to effect timely payments under all such letters of credit under which a Credit Party is the beneficiary, including, without limitation, timely preparation, acquisition and presentation of all documents, drafts or other instruments required to effect payment thereunder.

(f)       Promptly after the end of each fiscal quarter and in any event no later than five Business Days after such fiscal quarter end the Borrowers shall deliver or make available to the Agent a written schedule listing (i) each new Distribution Agreement entered into that provides for a minimum guarantee or other fixed payments in excess of $500,000, and (ii) each such Distribution Agreement that was amended or otherwise modified (including any Distribution Agreement that after giving effect to such amendment or modification provides for a minimum guarantee or other fixed payments in excess $500,000), in each case, during such fiscal quarter. The Administrative Agent shall have the right to request that the Borrowers deliver to the Administrative Agent copies of any such Distribution Agreement or amendment or modification thereto.

Section 4.17       Location of Bank Accounts. Promptly upon the establishment thereof, inform the Agent of the location and purpose of each Deposit Account or Securities Account of the Credit Parties.

Section 4.18       Borrowing Base Collateral Administration. All data and other information relating to Accounts or other intangible Collateral shall at all times be kept by Borrowers, at their respective principal offices and shall not be moved from such locations without (s) providing prior written notice to Agent, and (b) obtaining the prior written consent of Agent, which consent shall not be unreasonably withheld.

Section 4.19       Solvency. At all times after the Closing Date, and after giving effect to each Loan advance made pursuant to this Agreement, the Borrower Representative together with its Consolidated Subsidiaries in the aggregate, and each Credit Party individually, shall remain Solvent.

Article 5 - NEGATIVE COVENANTS

Each Borrower agrees that, until the Obligations Repayment Date:

Section 5.1           Debt; Contingent Obligations. No Credit Party will, directly or indirectly, create, incur, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to, any Debt, except for Permitted Debt. No Credit Party will directly or indirectly, create, assume, incur or suffer to exist any Contingent Obligations, except for Permitted Contingent Obligations.

Section 5.2           Liens. No Credit Party will, directly or indirectly, create, assume or suffer to exist any Lien on any of the Collateral, except for Permitted Liens.

Section 5.3           Distributions. No Credit Party will, directly or indirectly, declare, order, pay, make or set apart any sum for any Distribution, except for Permitted Distributions.

Section 5.4           Restrictive Agreements. No Credit Party will, or will permit any Subsidiary (other than any Excluded Subsidiary) to, directly or indirectly (a) enter into or assume any agreement (other than (x) the Financing Documents, (y) any agreements for purchase money debt permitted under clause (c) of the definition of Permitted Debt and (z) any other agreements approved in writing by the Agent) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or (b) create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind (except as provided by the Financing Documents) on the ability of any Subsidiary (other than any Excluded Subsidiary) to: (i) pay or make Distributions to any Borrower or any Subsidiary; (ii) pay any Debt owed to any Borrower or any Subsidiary; (iii) make loans or advances to any Borrower or any Subsidiary; or (iv) transfer any of its property or assets to any Borrower or any Subsidiary.

Section 5.5           Payments and Modifications of Subordinated Debt and Existing Notes. No Credit Party will, directly or indirectly, (a) declare, pay, make or set aside any amount for payment in respect of Subordinated Debt, except for payments made in full compliance with and expressly permitted under any Subordination Agreement, (b) amend or otherwise modify the terms of any Subordinated Debt except for amendments or modifications made in full compliance with and expressly permitted under any Subordination Agreement, (c) declare, pay, make or set aside any amount for payment in respect of any Debt hereinafter incurred that, by its terms, or by separate agreement, is subordinated to the Obligations, except for payments made in full compliance with and expressly permitted under the subordination provisions applicable thereto as approved in writing by the Agent or (d) (i) amend the maturity date under the Existing Notes to be earlier than six months following the Expiry Date or (ii) make any prepayment of principal or payment of interest or other amounts under the Existing Notes (other than regularly scheduled interest payments due under the Existing Notes).

Section 5.6           Consolidations, Mergers and Sales of Assets. No Credit Party will, directly or indirectly, (a) consolidate or merge or amalgamate with or into any other Person, or (b) consummate any Asset Dispositions involving any Collateral, except: (i) any Credit Party (other than Parent) may merge with and into, or transfer assets to, another Credit Party (other than to Parent); (ii) any Credit Party that is a production services company may dissolve so long as all of the assets owned by such production services company, if any, are transferred to another Credit Party; (iii) any Borrower that is a production services company may dissolve so long as all of the assets owned by such Borrower, if any, are transferred to another Credit Party or sold for fair market value; (iv) dispositions of any non-material items of Collateral; (v) the granting of Permitted Liens and making of Permitted Investments; and (vi) from time to time after the Closing Date, provided no Default or Event of Default has occurred and is continuing, the Credit Parties may transfer their interest in any Collateral to any SPV Affiliate or other Person in connection with a Third Party Financing Facility; provided that:

(A)       any Guarantees of any of the Debt or other obligations of such SPV Affiliate under such Third Party Financing Facility by a Credit Party are unsecured and subject to clause (h) in the definition of “Permitted Contingent Obligations”;

(B)       the Debt or other obligations under such Third Party Financing Facility are secured by a security interest solely in such Collateral (and not by any of the assets of any Credit Party other than the Equity Interests in such SPV Affiliate);

(C)       within thirty (30) days after such Third Party Financing Facility has been repaid in full (collectively, “SPV Repayment”), the Credit Parties shall cause (i) such SPV Affiliate to assign all of its rights in such Collateral to a Credit Party or become a Credit Party hereunder or (ii) such other Person to assign its rights in such Collateral to a Credit Party;

(D)       the material terms of such Third Party Financing Facility shall otherwise be on terms and conditions customary for transactions of such type;

(E)       after giving pro forma effect to such transaction, the Borrowers are in compliance with the terms of this Agreement (including, without limitation, the financial covenant set forth in Article 6); and

(F)       promptly after the closing of such Third Party Financing Facility, the Agent shall be provided with an executed copy of the documentation evidencing such Third Party Financing Facility (subject to any applicable confidentiality restrictions) and of the documents evidencing the transfer of the Credit Parties’ rights in such Collateral to the SPV Affiliate;

provided, that, in connection with any such Third Party Financing Facility, the Agent shall enter into or provide such further documentation, including partial lien subordination or intercreditor arrangements, as the financial institution(s) providing such Third Party Financing Facility (or any collateral agent therefor) may reasonably request, which shall be in form and substance satisfactory to the Agent.

Section 5.7           Investments. No Credit Party will, directly or indirectly, create, make or incur any Investment, except for Permitted Investments.

Section 5.8           Transactions with Affiliates. Except with respect to the CSS Management Agreement, annual payments and equity issuances to outside members of the Parent’s board of directors for their service as directors as disclosed in the Parent’s SEC reports, and as otherwise disclosed on Schedule 5.8, and except for transactions that are disclosed to Agent in advance of being entered into and which contain terms that are no less favorable to the applicable Credit Party than those which might be obtained from a third party not an Affiliate of any Credit Party, no Credit Party will, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of any Credit Party unless such transaction (a) is approved by the Agent or (b) is solely between or among Credit Parties.

Section 5.9           Modification of Organizational Documents. No Credit Party will, directly or indirectly, amend or otherwise modify any Organizational Documents of such Person, except for Permitted Modifications.

Section 5.10       Modification of Certain Agreements. No Credit Party will, directly or indirectly, amend or otherwise modify any Material Contract (excluding employment agreements), which amendment or modification in any case: (a) is contrary to the terms of this Agreement or any other Financing Document; (b) could reasonably be expected to be adverse to the rights, interests or privileges of the Agent or the Lenders or their ability to enforce the same; (c) solely in connection with any Distribution Agreement providing for a minimum guarantee or other fixed payments in excess of $1,000,000, would (i) increase the conditions to, delay the timing of, or decrease the amount of, payments, contributions or loans to be made to the Credit Parties thereunder or (ii) decrease the conditions to, shorten the timing of, or increase the amount of, any payments, contributions or loans to be made by the Credit Parties thereunder; (d) results in the imposition or expansion in any material respect of any obligation of or restriction or burden on any Credit Party; (e) reduces in any material respect any rights or benefits of any Credit Party (it being understood and agreed that any such determination shall be in the discretion of the Agent); or (f) would result in the Revolving Loan Outstandings exceeding the Revolving Loan Limit, in each case without the prior written consent of Agent. Each Credit Party shall, prior to entering into any such amendment or other modification, deliver to Agent reasonably in advance of the execution thereof, any final or execution form copy of such amendments or other modifications, and such Credit Party agrees not to take any such action with respect to any such documents without obtaining such approval from Agent.

Section 5.11       Conduct of Business. No Credit Party will, or will permit any Subsidiary to, directly or indirectly, engage in any line of business other than those businesses engaged in on the Closing Date and businesses reasonably related thereto.

Section 5.12       Deposit Accounts and Securities Accounts; Payroll and Benefits Accounts. No Credit Party will, directly or indirectly, establish any new Deposit Account or Securities Account without prior written notice to Agent, and unless Agent, such Credit Party and the bank, financial institution or securities intermediary at which the account is to be opened enter into a Deposit Account Control Agreement or Securities Account Control Agreement prior to or concurrently with the establishment of such Deposit Account or Securities Account (to the extent not waived by Agent pursuant to Section 11.1(b)). The Credit Parties represent and warrant that Schedule 5.12 lists all of the Deposit Accounts and Securities Accounts of each Credit Party as of the Closing Date. For avoidance of doubt, the provisions of this Section 5.12 requiring Deposit Account Control Agreements shall not apply to Excluded Deposit Accounts.

Section 5.13       Compliance with Anti-Terrorism Laws. Agent hereby notifies the Credit Parties that pursuant to the requirements of Anti-Terrorism Laws, and Agent’s policies and practices, Agent is required to obtain, verify and record certain information and documentation that identifies the Credit Parties and its principals, which information includes the name and address of each Credit Party and its principals and such other information that will allow Agent to identify such party in accordance with Anti-Terrorism Laws. No Credit Party will, directly or indirectly, knowingly enter into any Material Contracts with any Blocked Person or any Person listed on the OFAC Lists. Each Credit Party shall immediately notify Agent if such Credit Party has knowledge that any Credit Party, any additional Credit Party or any of their respective Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is or becomes a Blocked Person or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering. No Credit Party will, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

Section 5.14       Fiscal Year End. No Credit Party may change its fiscal year end to other than December 31st.

Section 5.15       Use of Proceeds. No Credit Party may:

(a)      Use, or permit the use of, the proceeds of Loans other than for the purposes set forth in Section 4.7.

(b)      Request a Loan, or use the proceeds of any Loan, in each case (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Terrorism Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 5.16       Swap Agreements. No Credit Party may enter into any Swap Agreement, except Swap Agreements entered into in order to (i) effectively cap, collar or exchange interest rates (from floating to fixed rates) with respect to any interest-bearing liability or investment of a Credit Party or (ii) hedge foreign currency exposure in the Ordinary Course of Business for the negative costs of Programs and anticipated receipts from Distributors; provided that the Agent shall have received written notice thereof from the Borrower Representative or the applicable Lender (other than the Agent) within 30 days after execution of any such Swap Agreement and, in the case of an affiliate of a Lender that is a counterparty to such Swap Agreement, the applicable Lender shall cause such affiliate, to the extent is it legally entitled to do so, to provide such properly completed and executed documentation reasonably requested by the Agent as will permit payments by the Agent pursuant to the Financing Documents made with respect to such Swap Agreement to be made without withholding or at a reduced rate of withholding.

Section 5.17       Subsidiaries. No Credit Party shall acquire or create any new direct or indirect Subsidiary except to the extent that the applicable requirements of Section 4.11(c) have been met with respect to such Subsidiary.

Article 6 - FINANCIAL COVENANTS

Section 6.1           Minimum Liquidity. The Borrowers shall maintain minimum liquidity in the form of Borrowing Base availability or, as may be agreed by Agent in its sole discretion, cash on hand in an aggregate amount of not less than $6,000,000.

Article 7 - CONDITIONS

Section 7.1           Conditions to Closing Date. The Closing Date shall occur, and the Revolving Loan Commitment of each Lender shall become effective, subject to the satisfaction of the following conditions precedent, each to the satisfaction of Agent and Lenders and their respective counsel in their sole discretion (unless waived by Agent and Lenders):

(a)      evidence of the consummation of the transactions (other than the funding of the Loan) contemplated by the Financing Documents including, without limitation, the funding of any and all investments contemplated by the Financing Documents;

(b)      evidence of the consummation of the transactions contemplated by the APA (except with respect to payment of that portion of Initial Purchase Price to be funded by Loans to be made on the Closing Date);

(c)      the payment of all fees, expenses and other amounts due and payable under each Financing Document;

(d)      the Agent shall have received a copy of the Business Plan for the current fiscal year (with quarterly figures), in form and substance satisfactory to Agent;

(e)      completion of the Agent’s business, legal and collateral due diligence, including, but not limited to, a collateral audit and a review of the Credit Parties’ books and records, the results of which are satisfactory to Agent;

(f)       the Credit Parties shall have furnished the Agent with (i) a summary of all existing insurance coverage, (ii) evidence acceptable to the Agent that the insurance policies required by Section 4.4 have been obtained and are in full force and effect, and (iii) certificates of insurance (accompanied by endorsements) with respect to all existing insurance coverage which certificates and endorsements shall name the Agent as additional insured and/or loss payee and shall evidence the Credit Parties’ compliance with Section 4.4;

(g)      the Agent shall have received evidence satisfactory to it that (i) each Credit Party has sufficient right, title and interest in and to the Collateral and other assets which it purports to own (including appropriate licenses under copyright), as set forth in the documents and other materials presented to the Lenders, to enable the applicable Credit Party to perform under the Distribution Agreements to which it is a party, and as to each Credit Party, to grant to the Agent the security interests contemplated by the Financing Documents and (ii) all financing statements, copyright filings and other filings under applicable Law necessary to provide the Agent with a perfected Lien in the Collateral have been filed or delivered to the Agent in satisfactory form for filing;

(h)      the Agent shall have received a copy of each agreement listed on Schedule 3.17(a) hereto;

(i)        on the Closing Date, no change or development shall have occurred and no new information shall have been received or discovered by the Agent or the Lenders since December 31, 2020, that either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect;

(j)        the Agent shall have received all documentation and other information about the Credit Parties that is reasonably requested by Administrative Agent at least ten days prior to the Closing Date as required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations;

(k)      the Agent shall have received each other agreement, document and instrument set forth on the closing checklist attached hereto as Schedule 7.1 that are required to be delivered on or prior to the Closing Date; and

(l)        the Agent shall have received the results of Lien searches (including a search as to judgments, bankruptcy, tax and intellectual property matters) satisfactory to it indicating that no other filings, encumbrances or transfers (other than in connection with Permitted Liens) with regard to the Collateral are of record in any jurisdiction in which it shall be necessary or desirable for the Agent to make a filing in order to provide the Agent (for the benefit of the Secured Parties) with a perfected first priority security interest (subject, as to priority, to Specified Permitted Liens) in the Collateral.

Section 7.2           Conditions to Each Loan. The obligation of the Lenders to make a Loan or an advance in respect of any Loan is subject to the satisfaction of the following additional conditions:

(a)        receipt by Agent of a Notice of Borrowing (or telephonic notice if permitted by this Agreement) and a Borrowing Base Certificate dated as of a recent date showing sufficient Borrowing Base (and, as applicable, other available resources) to effect such borrowing;

(b)        the fact that, immediately after such borrowing and after application of the proceeds thereof or after such issuance, the Revolving Loan Outstandings will not exceed the Revolving Loan Limit;

(c)        the fact that, immediately before and after such advance or issuance, no Default or Event of Default shall have occurred and be continuing; and

(d)        the fact that the representations and warranties of each Credit Party contained in Article 3 hereof and in the other Financing Documents shall be true, correct and complete in all material respects on and as of the date of such borrowing or issuance, except to the extent that any such representation or warranty relates to a specific date in which case such representation or warranty shall be true and correct in all material respects as of such earlier date.

Each giving of a Notice of Borrowing hereunder and each acceptance by any Borrower of the proceeds of any Loan made hereunder shall be deemed to be (y) a representation and warranty by each Borrower on the date of such notice or acceptance as to the facts specified in this Section 7.2, and (z) a restatement by each Borrower that each and every one of the representations made by it in Article 3 hereof and in the other Financing Documents is true and correct in all material respects as of such date (except to the extent that such representations and warranties expressly relate solely to an earlier date).

Section 7.3           Searches. Before the Closing Date, and thereafter (as and when determined by Agent in its discretion), Agent shall have the right to perform, all at Borrowers’ expense, the searches described in clauses (a), (b), and (c) below against Borrowers and any other Credit Party, the results of which are to be consistent with Borrowers’ representations and warranties under this Agreement and the satisfactory results of which shall be a condition precedent to all advances of Loan proceeds: (a) UCC searches with the Secretary of State of the jurisdiction in which the applicable Person is organized and USCO and such other searches reasonably requested by it; (b) judgment, pending litigation, federal tax lien, personal property tax lien, and corporate and partnership tax lien searches, in each jurisdiction searched under clause (a) above; and (c) searches of applicable corporate, limited liability company, partnership and related records to confirm the continued existence, organization and good standing of the applicable Person and the exact legal name under which such Person is organized.

Article 8 – GUARANTY

Section 8.1           Guaranty.

(a)      Guaranty of Guarantors.

(i)        Each Guarantor unconditionally and irrevocably guarantees to the Agent and the Lenders the due and punctual payment by, and performance of, the Obligations (including interest accruing on and after the filing of any petition in bankruptcy or of reorganization of the obligor whether or not post filing interest is allowed in such proceeding). Each Guarantor further agrees that the Obligations may be increased, extended or renewed, in whole or in part, without notice or further assent from it (except as may be otherwise required herein), and it will remain bound upon this Guaranty notwithstanding any extension or renewal of any Obligation.

(ii)       Each Guarantor waives presentment to, demand for payment from and protest to, as the case may be, any other Credit Party or any other guarantor of any of the Obligations, and also waives notice of protest for nonpayment, notice of acceleration and notice of intent to accelerate. The obligations of each Guarantor hereunder shall not be affected by (i) the failure of Agent or the Lenders to assert any claim or demand or to enforce any right or remedy against any other Credit Party or any other guarantor under the provisions of this Agreement or any other agreement or otherwise, (ii) any extension or renewal of any provision hereof or thereof, (iii) the failure of the Agent or the Lenders to obtain the consent of such Guarantor with respect to any rescission, waiver, compromise, acceleration, amendment or modification of any of the terms or provisions of this Agreement, the Notes or any other agreement, (iv) the release, exchange, waiver or foreclosure of any security held by the Agent (on behalf of the Secured Parties) for the Obligations or any of them, (v) the failure of a Secured Party to exercise any right or remedy against any other Credit Party or any other guarantor of the Obligations, (vi) any bankruptcy, reorganization, liquidation, dissolution or receivership proceeding or case by or against any other Credit Party, or any change in the corporate existence, structure, ownership or control of any other Credit Party (including any of the foregoing arising from any merger, consolidation, amalgamation, reorganization or similar transaction), or (vii) the release or substitution of any Credit Party or any other guarantor of the Obligations. Without limiting the generality of the foregoing or any other provision hereof to the extent permitted by applicable Law, each Guarantor hereby expressly waives any and all benefits which might otherwise be available to it under California Civil Code Sections 2787-2855, inclusive, 2899 and 3433 or similar applicable Law.

(iii)      Each Guarantor further agrees that this guarantee is a continuing guarantee of the Obligations and any ultimate balance thereof, notwithstanding that any Borrower or any other Person may from time to time satisfy the Obligations in whole or in part and thereafter incur further Obligations, and that this guarantee constitutes a guarantee of performance and of payment when due and not just of collection, and waives any right to require that any resort be had by Agent or any Lender to any security held for payment of the Obligations or to any balance of any deposit, account or credit on the books of Agent or any Lender in favor of any other Credit Party, or to any other Person.

(iv)      Each Guarantor hereby expressly assumes all responsibilities to remain informed of the financial condition of the other Credit Parties and any other guarantors of the Obligations and any circumstances affecting the Collateral or the ability of any other Credit Party to perform under this Agreement.

(v)       Each Guarantor’s obligations under the Guarantee shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations, the Notes or any other instrument evidencing any Obligations, or by the existence, validity, enforceability, perfection, or extent of any collateral therefor or by any other circumstance relating to the Obligations which might otherwise constitute a defense to this guarantee. The Agent and the Lenders make no representation or warranty with respect to any such circumstances and have no duty or responsibility whatsoever to any Credit Party with respect to the management and maintenance of the Obligations or any collateral security for the Obligations.

(b)      No Impairment of Guarantee, Etc. The obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (except payment and performance in full of the Obligations), including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by the failure of the Agent or any Lender to assert any claim or demand or to enforce any remedy under this Agreement or any other agreement, by any waiver or modification of any provision hereof or thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law, until the Obligations Repayment Date.

(c)      Continuation and Reinstatement, Etc.

(i)        Each Guarantor further agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment of any Obligation or any part thereof, is rescinded or must otherwise be restored by Agent or the Lenders upon the bankruptcy or reorganization of any other Credit Party, or otherwise. In furtherance of the provisions of this Section 8.1, and not in limitation of any other right which Agent or the Lenders may have at law or in equity against any other Credit Party or any other Person by virtue hereof, upon failure of any Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by the Agent on behalf of itself and/or any of the other Secured Parties, forthwith pay or cause to be paid to the Agent (for the benefit of itself and/or the Secured Parties, as applicable), in cash an amount equal to the unpaid amount of such unpaid Obligations with interest thereon from the due date at a rate of interest equal to the rate specified under this Agreement and thereupon the Agent shall assign such Obligation, together with all security interests, if any, then held by the Agent in respect of such Obligation, to the Guarantor or Guarantors making such payment; such assignment to be subordinate and junior to the rights of the Agent (on behalf of the Secured Parties) with regard to amounts payable by the Borrowers in connection with the remaining unpaid Obligations and to be pro tanto to the extent to which the Obligation in question was discharged by the Guarantor or Guarantors making such payments.

(ii)       All rights of each Guarantor against the Borrowers, arising as a result of the payment by such Guarantor of any sums to the Agent or directly to the Lenders hereunder by way of right of subrogation or otherwise, shall in all respects be subordinated and junior in right of payment to, and shall not be exercised by such Guarantor until the Obligations Repayment Date. If any amount shall be paid to such Guarantor for the account of any Borrower, such amount shall be held in trust for the benefit of the Agent (on behalf of the Secured Parties), segregated from such Guarantor’s own assets, and shall forthwith be paid to the Agent to be credited and applied to the Obligations, whether matured or unmatured.

(d)      Limitation on Guaranteed Amount, Etc. Notwithstanding any other provision of this Section 8.1, the amount guaranteed by each Guarantor hereunder shall be limited to the extent, if any, required so that its obligations under this Section 8.1 shall not be subject to avoidance under Section 548 of the Bankruptcy Code or to being set aside or annulled under any applicable Law relating to fraud on creditors. In determining the limitations, if any, on the amount of any Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation or contribution which such Guarantor may have under this Section 8.1, any other agreement or applicable Law shall be taken into account. For the avoidance of doubt, no Excluded Subsidiary shall be a Guarantor, unless the Borrower Representative otherwise elects.

Article 9 - SECURITY AGREEMENT

Section 9.1           Generally. As security for the payment and performance of the Obligations, and without limiting any other grant of a Lien and security interest in any Security Document, each Credit Party hereby assigns and grants to Agent, for the benefit of itself and Lenders, a continuing first priority (subject, as to priority, to Specified Permitted Liens) Lien on and security interest in, upon, and to all of the Collateral.

Section 9.2           Representations and Warranties and Covenants Relating to Collateral.

(a)      Schedule 9.2(a) sets forth (i) each chief executive office and principal place of business of each Credit Party and each of their respective Subsidiaries (other than any Excluded Subsidiary), and (ii) all of the addresses (including all warehouses) at which any of the Collateral is located and/or books and records of the Credit Parties regarding any of the Collateral are kept, which such Schedule 9.2(a) indicates in each case which of the Credit Parties have Collateral and/or books and records located at such address, and, in the case of any such address not owned by one or more of the Credit Parties, indicates the nature of such location (e.g., leased business location operated by the Credit Parties, third party warehouse, etc.) and the name and address of the third party owning and/or operating such location.

(b)      Without limiting the generality of Section 3.2, except as indicated on Schedule 3.22 with respect to any rights of any Credit Party as a licensee under any license of Intellectual Property owned by another Person, and except for the filing of financing statements under the UCC (or foreign equivalent), the filing of Copyright Security Agreements with the USCO, or consent, approval or filings required in connection with a disposition of collateral under applicable Law, no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or consent of any other Person is required for (i) the grant by each Credit Party to Agent of the security interests and Liens in the Collateral provided for under this Agreement and the other Security Documents (if any), or (ii) the exercise by Agent of its rights and remedies with respect to the Collateral provided for under this Agreement and the other Security Documents or under any applicable Law, including the UCC and neither any such grant of Liens in favor of Agent or exercise of rights by Agent shall violate or cause a default under any agreement between any Credit Party and any other Person relating to any such collateral, including any license to which a Credit Party is a party, whether as licensor or licensee, with respect to any Intellectual Property, whether owned by such Credit Party or any other Person.

(c)      As of the Closing Date, except as otherwise disclosed on Schedule 9.2(c), no Credit Party has any ownership interest in any letter-of-credit rights included in the Collateral and the Credit Parties shall give notice to Agent promptly (but in any event not later than the delivery by the Credit Parties of the next Compliance Certificate required pursuant to Section 4.1 above) upon the acquisition by any Credit Party of any such letter-of-credit rights. No Person other than Agent or (if applicable) any Lender has “control” (as defined in Article 9 of the UCC) over any Deposit Account, Securities Account or letter-of-credit rights in which any Credit Party has any interest (except for such control arising by operation of law in favor of any bank with whom any Deposit Account or Securities Account of the Credit Parties is maintained).

(d)      The Credit Parties shall not take any of the following actions or make any of the following changes unless the Credit Parties have given at least 15 days’ (or such shorter period as approved in writing by Agent) prior written notice to Agent of the Credit Parties’ intention to take any such action (which such written notice shall include an updated version of any Schedule impacted by such change) and have executed any and all documents, instruments and agreements and taken any other actions which Agent may request after receiving such written notice in order to protect and preserve the Liens, rights and remedies of Agent with respect to the Collateral: (i) change the legal name or organizational identification number of any Credit Party as it appears in official filings in the jurisdiction of its organization, (ii) change the jurisdiction of incorporation or formation of any Credit Party or allow any Credit Party to designate any jurisdiction as an additional jurisdiction of incorporation for such Credit Party, or change the type of entity that it is, or (iii) change its chief executive office, principal place of business, or the location of material records concerning the Collateral or move any Collateral to or place any Collateral on any location that is not then listed on the Schedules and/or establish any business location at any location that is not then listed on the Schedules.

(e)      The Credit Parties shall not adjust, settle or compromise the amount or payment of any Account included in the Borrowing Base, or release wholly or partly any Account Debtor obligated thereon, or allow any credit or discount thereon without the prior written consent of Agent. Without limiting the generality of this Agreement or any other provisions of any of the Financing Documents relating to the rights of Agent after the occurrence and during the continuance of an Event of Default, Agent shall have the right at any time after the occurrence and during the continuance of an Event of Default to: (i) exercise the rights of the Credit Parties with respect to the obligation of any Account Debtor to make payment or otherwise render performance to the Credit Parties and with respect to any property that secures the obligations of any Account Debtor or any other Person obligated on the Collateral, and (ii) adjust, settle or compromise the amount or payment of such Accounts.

(f)       Without limiting the generality of Sections 9.2(a) and 9.2(e):

(i)        The Credit Parties shall promptly advise Agent upon any Credit Party becoming aware that it has any interests in any commercial tort claim that constitutes part of the Collateral, which such notice shall include descriptions of the events and circumstances giving rise to such commercial tort claim and the dates such events and circumstances occurred, the potential defendants with respect to such commercial tort claim and any court proceedings that have been instituted with respect to such commercial tort claims, and the Credit Parties shall, with respect to any such commercial tort claim, execute and deliver to Agent such documents as Agent shall request to perfect, preserve or protect the Liens, rights and remedies of Agent with respect to any such commercial tort claim.

(ii)       Each Credit Party hereby authorizes Agent to file without the signature of such Credit Party one or more UCC financing statements (or the foreign equivalent thereof) relating to liens on personal property relating to all or any part of the Collateral, which financing statements may list Agent as the “secured party” and such Credit Party as the “debtor” and which describe and indicate the collateral covered thereby as all or any part of the Collateral under the Financing Documents (including an indication of the collateral covered by any such financing statement as “all assets” of such Credit Party now owned or hereafter acquired or words of similar effect), in such jurisdictions as Agent from time to time determines are appropriate, and to file without the signature of such Credit Party any continuations of or corrective amendments to any such financing statements, in any such case in order for Agent to perfect, preserve or protect the Liens, rights and remedies of Agent with respect to the Collateral. Each Credit Party also ratifies its authorization for Agent to have filed in any jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

(iii)      As of the Closing Date, no Credit Party holds, and after the Closing Date the Credit Parties shall promptly notify Agent in writing upon creation or acquisition by any Credit Party of, any Collateral in excess of $100,000 which constitutes a claim against any Governmental Authority, including, without limitation, the federal government of the United States or any instrumentality or agency thereof, the assignment of which claim is restricted by any applicable Law, including, without limitation, the federal Assignment of Claims Act and any other comparable Law. Upon the request of Agent, the Credit Parties shall take such steps as may be necessary or desirable, or that Agent may request, to comply with any such applicable Law.

(iv)      The Credit Parties shall furnish to Agent from time to time any statements and schedules further identifying or describing the Collateral and any other information, reports or evidence concerning the Collateral as Agent may reasonably request from time to time.

(v)        Termination. The security interests granted under this Article 9 shall terminate upon the Obligations Repayment Date. Upon request by the Credit Parties (and at the sole cost and expense of the Credit Parties) after any such termination, the Agent will promptly take all reasonable action and do all things reasonably necessary, including authorizing UCC-3 termination statements, termination letters to account debtors, terminations of Deposit Account Control Agreements and copyright security agreement releases, to terminate the security interests granted in such Collateral to the Agent (for the benefit of the Secured Parties) hereunder and under the other Financing Documents; provided, that the Agent shall only be required to deliver such documents to the Borrower Representative and shall have no obligation to file or record any such document. In addition, in connection with any sale or other disposition of any asset included in the Collateral expressly authorized by the Agent hereunder or under the other Financing Documents to be effectuated free of the Liens created under the Security Documents, upon request by the Credit Parties (and at the sole expense of the Credit Parties), the Agent will promptly take all reasonable action to do all things reasonably necessary to confirm the release of any and all Liens granted to the Agent on such asset.

Article 10 - EVENTS OF DEFAULT

Section 10.1       Events of Default. For purposes of the Financing Documents, the occurrence of any of the following conditions and/or events, whether voluntary or involuntary, by operation of law or otherwise, shall constitute an “Event of Default”:

(a)      (i) any Borrower shall fail to pay when due any principal, interest, premium or fee under any Financing Document or any other amount payable under any Financing Document, (ii) there shall occur any default in the performance of or compliance with any of the following sections of this Agreement: 2.9, 4.1(a), 4.1(b), 4.1(m), 4.3, 4.4(c), 4.7 or Article 5 of this Agreement, or (iii) there shall occur any default in the performance of or compliance with Sections 4.1(c)–(l) or Article 6 of this Agreement and Borrower Representative has received written notice from Agent or Required Lenders of such default;

(b)      any Credit Party defaults in the performance of or compliance with any term contained in this Agreement or in any other Financing Document (other than occurrences described in other provisions of this Section 10.1 for which a different grace or cure period is specified or for which no grace or cure period is specified and thereby constitute immediate Events of Default) and such default is not remedied by the Credit Party or waived by Agent within 20 days after the earlier of (i) receipt by Borrower Representative of notice from Agent or Required Lenders of such default, or (ii) actual knowledge of any Borrower or any other Credit Party of such default;

(c)      any representation, warranty, certification or statement made by any Credit Party or any other Person in any Financing Document or in any certificate, financial statement or other document delivered pursuant to any Financing Document is incorrect in any material respect (other than any representation, warranty, certification or statement is by its terms already qualified as to materiality, in which case such representation, warranty, certification or statement shall prove to be incorrect in any respect) when made (or deemed made);

(d)      (i) the failure of any Credit Party to pay when due or within any applicable grace period any principal, interest or other amount on Debt (other than the Loans hereunder), or the occurrence of any breach, default, condition or event with respect to any Debt (other than the Loans hereunder), if the effect of such failure or occurrence is to cause or to permit the holder or holders of any such Debt, to cause, Debt or other liabilities having an individual principal amount in excess of $1,000,000 or having an aggregate principal amount in excess of $1,000,000 to become or be declared due prior to its stated maturity, or (ii) the occurrence of any breach or default under any terms or provisions of any Subordinated Debt Document or under any agreement subordinating the Subordinated Debt to all or any portion of the Obligations or the occurrence of any event requiring the prepayment of any Subordinated Debt;

(e)      any Credit Party shall: (i) commence, or consent to, a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar Law; (ii) apply for, or consent to, the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it; (iii) make a general assignment for the benefit of creditors; (iv) generally fail to pay its debts as they become due; or (v) take any corporate action to authorize any of the foregoing;

(f)       (i) an involuntary case or other proceeding shall be commenced against any Credit Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar Law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days, or (ii) an order for relief shall be entered against any such Person under applicable federal bankruptcy, insolvency or other similar Law in respect of (A) bankruptcy, liquidation, winding-up, dissolution or suspension of general operations, (B) composition, rescheduling, reorganization, arrangement or readjustment of, or other relief from, or stay of proceedings to enforce, some or all of the debts or obligations, or (C) possession, foreclosure, seizure or retention, sale or other disposition of, or other proceedings to enforce security over, all or any substantial part of the assets of such Person;

(g)      (i) institution by the PBGC of proceedings to terminate a Pension Plan under Section 4042 of ERISA, the filing of a notice by the plan administrator of intent to terminate a Pension Plan, or the treatment of a plan amendment as a termination of a Pension Plan under Section 4041 or 4041A of ERISA, (ii) the failure of any Borrower or member of the Controlled Group to meet the minimum finding requirements of Section 302 of ERISA with respect to any Pension Plan which gives rise to the imposition of a Lien under Section 302(f) of ERISA, or (iii) there shall occur any complete withdrawal or partial withdrawal (within the meanings of Sections 4203 and 4205 of ERISA) by any Borrower or any member of the Controlled Group from a Multiemployer Plan;

(h)      one or more final judgments or orders for the payment of money aggregating in excess of $1,000,000 (to the extent not paid or fully covered by insurance maintained in accordance with the requirements of this Agreement and as to which the relevant insurer has not disputed coverage) shall be rendered against any or all Credit Parties and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgments or orders, or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of any such judgment or order, by reason of a pending appeal, bond or otherwise, shall not be in effect;

(i)        any Lien created by any of the Security Documents shall at any time fail to constitute a valid and perfected Lien on Collateral in excess of $250,000 in the aggregate purported to be encumbered thereby, subject to no prior or equal Lien except Permitted Liens, or any Credit Party shall so assert;

(j)        any Borrower makes any payment on account of any Debt that has been subordinated to any of the Obligations, other than payments specifically permitted by the terms of such subordination;

(k)      if any Borrower is or becomes an entity whose equity is registered with the SEC, and/or is publicly traded on and/or registered with a public securities exchange, such Borrower’s equity fails to remain registered with the SEC in good standing, and/or such equity fails to remain publicly traded on and registered with a public securities exchange;

(l)        the occurrence of any fact, event or circumstance that results in a Material Adverse Effect, if such default shall have continued unremedied for a period of ten days after written notice from Agent;

(m)    the Borrowers shall fail to submit any Borrowing Base Certificate to the Agent within five Business Days after the date on which such Borrowing Base Certificate was due pursuant to the terms of this Agreement; provided, however, that a failure to deliver a Borrowing Base Certificate when due shall not constitute an Event of Default if and for so long as there are no Revolving Loans outstanding;

(n)      a Change of Control shall occur;

(o)      a Change in Management shall occur; or

(p)      a material default by Borrower Representative or CSS of its respective obligations under the CSS Management Agreement after giving effect to any applicable cure periods thereunder.

Notwithstanding the foregoing, if a Credit Party fails to comply with any same provision of this Agreement three times in any twelve month period and Agent has given to Borrower Representative in connection with each such failure any notice to which Borrowers would be entitled under this Section 10.1 before such failure could become an Event of Default, then all subsequent failures by a Credit Party to comply with such provision of this Agreement shall effect an immediate Event of Default (without the expiration of any applicable cure period) with respect to all subsequent failures by a Credit Party to comply with such provision of this Agreement, and Agent thereupon may exercise any remedy set forth in this Article 10 without affording Borrowers any opportunity to cure such Event of Default.

All cure periods provided for in this Section 10.1 shall run concurrently with any cure period provided for in any applicable Financing Documents under which the default occurred.

Section 10.2       Acceleration and Suspension or Termination of Revolving Loan Commitment. Upon the occurrence and during the continuance of an Event of Default, Agent may, and shall if requested by Required Lenders, (a) by notice to Borrower Representative suspend or terminate the Revolving Loan Commitment and the obligations of Agent and the Lenders with respect thereto, in whole or in part (and, if in part, each Lender’s Revolving Loan Commitment shall be reduced in accordance with its Pro Rata Share), and/or (b) by notice to Borrower Representative declare all or any portion of the Obligations to be, and the Obligations shall thereupon become, immediately due and payable, with accrued interest thereon, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party and the Credit Parties will pay the same; provided, however, that in the case of any of the Events of Default specified in Section 10.1(e) or 10.1(f) above, without any notice to any Credit Party or any other act by Agent or the Lenders, the Revolving Loan and the obligations of Agent and the Lenders with respect thereto shall thereupon immediately and automatically terminate and all of the Obligations shall become immediately and automatically due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party and the Credit Parties will pay the same.

Section 10.3       UCC Remedies.

(a)      Upon the occurrence of and during the continuance of an Event of Default under this Agreement or the other Financing Documents, Agent, in addition to all other rights, options, and remedies granted to Agent under this Agreement or at law or in equity, may exercise, either directly or through one or more assignees or designees, all rights and remedies granted to it under all Financing Documents and under the UCC in effect in the applicable jurisdiction(s) and under any other applicable Law, including, without limitation:

(i)        the right to take possession of, send notices regarding, and collect directly the Collateral, with or without judicial process;

(ii)       the right to (by its own means or with judicial assistance) enter any of Credit Parties’ premises and take possession of the Collateral, or render it unusable, or to render it usable or saleable, or dispose of the Collateral on such premises in compliance with subsection (iii) below and to take possession of Credit Parties’ original books and records, to obtain access to Credit Parties’ data processing equipment, computer hardware and software relating to the Collateral and to use all of the foregoing and the information contained therein in any manner Agent deems appropriate, without any liability for rent, storage, utilities, or other sums, and the Credit Parties shall not resist or interfere with such action (if Credit Parties’ books and records are prepared or maintained by an accounting service, contractor or other third party agent, the Credit Parties hereby irrevocably authorize such service, contractor or other agent, upon notice by Agent to such Person that an Event of Default has occurred and is continuing, to deliver to Agent or its designees such books and records, and to follow Agent’s instructions with respect to further services to be rendered);

(iii)       the right to require the Credit Parties at the Credit Parties’ expense to assemble all or any part of the Collateral and make it available to Agent at any place designated by Lender;

(iv)      the right to notify postal authorities to change the address for delivery of the Credit Parties’ mail to an address designated by Agent and to receive, open and dispose of all mail addressed to any Credit Party; and/or

(v)       the right to enforce the Credit Parties’ rights against Account Debtors and other obligors, including, without limitation, (i) the right to collect Accounts directly in Agent’s own name (as agent for Lenders) and to charge the collection costs and expenses, including reasonable attorneys’ fees, to the Credit Parties, and (ii) the right, in the name of Agent or any designee of Agent or the Credit Parties, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, facsimile or otherwise, including, without limitation, verification of the Credit Parties’ compliance with applicable Laws. The Credit Parties shall cooperate fully with Agent in an effort to facilitate and promptly conclude such verification process. Such verification may include contacts between Agent and applicable federal, state and local regulatory authorities having jurisdiction over the Credit Parties’ affairs, all of which contacts the Credit Parties hereby irrevocably authorize.

(b)      Each Credit Party agrees that a notice received by it at least ten days before the time of any intended public sale, or the time after which any private sale or other disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable Law, any perishable Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Agent without prior notice to the Credit Parties. At any sale or disposition of Collateral, Agent may (to the extent permitted by applicable Law) purchase all or any part of the Collateral, free from any right of redemption by the Credit Parties, which right is hereby waived and released. Each Credit Party covenants and agrees not to interfere with or impose any obstacle to Agent’s exercise of its rights and remedies with respect to the Collateral. Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale. Agent may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. Agent may sell the Collateral without giving any warranties as to the Collateral. Agent may specifically disclaim any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. If Agent sells any of the Collateral upon credit, the Credit Parties will be credited only with payments actually made by the purchaser, received by Agent and applied to the indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, Agent may resell the Collateral and the Credit Parties shall be credited with the proceeds of the sale. The Credit Parties shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all Obligations.

(c)      Without restricting the generality of the foregoing and for the purposes aforesaid, each Credit Party hereby appoints and constitutes Agent its lawful attorney-in-fact with full power of substitution in the Collateral, upon the occurrence and during the continuance of an Event of Default, to (i) use unadvanced funds remaining under this Agreement or which may be reserved, or set aside for any purposes hereunder at any time, or to advance funds in excess of the face amount of the Notes, (ii) pay, settle or compromise all existing bills and claims, which may be Liens or security interests, or to avoid such bills and claims becoming Liens against the Collateral, (iii) execute all applications and certificates in the name of such Credit Party and to prosecute and defend all actions or proceedings in connection with the Collateral and (iv) do any and all other acts necessary or proper to carry out the intent of the Financing Documents and the grant of the Liens thereunder; it being understood and agreed that this power of attorney in this subsection (c) shall be a power coupled with an interest and cannot be revoked.

(d)      Agent and each Lender is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, upon the occurrence and during the continuation of an Event of Default, the Credit Parties’ labels, mask works, rights of use of any name, any other Intellectual Property and advertising matter, and any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Agent’s exercise of its rights under this Article, the Credit Parties’ rights under all licenses (whether as licensor or licensee) inure to Agent’s and each Lender’s benefit.

Section 10.4       Default Rate of Interest. At the election of Agent or Required Lenders, after the occurrence of an Event of Default and for so long as it continues, the Loans and other Obligations shall bear interest at rates as indicated on Schedule 10.4; provided, however, that in the case of any Event of Default specified in Section 10.1(e) or 10.1(f) above, such default rates shall apply immediately and automatically without the need for any election or action of any kind on the part of Agent or any Lender.

Section 10.5       Setoff Rights. During the continuance of any Event of Default, each Lender is hereby authorized by each Credit Party at any time or from time to time, with reasonably prompt subsequent notice to such Credit Party (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (a) balances held by such Lender or any of such Lender’s Affiliates at any of its offices for the account of such Credit Party (regardless of whether such balances are then due to such Credit Party), and (b) other property at any time held or owing by such Lender to or for the credit or for the account of such Credit Party, against and on account of any of the Obligations; except that no Lender shall exercise any such right without the prior written consent of Agent. Any Lender exercising a right to set off shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender’s Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender in accordance with their respective Pro Rata Share of the Obligations. Each Credit Party agrees, to the fullest extent permitted by law, that any Lender and any of such Lender’s Affiliates may exercise its right to set off with respect to the Obligations as provided in this Section 10.5.

Section 10.6       Application of Proceeds.

(a)      Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, each Credit Party irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of such Credit Party of all or any part of the Obligations, and, as between the Credit Parties on the one hand and Agent and Lenders on the other, Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Agent may deem advisable notwithstanding any previous application by Agent.

(b)      Following the occurrence and continuance of an Event of Default, but absent the occurrence and continuance of an Acceleration Event, subject to the terms of any interparty or other intercreditor agreement to which Agent is a party, Agent shall apply any and all payments received by Agent in respect of the Obligations, and any and all proceeds of Collateral received by Agent, in such order as Agent may from time to time elect.

(c)      Notwithstanding anything to the contrary contained in this Agreement, if an Acceleration Event shall have occurred, and so long as it continues, Agent shall (subject to the terms of any interparty or other intercreditor agreement to which Agent is a party) apply any and all payments received by Agent in respect of the Obligations, and any and all proceeds of Collateral received by Agent, in the following order: first, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to Agent with respect to this Agreement, the other Financing Documents or the Collateral; second, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to any Lender with respect to this Agreement, the other Financing Documents or the Collateral; third, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts); fourth, to the principal amount of the Obligations outstanding; and fifth to any other indebtedness or obligations of the Credit Parties owing to Agent or any Lender under the Financing Documents. Any balance remaining shall be delivered to any holder of Subordinated Debt, the Borrowers or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out the foregoing, (y) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (z) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its Pro Rata Share of amounts available to be applied pursuant thereto for such category.

Section 10.7       Waivers.

(a)      Except as otherwise provided for in this Agreement and to the fullest extent permitted by applicable Law, each Credit Party waives: (i) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all Financing Documents, the Notes or any other notes, commercial paper, accounts, contracts, documents, Instruments, Chattel Paper and Guarantees at any time held by Lenders on which any Credit Party may in any way be liable, and hereby ratifies and confirms whatever Lenders may do in this regard; (ii) all rights to notice and a hearing prior to Agent’s or any Lender’s taking possession or control of, or to Agent’s or any Lender’s replevy, attachment or levy upon, any Collateral or any bond or security which might be required by any court prior to allowing Agent or any Lender to exercise any of its remedies; and (iii) the benefit of all valuation, appraisal and exemption Laws. Each Credit Party acknowledges that it has been advised by counsel of its choices and decisions with respect to this Agreement, the other Financing Documents and the transactions evidenced hereby and thereby.

(b)      Each Credit Party for itself and all its successors and assigns, (i) agrees that its liability shall not be in any manner affected by any indulgence, extension of time, renewal, waiver, or modification granted or consented to by Lender; (ii) consents to any indulgences and all extensions of time, renewals, waivers, or modifications that may be granted by Agent or any Lender with respect to the payment or other provisions of the Financing Documents, and to any substitution, exchange or release of the Collateral, or any part thereof, with or without substitution, and agrees to the addition or release of any Credit Party, endorsers, guarantors, or sureties, or whether primarily or secondarily liable, without notice to any other Credit Party and without affecting its liability hereunder; (iii) agrees that its liability shall be unconditional and without regard to the liability of any other Credit Party, Agent or any Lender for any tax on the indebtedness; and (iv) to the fullest extent permitted by law, expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing.

(c)      To the extent that Agent or any Lender may have acquiesced in any noncompliance with any requirements or conditions precedent to the closing of the Loans or to any subsequent disbursement of Loan proceeds, such acquiescence shall not be deemed to constitute a waiver by Agent or any Lender of such requirements with respect to any future disbursements of Loan proceeds and Agent may at any time after such acquiescence require the Credit Parties to comply with all such requirements. Any forbearance by Agent or Lender in exercising any right or remedy under any of the Financing Documents, or otherwise afforded by applicable Law, including any failure to accelerate the maturity date of the Loans, shall not be a waiver of or preclude the exercise of any right or remedy nor shall it serve as a novation of the Notes or as a reinstatement of the Loans or a waiver of such right of acceleration or the right to insist upon strict compliance of the terms of the Financing Documents. Agent’s or any Lender’s acceptance of payment of any sum secured by any of the Financing Documents after the due date of such payment shall not be a waiver of Agent’s and such Lender’s right to either require prompt payment when due of all other sums so secured or to declare a default for failure to make prompt payment. The procurement of insurance or the payment of taxes or other Liens or charges by Agent as the result of an Event of Default shall not be a waiver of Agent’s right to accelerate the maturity of the Loans, nor shall Agent’s receipt of any condemnation awards, insurance proceeds, or damages under this Agreement operate to cure or waive any Credit Party’s default in payment of sums secured by any of the Financing Documents.

(d)      Without limiting the generality of anything contained in this Agreement or the other Financing Documents, each Credit Party agrees that if an Event of Default is continuing (i) Agent and Lenders shall not be subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Agent or Lenders shall remain in full force and effect until Agent or Lenders have exhausted all remedies against the Collateral and any other properties owned by the Credit Parties and the Financing Documents and other security instruments or agreements securing the Loans have been foreclosed, sold and/or otherwise realized upon in satisfaction of the Credit Parties’ obligations under the Financing Documents.

(e)      Nothing contained herein or in any other Financing Document shall be construed as requiring Agent or any Lender to resort to any part of the Collateral for the satisfaction of any of the Credit Parties’ obligations under the Financing Documents in preference or priority to any other Collateral, and Agent may seek satisfaction out of all of the Collateral or any part thereof, in its absolute discretion in respect of the Credit Parties’ obligations under the Financing Documents. In addition, Agent shall have the right from time to time to partially foreclose upon any Collateral in any manner and for any amounts secured by the Financing Documents then due and payable as determined by Agent in its sole discretion, including, without limitation, the following circumstances: (i) in the event any Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and/or interest, Agent may foreclose upon all or any part of the Collateral to recover such delinquent payments, or (ii) in the event Agent elects to accelerate less than the entire outstanding principal balance of the Loans, Agent may foreclose all or any part of the Collateral to recover so much of the principal balance of the Loans as Lender may accelerate and such other sums secured by one or more of the Financing Documents as Agent may elect. Notwithstanding one or more partial foreclosures, any unforeclosed Collateral shall remain subject to the Financing Documents to secure payment of sums secured by the Financing Documents and not previously recovered.

(f)       To the fullest extent permitted by law, each the Credit Party, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Collateral any equitable right otherwise available to any Credit Party which would require the separate sale of any of the Collateral or require Agent or Lenders to exhaust their remedies against any part of the Collateral before proceeding against any other part of the Collateral; and further in the event of such foreclosure each Credit Party does hereby expressly consent to and authorize, at the option of Agent, the foreclosure and sale either separately or together of each part of the Collateral.

Section 10.8       Injunctive Relief. The parties acknowledge and agree that, in the event of a breach or threatened breach of any Credit Party’s obligations under any Financing Documents, Agent and Lenders may have no adequate remedy in money damages and, accordingly, shall be entitled to an injunction (including, without limitation, a temporary restraining order, preliminary injunction, writ of attachment, or order compelling an audit) against such breach or threatened breach, including, without limitation, maintaining any cash management and collection procedure described herein. However, no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against any other legal or equitable remedies in the event of a breach or threatened breach of any provision of this Agreement. Each Credit Party waives, to the fullest extent permitted by law, the requirement of the posting of any bond in connection with such injunctive relief. By joining in the Financing Documents as a Credit Party, each Credit Party specifically joins in this Section as if this Section were a part of each Financing Document executed by such Credit Party.

Section 10.9       Marshalling; Payments Set Aside. Neither Agent nor any Lender shall be under any obligation to marshal any assets in payment of any or all of the Obligations. To the extent that the Credit Parties makes any payment or Agent enforces its Liens or Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such enforcement or setoff is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Article 11 - AGENT

Section 11.1       Appointment and Authorization. Each Lender hereby irrevocably appoints and authorizes Agent to enter into each of the Financing Documents to which it is a party (other than this Agreement) on its behalf and to take such actions as Agent on its behalf and to exercise such powers under the Financing Documents as are delegated to Agent by the terms thereof, together with all such powers as are reasonably incidental thereto. Subject to the terms of Section 11.16 and to the terms of the other Financing Documents, Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Financing Documents on behalf of Lenders. The provisions of this Article 11 are solely for the benefit of Agent and Lenders and neither any Borrower nor any other Credit Party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Borrower or any other Credit Party. Agent may perform any of its duties hereunder, or under the Financing Documents, by or through its agents, servicers, trustees, investment managers or employees. Without limiting the foregoing, the Lenders hereby authorize the Agent:

(a)   to enter into interparty agreements, intercreditor agreements and/or subordination agreements on terms acceptable to the Agent with (A) unions and/or guilds with respect to the security interests in favor of such unions and/or guilds required pursuant to the terms of collective bargaining agreements, (B) any Distributor or licensor having any rights to any Program, (C) Persons providing any services in connection with any Program or (D) sales agents which are permitted by the terms hereof to be involved in the distribution of any Program;

(b)   to determine that the cost to a Credit Party is disproportionate to the benefit to be realized by the Secured Parties by perfecting a Lien in a given asset or group of assets included in the Collateral (including any bank account) and that such Credit Party should not be required to perfect such Lien in favor of the Agent (for the benefit of the Secured Parties);

(c)   to appoint subagents to be the holder of record of a Lien to be granted to the Agent (for the benefit of the Secured Parties);

(d)   to enter into and perform its obligations under the other Financing Documents; and

(e)   to determine when a Lender is or becomes a Defaulted Lender.

Section 11.2       Agent and Affiliates. Agent shall have the same rights and powers under the Financing Documents as any other Lender and may exercise or refrain from exercising the same as though it were not Agent, and Agent and its Affiliates may lend money to, invest in and generally engage in any kind of business with each Credit Party or Affiliate of any Credit Party as if it were not Agent hereunder.

Section 11.3       Action by Agent. The duties of Agent shall be mechanical and administrative in nature. Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any of the Financing Documents is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any of the Financing Documents except as expressly set forth herein or therein.

Section 11.4       Consultation with Experts. Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 11.5       Liability of Agent. Neither Agent nor any of its directors, officers, agents, trustees, investment managers, servicers or employees shall be liable to any Lender for any action taken or not taken by it in connection with the Financing Documents, except that Agent shall be liable with respect to its specific duties set forth hereunder but only to the extent of its own gross negligence or willful misconduct in the discharge thereof as determined by a final non-appealable judgment of a court of competent jurisdiction. Neither Agent nor any of its directors, officers, agents, trustees, investment managers, servicers or employees shall be responsible for or have any duty to ascertain, inquire into or verify (a) any statement, warranty or representation made in connection with any Financing Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements specified in any Financing Document; (c) the satisfaction of any condition specified in any Financing Document; (d) the validity, effectiveness, sufficiency or genuineness of any Financing Document, any Lien purported to be created or perfected thereby or any other instrument or writing furnished in connection therewith; (e) the existence or non-existence of any Default or Event of Default; or (f) the financial condition of any Credit Party. Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, facsimile or electronic transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties. Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).

Section 11.6       Indemnification. Each Lender shall, in accordance with its Pro Rata Share, indemnify Agent (to the extent not reimbursed by the Credit Parties) upon demand against any cost, expense (including reasonable outside counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction) that Agent may suffer or incur in connection with the Financing Documents or any action taken or omitted by Agent hereunder or thereunder. If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by Required Lenders until such additional indemnity is furnished.

Section 11.7       Right to Request and Act on Instructions. Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Financing Documents Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Financing Documents until it shall have received such instructions from Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Financing Documents in accordance with the instructions of Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of Required Lenders (or such other applicable portion of the Lenders), Agent shall have no obligation to take any action if it believes, in good faith, that such action would violate applicable Law or exposes Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of Section 11.6.

Section 11.8       Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Financing Documents.

Section 11.9       Collateral Matters. Lenders irrevocably authorize Agent, at its option and in its discretion, to: (a) release any Lien granted to or held by Agent under any Security Document (i) upon termination of the Revolving Loan Commitment and payment in full of all Obligations or (ii) constituting property sold or disposed of as part of or in connection with any disposition permitted under any Financing Document (it being understood and agreed that Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the sale or other disposition of property being made in full compliance with the provisions of the Financing Documents); (b) subordinate any Lien granted to or held by Agent under any Security Document to a Permitted Lien that is allowed to have priority over the Liens granted to or held by Agent under the Financing Documents. Upon request by Agent at any time, Lenders will confirm Agent’s authority to release and/or subordinate particular types or items of Collateral pursuant to this Section 11.9.

Section 11.10   Agency for Perfection. Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Agent’s security interest in assets which, in accordance with the Uniform Commercial Code in any applicable jurisdiction, can be perfected by possession or control. Should any Lender (other than Agent) obtain possession or control of any such assets, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor, shall deliver such assets to Agent or in accordance with Agent’s instructions or transfer control to Agent in accordance with Agent’s instructions. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any Collateral for the Loan unless instructed to do so by Agent (or consented to by Agent), it being understood and agreed that such rights and remedies may be exercised only by Agent.

Section 11.11   Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of Lenders, unless Agent shall have received written notice from a Lender or a Credit Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” Agent will notify each Lender of its receipt of any such notice. Agent shall take such action with respect to such Default or Event of Default as may be requested by Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) in accordance with the terms hereof. Unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of Lenders.

Section 11.12   Assignment by Agent; Resignation of Agent; Successor Agent.

(a)      Agent may at any time assign its rights, powers, privileges and duties hereunder to (i) another Lender, or (ii) any Person to whom Agent, in its capacity as a Lender, has assigned (or will assign, in conjunction with such assignment of agency rights hereunder) 50% or more of its Loan in accordance with this Agreement, in each case, without the consent of the Lenders or any Credit Party. Following any such assignment, Agent shall give notice to the Lenders and Borrowers. An assignment by Agent pursuant to this subsection (a) shall not be deemed a resignation by Agent for purposes of subsection (b) below.

(b)      Without limiting the rights of Agent to designate an assignee pursuant to subsection (a) above, Agent may at any time give notice of its resignation to the Lenders and Borrowers. Upon receipt of any such notice of resignation, Required Lenders shall have the right to appoint a successor Agent. If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within ten Business Days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent; provided, however, that if Agent shall notify Borrowers and the Lenders that no Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice from Agent that no Person has accepted such appointment and, from and following delivery of such notice, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Financing Documents, and (ii) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender directly, until such time as Required Lenders appoint a successor Agent in accordance with this paragraph.

(c)      Upon (i) an assignment permitted by subsection (a) above, or (ii) the acceptance of a successor’s appointment as Agent pursuant to subsection (b) above, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder and under the other Financing Documents (if not already discharged therefrom as provided above in this paragraph). The ratable portion of fees payable by the Credit Parties to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Credit Parties and such successor. After the retiring Agent’s resignation hereunder and under the other Financing Documents, the provisions of this Article 11 (including this Section 11.12) shall continue in effect for the benefit of such retiring Agent and its sub-agents in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting or was continuing to act as Agent.

Section 11.13   Payment and Sharing of Payment.

(a)      Revolving Loan Advances, Payments and Settlements; Interest and Fee Payments.

(i)        Agent shall have the right, on behalf of Revolving Lenders to disburse funds to Borrowers for all Revolving Loans requested or deemed requested by Borrowers pursuant to the terms of this Agreement. Agent shall be conclusively entitled to assume, for purposes of the preceding sentence, that each Revolving Lender, other than any Non-Funding Lenders, will fund its Pro Rata Share of all Revolving Loans requested by Borrowers. Each Revolving Lender shall reimburse Agent on demand, in accordance with the provisions of the immediately following paragraph, for all funds disbursed on its behalf by Agent pursuant to the first sentence of this clause (i), or if Agent so requests, each Revolving Lender will remit to Agent its Pro Rata Share of any Revolving Loan before Agent disburses the same to a Borrower. If Agent elects to require that each Revolving Lender make funds available to Agent, prior to a disbursement by Agent to a Borrower, Agent shall advise each Revolving Lender by telephone, facsimile or e-mail of the amount of such Revolving Lender’s Pro Rata Share of the Revolving Loan requested by such Borrower no later than noon (Eastern time) on the date of funding of such Revolving Loan, and each such Revolving Lender shall pay Agent on such date such Revolving Lender’s Pro Rata Share of such requested Revolving Loan, in same day funds, by wire transfer to the Payment Account, or such other account as may be identified by Agent to Revolving Lenders from time to time. If any Lender fails to pay the amount of its Pro Rata Share of any funds advanced by Agent pursuant to the first sentence of this clause (i) within one Business Day after Agent’s demand, Agent shall promptly notify Borrower Representative, and Borrowers shall immediately repay such amount to Agent. Any repayment required by Borrowers pursuant to this Section 11.13 shall be accompanied by accrued interest thereon from and including the date such amount is made available to a Borrower to but excluding the date of payment at the rate of interest then applicable to Revolving Loans. Nothing in this Section 11.13 or elsewhere in this Agreement or the other Financing Documents shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Agent or any Borrower may have against any Lender as a result of any default by such Lender hereunder.

(ii)       On a Business Day of each week as selected from time to time by Agent, or more frequently (including daily), if Agent so elects (each such day being a “Settlement Date”), Agent will advise each Revolving Lender by telephone, facsimile or e-mail of the amount of each such Revolving Lender’s percentage interest of the Revolving Loan balance as of the close of business of the Business Day immediately preceding the Settlement Date. In the event that payments are necessary to adjust the amount of such Revolving Lender’s actual percentage interest of the Revolving Loans to such Lender’s required percentage interest of the Revolving Loan balance as of any Settlement Date, the Revolving Lender from which such payment is due shall pay Agent, without setoff or discount, to the Payment Account before 1:00 p.m. (Eastern time) on the Business Day following the Settlement Date the full amount necessary to make such adjustment. Any obligation arising pursuant to the immediately preceding sentence shall be absolute and unconditional and shall not be affected by any circumstance whatsoever. In the event settlement shall not have occurred by the date and time specified in the second preceding sentence, interest shall accrue on the unsettled amount at the rate of interest then applicable to Revolving Loans.

(iii)      On each Settlement Date, Agent shall advise each Revolving Lender by telephone, facsimile or e-mail of the amount of such Revolving Lender’s percentage interest of principal, interest and fees paid for the benefit of Revolving Lenders with respect to each applicable Revolving Loan, to the extent of such Revolving Lender’s Revolving Loan Exposure with respect thereto, and shall make payment to such Revolving Lender before 1:00 p.m. (Eastern time) on the Business Day following the Settlement Date of such amounts in accordance with wire instructions delivered by such Revolving Lender to Agent, as the same may be modified from time to time by written notice to Agent; provided, however, that, in the case such Revolving Lender is a Defaulted Lender, Agent shall be entitled to set off the funding short-fall against that Defaulted Lender’s respective share of all payments received from any Borrower.

(iv)      On the Closing Date, Agent, on behalf of Lenders, may elect to advance to Borrowers the full amount of the initial Loans to be made on the Closing Date prior to receiving funds from Lenders, in reliance upon each Lender’s commitment to make its Pro Rata Share of such Loans to Borrowers in a timely manner on such date. If Agent elects to advance the initial Loans to Borrower in such manner, Agent shall be entitled to receive all interest that accrues on the Closing Date on each Lender’s Pro Rata Share of such Loans unless Agent receives such Lender’s Pro Rata Share of such Loans before 3:00 p.m. (Eastern time) on the Closing Date.

(v)       It is understood that for purposes of advances to Borrowers made pursuant to this Section 11.13, Agent will be using the funds of Agent, and pending settlement, (A) all funds transferred from the Payment Account to the outstanding Revolving Loans shall be applied first to advances made by Agent to Borrowers pursuant to this Section 11.13, and (B) all interest accruing on such advances shall be payable to Agent.

(vi)      The provisions of this clause (a) shall be deemed to be binding upon Agent and Lenders notwithstanding the occurrence of any Default or Event of Default, or any insolvency or bankruptcy proceeding pertaining to any Borrower or any other Credit Party.

(b)      Return of Payments.

(i)        If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from a Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind, together with interest accruing on a daily basis at the Federal Funds Rate.

(ii)       If Agent determines at any time that any amount received by Agent under this Agreement must be returned to any Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Financing Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to any Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(c)      Defaulted Lenders. The failure of any Defaulted Lender to make any payment required by it hereunder shall not relieve any other Lender of its obligations to make payment, but neither any other Lender nor Agent shall be responsible for the failure of any Defaulted Lender to make any payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Defaulted Lender shall not have any voting or consent rights under or with respect to any Financing Document or constitute a “Lender” (or be included in the calculation of “Required Lenders” hereunder) for any voting or consent rights under or with respect to any Financing Document.

(d)      Sharing of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan (other than pursuant to the terms of Section 2.6(d)) in excess of its Pro Rata Share of payments entitled pursuant to the other provisions of this Section 11.13, such Lender shall purchase from the other Lenders such participations in extensions of credit made by such other Lenders (without recourse, representation or warranty) as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter required to be returned or otherwise recovered from such purchasing Lender, such portion of such purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such return or recovery, without interest. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this clause (e) may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 10.5) with respect to such participation as fully as if such Lender were the direct creditor of Borrowers in the amount of such participation). If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this clause (e) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this clause (e) to share in the benefits of any recovery on such secured claim.

Section 11.14   Right to Perform, Preserve and Protect. If any Credit Party fails to perform any obligation hereunder or under any other Financing Document, Agent itself may, but shall not be obligated to, cause such obligation to be performed at Borrowers’ expense. Agent is further authorized by Borrowers and the Lenders to make expenditures from time to time which Agent, in its reasonable business judgment, deems necessary or desirable to (a) preserve or protect the business conducted by Borrowers, the Collateral, or any portion thereof, and/or (b) enhance the likelihood of, or maximize the amount of, repayment of the Loan and other Obligations. Each Borrower hereby agrees to reimburse Agent on demand for any and all costs, liabilities and obligations incurred by Agent pursuant to this Section 11.14. Each Lender hereby agrees to indemnify Agent upon demand for any and all costs, liabilities and obligations incurred by Agent pursuant to this Section 11.14, in accordance with the provisions of Section 11.6.

Section 11.15   Additional Titled Agents. Except for rights and powers, if any, expressly reserved under this Agreement to any bookrunner, arranger or to any titled agent named on the cover page of this Agreement, other than Agent (collectively, the “Additional Titled Agents”), and except for obligations, liabilities, duties and responsibilities, if any, expressly assumed under this Agreement by any Additional Titled Agent, no Additional Titled Agent, in such capacity, has any rights, powers, liabilities, duties or responsibilities hereunder or under any of the other Financing Documents. Without limiting the foregoing, no Additional Titled Agent shall have nor be deemed to have a fiduciary relationship with any Lender. At any time that any Lender serving as an Additional Titled Agent shall have transferred to any other Person (other than any Affiliates) all of its interests in the Loan, such Lender shall be deemed to have concurrently resigned as such Additional Titled Agent.

Section 11.16   Amendments and Waivers.

(a)      No provision of this Agreement or any other Financing Document may be materially amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by Borrowers, the Required Lenders and any other Lender to the extent required under clause (b).

(b)      In addition to the required signatures under clause (a), no provision of this Agreement or any other Financing Document may be amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by the following Persons:

(i)        if any amendment, waiver or other modification would increase a Lender’s funding obligations in respect of any Loan, by such Lender; and/or

(ii)       the rights or duties of Agent are affected thereby, by Agent;

provided, however, that, in each of (i) and (ii) above, no such amendment, waiver or other modification shall, unless signed or otherwise approved in writing by all the Lenders directly affected thereby: (A) reduce the principal of, rate of interest on or any fees with respect to any Loan or forgive any principal, interest (other than default interest) or fees (other than late charges) with respect to any Loan; (B) postpone the date fixed for, or waive, any payment (other than in respect of any mandatory prepayment pursuant to Section 2.1(a)(iii)) of principal of any Loan, or of interest on any Loan (other than default interest) or any fees provided for hereunder (other than late charges) or postpone the date of termination of any commitment of any Lender hereunder; (C) change the definition of the term Required Lenders or the percentage of Lenders which shall be required for Lenders to take any action hereunder; (D) release all or substantially all of the Collateral, authorize any Borrower to sell or otherwise dispose of all or substantially all of the Collateral or release any guarantor of all or any portion of the Obligations or its Guarantee obligations with respect thereto, except, in each case with respect to this clause (D), as otherwise may be provided in this Agreement or the other Financing Documents (including in connection with any disposition permitted hereunder); (E) amend, waive or otherwise modify this clause (b) or the definitions of the terms used in this clause (b) insofar as the definitions affect the substance of this clause (b); (F) consent to the assignment, delegation or other transfer by any Credit Party of any of its rights and obligations under any Financing Document or release any Borrower of its payment obligations under any Financing Document, except, in each case with respect to this clause (F), pursuant to a merger, consolidation or disposition permitted pursuant to this Agreement; or (G) amend any of the provisions of Section 10.6 or amend any of the definitions Pro Rata Share, Revolving Loan Commitment, Revolving Loan Commitment Amount, Revolving Loan Commitment Percentage or any other provision that provides for the Lenders to receive their Pro Rata Shares of any fees, payments, setoffs or proceeds of Collateral hereunder. It is hereby understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E), (F) and (G) of the preceding sentence.

Section 11.17   Assignments and Participations.

(a)      Assignments.

(i)        Any Lender may (but only with the prior written consent of the Agent (not to be unreasonably withheld or delayed)) at any time assign to one or more Eligible Assignees all or any portion of such Lender’s Loan together with all related obligations of such Lender hereunder; provided, that the Agent shall provide the Borrower Representative with a minimum of 120 days’ written notice of such assignment, unless (x) a Default or an Event of Default shall have occurred and be continuing at the time of such assignment, or (y) such assignment is to a Lender or an Affiliate of a Lender. Except as Agent may otherwise agree, the amount of any such assignment (determined as of the date of the applicable Assignment Agreement or, if a “Trade Date” is specified in such Assignment Agreement, as of such Trade Date) shall be in a minimum aggregate amount equal to $1,000,000 or, if less, the assignor’s entire interests in the outstanding Loan; provided, however, that, in connection with simultaneous assignments to two or more related Approved Funds, such Approved Funds shall be treated as one assignee for purposes of determining compliance with the minimum assignment size referred to above. Borrowers and Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Eligible Assignee until Agent shall have received and accepted an effective Assignment Agreement executed, delivered and fully completed by the applicable parties thereto and a processing fee of $3,500 to be paid by the assigning Lender; provided, however, that only one processing fee shall be payable in connection with simultaneous assignments to two or more related Approved Funds.

(ii)       From and after the date on which the conditions described above have been met, (A) such Eligible Assignee shall be deemed automatically to have become a party hereto and, to the extent of the interests assigned to such Eligible Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder, and (B) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights and obligations hereunder (other than those that survive termination pursuant to Section 12.1). Upon the request of the Eligible Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, each Borrower shall execute and deliver to Agent for delivery to the Eligible Assignee (and, as applicable, the assigning Lender) Notes in the aggregate principal amount of the Eligible Assignee’s Loan (and, as applicable, Notes in the principal amount of that portion of the principal amount of the Loan retained by the assigning Lender). Upon receipt by the assigning Lender of such Note, the assigning Lender shall return to Borrower Representative any prior Note held by it.

(iii)      Agent, acting solely for this purpose as an agent of Borrower, shall maintain at the office of its servicer located in Bethesda, Maryland a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of each Lender, and the commitments of, and principal amount of the Loan owing to, such Lender pursuant to the terms hereof. The entries in such register shall be conclusive in the absence of manifest error, and Borrower, Agent and Lenders may treat each Person whose name is recorded therein pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such register shall be available for inspection by Borrower and any Lender, at any reasonable time upon reasonable prior notice to Agent.

(iv)      Notwithstanding the foregoing provisions of this clause (a) or any other provision of this Agreement, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(v)       Notwithstanding the foregoing provisions of this clause (a) or any other provision of this Agreement, Agent has the right, but not the obligation, to effectuate assignments of Loans via an electronic settlement system acceptable to Agent as designated in writing from time to time to the Lenders by Agent (the “Settlement Service”). At any time when the Agent elects, in its sole discretion, to implement such Settlement Service, each such assignment shall be effected by the assigning Lender and proposed assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be consistent with the other provisions of this clause (a). Each assigning Lender and proposed Eligible Assignee shall comply with the requirements of the Settlement Service in connection with effecting any assignment of Loan pursuant to the Settlement Service. With the prior written approval of Agent, Agent’s approval of such Eligible Assignee shall be deemed to have been automatically granted with respect to any transfer effected through the Settlement Service. Assignments and assumptions of the Loan shall be effected by the provisions otherwise set forth herein until Agent notifies Lenders of the Settlement Service as set forth herein.

(b)      Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or Agent, sell to one or more Persons (other than any Borrower or any Borrower’s Affiliates) participating interests in its Loan, commitments or other interests hereunder (any such Person, a “Participant”). In the event of a sale by a Lender of a participating interest to a Participant, (i) such Lender’s obligations hereunder shall remain unchanged for all purposes, (ii) Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder, and (iii) all amounts payable by each Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. Each Borrower agrees that each Participant shall be entitled to the benefits of Section 2.6 (subject to the requirements and limitations therein, including the requirements under Sections 2.6(c) and 2.6(g) (it being understood that the documentation required under Sections 2.6(c) and 2.6(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment under paragraph (a) above; provided, that (A) such Participant agrees to be subject to the provisions of paragraph (c) below as if it were an assignee under paragraph (a) above and (B) no Participant shall be entitled to receive any greater payment under Sections 2.1(a)(v) or 2.6, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a “change in applicable Law” that occurs after the Participant acquired the applicable participation. Each Borrower agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided, however, that such right of setoff shall be subject to the obligation of each Participant to share with Lenders, and Lenders agree to share with each Participant, as provided in Section 11.5. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Facility Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Loans, Revolving Loan Commitments or Term Loan Commitments or its other obligations under any Facility Document) to any Person except to the extent that such disclosure is necessary to establish that such Loan, Revolving Loan Commitments, Term Loan Commitments or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(c)      Replacement of Lenders. Within thirty days after: (i) receipt by Agent of notice and demand from any Lender for payment of additional costs as provided in Section 2.6(d), which demand shall not have been revoked, (ii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.6(a) or (b), (iii) any Lender is a Defaulted Lender, and the circumstances causing such status shall not have been cured or waived; or (iv) any failure by any Lender to consent to a requested amendment, waiver or modification to any Financing Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender, or each Lender affected thereby, is required with respect thereto (each relevant Lender in the foregoing clauses (i) through (iv) being an “Affected Lender”), each of Borrower Representative and Agent may, at its option, notify such Affected Lender and, in the case of Borrowers’ election, the Agent, of such Person’s intention to obtain, at Borrowers’ expense, a replacement Lender (“Replacement Lender”) for such Lender, which Replacement Lender shall be an Eligible Assignee and, in the event the Replacement Lender is to replace an Affected Lender described in the preceding clause (iv), such Replacement Lender consents to the requested amendment, waiver or modification making the replaced Lender an Affected Lender. In the event Borrowers or Agent, as applicable, obtains a Replacement Lender within 90 days following notice of its intention to do so, the Affected Lender shall sell, at par, and assign all of its Loan and funding commitments hereunder to such Replacement Lender in accordance with the procedures set forth in (a); provided, however, that (A) Borrowers shall have reimbursed such Lender for its increased costs and additional payments for which it is entitled to reimbursement under Section 2.6(a) or (b) or Section 2.6(d), as applicable, of this Agreement through the date of such sale and assignment, and (B) Borrowers shall pay to Agent the $3,500 processing fee in respect of such assignment. In the event that a replaced Lender does not execute an Assignment Agreement pursuant to (a) within five Business Days after receipt by such replaced Lender of notice of replacement pursuant to this clause (c) and presentation to such replaced Lender of an Assignment Agreement evidencing an assignment pursuant to this clause (c), such replaced Lender shall be deemed to have consented to the terms of such Assignment Agreement, and any such Assignment Agreement executed by Agent, the Replacement Lender and, to the extent required pursuant to clause (a), Borrowers, shall be effective for purposes of this clause (c) and clause (a). Upon any such assignment and payment, such replaced Lender shall no longer constitute a “Lender” for purposes hereof, other than with respect to such rights and obligations that survive termination as set forth in Section 12.1.

(d)      Credit Party Assignments. No Credit Party may assign, delegate or otherwise transfer any of its rights or other obligations hereunder or under any other Financing Document without the prior written consent of Agent and each Lender.

Section 11.18   Funding and Settlement Provisions Applicable When Non-Funding Lenders Exist.

So long as Agent has not waived the conditions to the funding of the Loans set forth in Article 7, any Lender may deliver a notice to Agent stating that such Lender shall cease making Loans due to the non-satisfaction of one or more conditions to funding Loans set forth in Article 7, and specifying any such non-satisfied conditions. Any Lender delivering any such notice shall become a non-funding Lender (a “Non-Funding Lender”) for purposes of this Agreement commencing on the Business Day following receipt by Agent of such notice, and shall cease to be a Non-Funding Lender on the date on which such Lender has either revoked the effectiveness of such notice or acknowledged in writing to each of Agent the satisfaction of the condition(s) specified in such notice, or Required Lenders waive the conditions to the funding of such Loans giving rise to such notice by Non-Funding Lender. Each Non-Funding Lender shall remain a Lender for purposes of this Agreement to the extent that such Non-Funding Lender has Revolving Loan Outstandings in excess of $0; provided, however, that during any period of time that any Non-Funding Lender exists, and notwithstanding any provision to the contrary set forth herein, the following provisions shall apply:

(a)      For purposes of determining the Pro Rata Share of each Revolving Lender under clause (c) of the definition of such term, each Non-Funding Lender shall be deemed to have a Revolving Loan Commitment Amount as in effect immediately before such Lender became a Non-Funding Lender.

(b)      Except as provided in clause (a) above, the Revolving Loan Commitment Amount of each Non-Funding Lender shall be deemed to be $0.

(c)      The Revolving Loan Commitment at any date of determination during such period shall be deemed to be equal to the sum of (i) the aggregate Revolving Loan Commitment Amounts of all Lenders, other than the Non-Funding Lenders as of such date plus (ii) the aggregate Revolving Loan Outstandings of all Non-Funding Lenders as of such date.

(d)      Agent shall have no right to make or disburse Revolving Loans for the account of any Non-Funding Lender pursuant to Section 2.1(a)(i) to pay interest, fees, expenses and other charges of any Credit Party.

(e)      To the extent that Agent applies proceeds of Collateral or other payments received by Agent to repayment of Revolving Loans pursuant to Section 10.6, such payments and proceeds shall be applied first in respect of Revolving Loans made at the time any Non-Funding Lenders exist, and second in respect of all other outstanding Revolving Loans.

Section 11.19   Buy-Out Upon Refinancing. MCF shall have the right to purchase from the other Lenders all of their respective interests in the Loan at par in connection with any refinancing of the Loan upon one or more new economic terms, but which refinancing is structured as an amendment and restatement of the Loan rather than a payoff of the Loan.

Article 12 - MISCELLANEOUS

Section 12.1       Survival. All agreements, representations and warranties made herein and in every other Financing Document shall survive the execution and delivery of this Agreement and the other Financing Documents and the other Financing Documents. The provisions of Section 2.8 and Articles 11 and 12 shall survive the payment of the Obligations (both with respect to any Lender and all Lenders collectively) and any termination of this Agreement and any judgment with respect to any Obligations, including any final foreclosure judgment with respect to any Security Document, and no unpaid or unperformed, current or future, Obligations will merge into any such judgment.

Section 12.2       No Waivers. No failure or delay by Agent or any Lender in exercising any right, power or privilege under any Financing Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by law. Any reference in any Financing Document to the “continuing” nature of any Event of Default shall not be construed as establishing or otherwise indicating that any Borrower or any other Credit Party has the independent right to cure any such Event of Default, but is rather presented merely for convenience should such Event of Default be waived in accordance with the terms of the applicable Financing Documents.

Section 12.3       Notices.

(a)       All notices, requests and other communications to any party hereunder shall be in writing (including prepaid overnight courier, facsimile transmission or similar writing) and shall be given to such party at its address, facsimile number or e-mail address set forth on the signature pages hereof (or, in the case of any such Lender who becomes a Lender after the date hereof, in an assignment agreement or in a notice delivered to Borrower Representative and Agent by the assignee Lender forthwith upon such assignment) or at such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to Agent and Borrower Representative; provided, however, that notices, requests or other communications shall be permitted by electronic means only in accordance with the provisions of clause (b) and clause (c). Each such notice, request or other communication shall be effective (i) if given by facsimile, when such notice is transmitted to the facsimile number specified by this Section and the sender receives a confirmation of transmission from the sending facsimile machine, or (ii) if given by mail, prepaid overnight courier or any other means, when received or when receipt is refused at the applicable address specified by this clause (a).

(b)       Notices and other communications to the parties hereto may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved from time to time by Agent, provided, however, that the foregoing shall not apply to notices sent directly to any Lender if such Lender has notified the Agent that it is incapable of receiving notices by electronic communication. The Agent or Borrower Representative may, in their discretion, agree to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by it, provided, however, that approval of such procedures may be limited to particular notices or communications.

(c)       Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor, provided, however, that if any such notice or other communication is not sent or posted during normal business hours, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day.

Section 12.4       Severability. In case any provision of or obligation under this Agreement or any other Financing Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 12.5       Headings. Headings and captions used in the Financing Documents (including the Exhibits, Schedules and Annexes hereto and thereto) are included for convenience of reference only and shall not be given any substantive effect.

Section 12.6       Confidentiality.

(a)        Each Credit Party agrees (i) not to transmit or disclose provisions of any Financing Document to any Person (other than to such Credit Parties’ auditors, advisors, directors and officers on a need-to-know basis or as otherwise may be required by Law) without Agent’s prior written consent, and (ii) to inform all Persons of the confidential nature of the Financing Documents and to direct them not to disclose the same to any other Person and to require each of them to be bound by these provisions.

(b)        Agent and each Lender shall hold all non-public information regarding the Credit Parties and their respective businesses identified as such by Borrowers and obtained by Agent or any Lender pursuant to the requirements hereof confidential in accordance with such Person’s customary procedures for handling information of such nature, except that disclosure of such information may be made (i) to their respective agents, employees, Subsidiaries, Affiliates, attorneys, auditors, professional consultants, rating agencies, insurance industry associations and portfolio management services, (ii) to prospective transferees or purchasers of any interest in the Loans, the Agent or a Lender, provided, however, that any such Persons are bound by obligations of confidentiality, (iii) as required by Law, subpoena, judicial order or similar order and in connection with any litigation, (iv) as may be required in connection with the examination, audit or similar investigation of such Person, and (v) to a Person that is a trustee, investment advisor or investment manager, collateral manager, servicer, noteholder or secured party in a Securitization (as hereinafter defined) in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization. For the purposes of this Section, “Securitization” shall mean (A) the pledge of the Loans as collateral security for loans to a Lender, or (B) a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in part, by the Loans. Confidential information shall include only such information identified as such at the time provided to Agent and shall not include information that either: (y) is in the public domain, or becomes part of the public domain after disclosure to such Person through no fault of such Person, or (z) is disclosed to such Person by a Person other than a Credit Party, provided, however, Agent does not have actual knowledge that such Person is prohibited from disclosing such information. The obligations of Agent and Lenders under this Section 12.6 shall supersede and replace the obligations of Agent and Lenders under any confidentiality agreement in respect of this financing executed and delivered by Agent or any Lender prior to the date hereof.

Section 12.7       Waiver of Consequential and Other Damages. To the fullest extent permitted by applicable Law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Financing Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Financing Documents or the transactions contemplated hereby or thereby.

Section 12.8       GOVERNING LAW; SUBMISSION TO JURISDICTION.

(a)        THIS AGREEMENT, EACH NOTE AND EACH OTHER FINANCING DOCUMENT, AND ALL DISPUTES AND OTHER MATTERS RELATING HERETO OR THERETO OR ARISING THEREFROM (WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE), SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

(b)        EACH Credit Party HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN NEW YORK COUNTY AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER FINANCING DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. EACH Credit Party EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. EACH Credit Party HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH Credit Party BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH Credit Party AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN DAYS AFTER THE SAME HAS BEEN POSTED.

(c)        Each Credit Party, Agent and each Lender agree that each Loan (including those made on the Closing Date) shall be deemed to be made in, and the transactions contemplated hereunder and in any other Financing Document shall be deemed to have been performed in, the State of New York.

Section 12.9       WAIVER OF JURY TRIAL. EACH OF EACH Credit Party, AGENT AND EACH LENDER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE FINANCING DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH Credit Party, AGENT AND EACH LENDER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH Credit Party, AGENT AND EACH LENDER WARRANTS AND REPRESENTS THAT IT HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

Section 12.10   Publication; Advertisement.

(a)        Publication. No Credit Party will directly or indirectly publish, disclose or otherwise use in any public disclosure, advertising material, promotional material, press release or interview, any reference to the name, logo or any trademark of MCF or any of its Affiliates or any reference to this Agreement or the financing evidenced hereby, in any case except (i) as required by Law, subpoena or judicial or similar order, in which case the applicable Credit Party shall give Agent prior written notice of such publication or other disclosure, or (ii) with MCF’s prior written consent.

(b)        Advertisement. Each Lender and each Credit Party hereby authorizes MCF to publish the name of such Lender and Credit Party, the existence of the financing arrangements referenced under this Agreement, the primary purpose and/or structure of those arrangements, the amount of credit extended under each facility, the title and role of each party to this Agreement, and the total amount of the financing evidenced hereby in any “tombstone”, comparable advertisement or press release which MCF elects to submit for publication, which, in the case of a press release, will be subject to the approval of Parent, not to be unreasonably withheld. In addition, each Lender and each Credit Party agrees that MCF may provide lending industry trade organizations with information necessary and customary for inclusion in league table measurements after the Closing Date.

Section 12.11   Counterparts; Integration. This Agreement and the other Financing Documents may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures by facsimile or by electronic mail delivery of an electronic version of any executed signature page shall bind the parties hereto. This Agreement and the other Financing Documents constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. To the extent permitted by applicable law, the words “executed”, “execution,” “signed,” “signature,” and words of like import in this Agreement and any Financing Documents shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law.

Section 12.12   No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 12.13   Lender Approvals. Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of Agent or Lenders with respect to any matter that is the subject of this Agreement, the other Financing Documents may be granted or withheld by Agent and Lenders in their sole and absolute discretion and credit judgment.

Section 12.14   Expenses; Indemnity.

(a)      Each Credit Party hereby agrees to promptly pay (i) all reasonable and out-of-pocket costs and expenses of Agent (including, without limitation, the reasonable fees, costs and expenses of counsel to, and independent appraisers and consultants retained by Agent) in connection with the examination, review, due diligence investigation, documentation, negotiation, and closing of the transactions contemplated by the Financing Documents, in connection with the performance by Agent of its rights and remedies under the Financing Documents and in connection with the continued administration of the Financing Documents including (A) any amendments, modifications, consents and waivers to and/or under any and all Financing Documents, and (B) any periodic public record searches conducted by or at the request of Agent (including, without limitation, title investigations, UCC searches, fixture filing searches, judgment, pending litigation and tax lien searches and searches of applicable corporate, limited liability, partnership and related records concerning the continued existence, organization and good standing of certain Persons); (ii) without limitation of the preceding clause (i), all reasonable and out-of-pocket costs and expenses of Agent in connection with the creation, perfection and maintenance of Liens pursuant to the Financing Documents; (iii) without limitation of the preceding clause (i), all reasonable and out-of-pocket costs and expenses of Agent in connection with (A) protecting, storing, insuring, handling, maintaining or selling any Collateral, (B) any litigation, dispute, suit or proceeding relating to any Financing Document, and (C) any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all of the Financing Documents; (iv) without limitation of the preceding clause (i), all costs and expenses of Agent in connection with Agent’s reservation of funds in anticipation of the funding of the initial Loans to be made hereunder; and (v) all costs and expenses incurred by Lenders in connection with any litigation, dispute, suit or proceeding relating to any Financing Document and in connection with any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all Financing Documents, whether or not Agent or Lenders are a party thereto. If Agent or any Lender uses in-house counsel for any of these purposes, Borrowers further agree that the Obligations include reasonable charges for such work commensurate with the fees that would otherwise be charged by outside legal counsel selected by Agent or such Lender for the work performed.

(b)      Each Credit Party hereby agrees to indemnify, pay and hold harmless Agent and Lenders and the officers, directors, employees, trustees, agents, investment advisors and investment managers, collateral managers, servicers, and counsel of Agent and Lenders (collectively called the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of outside counsel for such Indemnitee) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnitee shall be designated a party thereto and including any such proceeding initiated by or on behalf of a Credit Party, which may be imposed on, incurred by or asserted against such Indemnitee as a result of or in connection with the transactions contemplated hereby or by the other Financing Documents (including (i)(A) as a direct or indirect result of the presence on or under, or escape, seepage, leakage, spillage, discharge, emission or release from, any property now or previously owned, leased or operated by any Credit Party, any Subsidiary or any other Person of any Hazardous Materials, (B) arising out of or relating to the offsite disposal of any materials generated or present on any such property, or (C) arising out of or resulting from the environmental condition of any such property or the applicability of any governmental requirements relating to Hazardous Materials, whether or not occasioned wholly or in part by any condition, accident or event caused by any act or omission of any Credit Party or any Subsidiary and (ii) proposed and actual extensions of credit under this Agreement) and the use or intended use of the proceeds of the Loans, except that the Credit Parties shall have no obligation hereunder to an Indemnitee with respect to (A) any such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements resulting from the gross negligence or willful misconduct of such Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction, (B) litigation solely between a Credit Party or Credit Parties, on the one hand, and the Agent, or the Lenders, on the other hand, in connection with this Agreement or the other Financing Documents or in any way relating to the transactions contemplated hereby or thereby if, after final non-appealable judgment, such Credit Party or Credit Parties is/are the prevailing party or parties in such litigation and (C) litigation among the Lenders, or between any of the Indemnitees in connection with this Agreement, the Financing Documents, or in any way relating to the transactions contemplated hereby or thereby that is not based on action or inaction of a Credit Party or one of its Affiliates. To the extent that the undertaking set forth in the immediately preceding sentence may be unenforceable, the Credit Parties shall contribute the maximum portion which it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all such indemnified liabilities incurred by the Indemnitees or any of them. This Section 12.14(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. If any proceeding shall be instituted involving any Indemnitee, in respect of which indemnity may be sought against the Credit Parties, such Indemnitee shall promptly notify the Borrower Representative in writing if not prohibited by applicable Law.

(c)      Notwithstanding any contrary provision in this Agreement, the obligations of the Credit Parties under this Section 12.14 shall survive the payment in full of the Obligations and the termination of this Agreement. NO INDEMNITEE SHALL BE RESPONSIBLE OR LIABLE TO ANY CREDIT PARTY OR TO ANY OTHER PARTY TO ANY FINANCING DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

Section 12.15   Confession of Judgment. UPON THE OCCURRENCE OF AN EVENT OF DEFAULT, EACH Credit Party AUTHORIZES ANY ATTORNEY ADMITTED TO PRACTICE BEFORE ANY COURT OF RECORD IN THE UNITED STATES OR THE CLERK OF SUCH COURT TO APPEAR ON BEHALF OF SUCH Credit Party IN ANY COURT IN ONE OR MORE PROCEEDINGS, OR BEFORE ANY CLERK THEREOF OR PROTHONOTARY OR OTHER COURT OFFICIAL, AND TO CONFESS JUDGMENT AGAINST the Borrowers and other Credit Parties IN FAVOR OF AGENT (FOR THE BENEFIT OF ALL LENDERS) IN THE FULL AMOUNT DUE ON THIS AGREEMENT (INCLUDING PRINCIPAL, ACCRUED INTEREST AND ANY AND ALL CHARGES, FEES AND COSTS) PLUS ATTORNEYS’ FEES EQUAL TO FIFTEEN PERCENT OF THE AMOUNT DUE (EXCEPT THAT AGENT SHALL NOT SEEK TO COLLECT AN AMOUNT IN EXCESS OF ITS ACTUAL ATTORNEYS’ FEES), PLUS COURT COSTS, ALL WITHOUT PRIOR NOTICE OR OPPORTUNITY OF SUCH Credit Parties FOR PRIOR HEARING. EACH CrediT Party AGREES AND CONSENTS THAT VENUE AND JURISDICTION SHALL BE PROPER IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK. THE AUTHORITY AND POWER TO APPEAR FOR AND ENTER JUDGMENT AGAINST A Credit Party SHALL NOT BE EXHAUSTED BY ONE OR MORE EXERCISES THEREOF, OR BY ANY IMPERFECT EXERCISE THEREOF, AND SHALL NOT BE EXTINGUISHED BY ANY JUDGMENT ENTERED PURSUANT THERETO; SUCH AUTHORITY AND POWER MAY BE EXERCISED ON ONE OR MORE OCCASIONS FROM TIME TO TIME, IN THE SAME OR DIFFERENT JURISDICTIONS, AS OFTEN AS AGENT SHALL DEEM NECESSARY, CONVENIENT, OR PROPER.

Section 12.16   Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition or other proceeding be filed by or against any Credit Party for liquidation or reorganization, should any Credit Party become insolvent or make an assignment for the benefit of any creditor or creditors or should an interim receiver, receiver, receiver and manager or trustee be appointed for all or any significant part of any Credit Party’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable Law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a fraudulent preference reviewable transaction or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

Section 12.17   Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrowers and Agent and each Lender and their respective successors and permitted assigns.

Section 12.18   USA PATRIOT Act. Agent (for itself and not on behalf of any Lender) and each Lender hereby notifies the Credit Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record certain information and documentation that identifies the Credit Parties, which information includes the name and address of the Credit Parties and such other information that will allow Agent or such Lender, as applicable, to identify the Credit Parties in accordance with the USA PATRIOT Act.

Section 12.19   Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Financing Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Financing Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)        the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)       the effects of any Bail-In Action on any such liability, including, if applicable:

(i)        a reduction in full or in part or cancellation of any such liability;

(ii)       a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Financing Document; or

(iii)      the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 12.20   ERISA Matters. Each Lender represents and warrants to the Agent, the Credit Parties and their Affiliates, that such Lender is not and will not be (i) an employee benefit plan subject to Title I of ERISA; (ii) a plan or account subject to Section 4975 of the Code; (iii) an entity deemed to hold “plan assets” of any such plans or accounts for the purposes of ERISA or the Code that is using “plan assets” of any such plans or accounts to fund or hold Loans or perform its obligations under this Agreement; or (iv) a “governmental plan” within the meaning of ERISA.

[SIGNATURES APPEAR ON FOLLOWING PAGE(S)]

IN WITNESS WHEREOF, intending to be legally bound, and intending that this Agreement constitute an agreement executed under seal, each of the parties have caused this Agreement to be executed under seal the day and year first above mentioned.

BORROWERS:	CHICKEN SOUP FOR THE SOUL ENTERTAINMENT INC.
A SHARP INC.
CRACKLE PLUS, LLC
CSS AVOD INC.
HALCYON TELEVISION, LLC
Landmark Studio Group LLC
PIVOTSHARE, INC.
POWERSLAM, LLC
SCREEN MEDIA VENTURES, LLC

	By:	/s/ William J. Rouhana, Jr.
Name: William J. Rouhana, Jr.
Title: CEO

Address:

132 E Putnam Ave
Cos Cob, Connecticut 06807
Attn: William J. Rouhana, Jr.
E-Mail: wrouhana@chickensoupforthesoul.com

[Signature Page to Credit, Security and Guaranty Agreement]

AGENT:	MIDCAP FINANCIAL TRUST

	By:	Apollo Capital Management, L.P., its Investment Manager

	By:	Apollo Capital Management GP, LLC, its General Partner

	By:	/s/ Maurice Amsellem
Name: Maurice Amsellem
Title: Authorized Signatory

Address:

c/o MidCap Financial Services, LLC, as servicer
7255 Woodmont Avenue, Suite 300
Bethesda, Maryland 20814
Attn: Account Manager for Chicken Soup transaction
Facsimile: 301-941-1450

Copying, for notice purposes only:

c/o MidCap Financial Services, LLC, as servicer
7255 Woodmont Avenue, Suite 300
Bethesda, Maryland 20814
Attn: General Counsel
Facsimile: 301-941-1450

Payment Account Designation

SunTrust Bank
25 Park Place, Atlanta, GA 30303
ABA #: 061000104
Account Name: MIDCAP FINANCIAL TRUST
Account #: 1000113400435
Account Beneficiary: Chicken Soup for the Soul Entertainment, Inc.
Bank (International SWIFT BIC): SNTRUS3A

[Signature Page to Credit, Security and Guaranty Agreement]

LENDER:	MIDCAP FINANCIAL TRUST

	By:	Apollo Capital Management, L.P., its Investment Manager

	By:	Apollo Capital Management GP, LLC, its General Partner

	By:	/s/ Maurice Amsellem
Name: Maurice Amsellem
Title: Authorized Signatory

Address:

c/o MidCap Financial Services, LLC, as servicer
7255 Woodmont Avenue, Suite 300
Bethesda, Maryland 20814
Attn: Account Manager for Chicken Soup transaction
Facsimile: 301-941-1450

[Signature Page to Credit, Security and Guaranty Agreement]

Annex A

Commitment Annex

MidCap Financial Trust: $20,000,000